As filed with the Securities and Exchange Commission on November 9, 2023

Registration No. 333-272817

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________

Unifoil Holdings, Inc.

(Exact name of registrant as specified in its charter)

____________________

Nevada	2670	22-2339463
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12 Daniel Road East
Fairfield, New Jersey 07004
(973) 244-9900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Joseph Funicelli

Chairman, Chief Executive Officer and President

Unifoil Holdings, Inc.

12 Daniel Road East

Fairfield, New Jersey 07004

Tel.: (973) 244-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_____________________________

With copies to:

Andrea Cataneo, Esq. Gabriel Miranda, Esq. Mitchell Silberberg & Knupp LLP 437 Madison Ave., 25th Floor New York, New York 10022 Tel.: (212) 509-7239	Spencer G. Feldman, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel.: (212) 451-2300

_____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus. A prospectus to be used for the initial public offering of 3,000,000(1) shares of common stock of the registrant (the “Public Offering Prospectus”), with such shares being sold in an underwritten offering through the underwriters named on the cover page of the Public Offering Prospectus.

•        Resale Prospectus. A prospectus to be used for the resale by the selling shareholders set forth therein of 215,154 shares of common stock, consisting of (i) 181,820 shares issuable upon conversion of convertible notes (the “Convertible Notes”), and which Convertible Notes automatically convert into common stock upon the effectiveness of this Registration Statement as set forth in the resale prospectus set forth herein (the “Resale Prospectus”) and (ii) 33,334 shares issued to the Company’s legal counsel, which shares were issued as partial consideration for legal services provided to us in connection with this offering.

The Resale Prospectus is substantially identical to the Public Offering Prospectus, except for the following principal points:

•        they contain different outside and inside front cover and back cover pages;

•        they contain different Offering sections in the Prospectus Summary section beginning on page Alt-1;

•        they contain different Use of Proceeds sections on page Alt-2;

•        a Selling Shareholders section is included in the Resale Prospectus;

•        a Selling Shareholders Plan of Distribution is included in the Resale Prospectus in lieu of the “Underwriting” section in the Public Offering Prospectus; and

•        the Legal Matters section in the Resale Prospectus on page Alt-6 deletes the reference to counsel for the underwriters.

The registrant has included in this Registration Statement a set of alternate pages after the back cover page of the Public Offering Prospectus (the “Alternate Pages”) to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the initial public offering by the registrant. The Resale Prospectus will be substantially identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholders. Consummation of the offering made by the Resale Prospectus is conditioned on consummation of the initial public offering of shares of common stock by the registrant pursuant to the Public Offering Prospectus.

____________

(1)      Assumes the underwriters’ over-allotment option has not been exercised.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated November 9, 2023

3,000,000 Shares of Common Stock

Unifoil Holdings, Inc.

This is the initial public offering of common stock of Unifoil Holdings, Inc. We are offering 3,000,000 shares of our common stock. We currently expect the initial public offering price will be between $4.00 and $6.00 per share.

Prior to this offering, no public market has existed for our common stock. We have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate this offering and will terminate the offering.

Concurrently with this offering, we are registering for resale by the selling shareholders an aggregate of 215,154 shares of common stock. Upon the effectiveness of the registration statement of which this prospectus forms a part, the convertible notes will automatically convert into common stock at a conversion price of $2.75 per share. The selling shareholders have represented to us that they will not offer or sell their shares prior to the closing of this offering. Sales of these shares, or the potential of such sales, may have an adverse effect on the market price of the shares offered hereby.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 13 of this prospectus.

	Per share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$

____________

(1)      In addition, we have agreed to pay to the underwriters a 1% non-accountable expense allowance and reimburse certain of their accountable out-of-pocket expenses and to sell to the representative of the underwriters warrants to purchase up to 241,500 shares of common stock. See “Underwriting” beginning on page 78 for a description of the compensation payable to the underwriters.

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of this prospectus, to purchase up to 450,000 additional shares of our common stock, solely to cover over-allotments, if any, at the public offering price less underwriting discounts and commissions. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable will be $_____, and the total proceeds, before expenses, to us will be $_____.

We are an “emerging growth company” and a “smaller reporting company,” as defined under U.S. federal securities laws and, as such, are eligible and have elected to comply with certain reduced public company reporting requirements for this prospectus and for future filings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about ________, 2023.

BOUSTEAD SECURITIES, LLC	SUTTER SECURITIES, INC.

The date of this prospectus is ________, 2023.

inspired substrates
UNIFOIL®

SUSTAINABLE FORESTRY INITIATIVE

PEFC™
PEFC/29-31-180
www.pefc.org

FSC

recyclable
passes WMU standard
www.wmich.edu/pilotplants

COMMITMENT TO SUSTAINABILITY

We provide the most environmentally sound option for metallized product packaging. Unifoil is proud to have been awarded chain-of-custody certifications from the Forest Stewardship Council (FSC), the Sustainable Forestry Initiative (SFI) & the Program for the Endorsement of Forest Certification (PEFC). UniLustre is also certified as Recyclable by Western Michigan University, US and TU Darmstadt University of Germany.

13
inspired substrates
UNIFOIL

i

About this Prospectus

You should rely only on the information contained in this prospectus and in any free writing prospectus. Neither we nor the underwriters have authorized anyone to provide you with information different from that contained in this prospectus. We and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Market and Industry Data

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us upon reviewing such data and our knowledge of such industry and markets which we believe to be reasonable. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Information Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

ii

PROSPECTUS SUMMARY

This prospectus summary highlights certain information contained elsewhere in this prospectus. As this is a summary, it does not contain all of the information that you should consider in making an investment decision. You should read the entire prospectus carefully, including the information under the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto included in this prospectus, before investing. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Information Regarding Forward-Looking Statements.” Unless the context otherwise requires, we use the terms “Unifoil,” the “Company,” “we,” “us” and “our” in this prospectus to refer to Unifoil Holdings, Inc., its wholly-owned subsidiary, Unifoil Corporation, and Unifoil Corporation’s wholly-owned subsidiary, Unifoil E.U., LLC.

Overview

We develop, design, manufacture and sell value-added paper and paperboard products for consumer goods packaging that are plastic free and 100% recyclable. Using our proprietary processing technology, we metalize paper without any lamination or film resulting in a custom product with a reflective metallic look or holographic eye-catching design. We believe that our UniLustre® metallizing product line is the only technology currently available to decorate paperboard without the need for an additional plastic substrate. This environmentally friendly process, as compared to traditional decorating methods such as laminating, hot stamping or cold foiling, permits customers and end-users to recycle our paperboard with normal paper waste. We believe we are uniquely positioned with our manufacturing facilities in New Jersey, which serves our markets in the United States, Mexico and Canada, and Poland, which covers the European packaging market, to capitalize on the need for environmentally compliant decorated packaging in consumer product markets.

Our products can be utilized to produce a wide variety of packaging that is primarily used for toothpaste, beverage, cosmetic, blister and personal care packaging and extensively in gaming markets for playing cards and lottery tickets. We have provided end-user brand support, through our design and packaging, to leading consumer brands such as Anheuser-Busch, Procter & Gamble, Colgate-Palmolive, Unilever, Church and Dwight, GSK plc, Revlon, Scientific Games, British American Tobacco, R.J. Reynolds Tobacco and other Fortune 500 companies. For the past three years, our UniLustre sales have grown year-over-year, excluding growth from our recent Poland facility acquisition in July 2021, and we have been profitable. We have been in the printing and packaging business for more than 50 years.

Traditionally, decorated products have been laminates of either film and/or paperboard. The film carries the decoration, and the substrate provides the structure to these decorated products. This gives the final package the visual impact we see in today’s marketplace and creates product differentiation. Laminates of this sort are not recyclable, however, which has become a major issue both domestically and abroad. To address that problem, we developed and branded a process that allows our products to not only be 100% recyclable but also improves the visual clarity compared to traditional laminates. We call these products UniLustre® and Holographic UniLustre®. UniLustre products are manufactured with our proprietary technology that renders the final product “film free” and 100% recyclable. This decoration is not only plastic free but uses no chemicals because we only process with water-based additives. We use a vapor deposition of aluminum to achieve the reflection that is seen on our products. Most consumer product companies have committed to converting to recyclable packaging over time, and we believe UniLustre is a compelling option for these companies.

Our products are available in virtually any color and any finish and can be manufactured on substrates ranging from 25 lb. paper/3 mil plastic to 38-point paperboard. We can apply our products to paper, board, plastics or film and can pressure sensitize any product we make. Our customers can select from precision-slit rolls, optically registered sheets or pressure sensitive formats with our branding packages. Our large format capabilities produce rolls of paper up to 72 inches in diameter and 72 inches in width. For these large rolls of paper, we either split the large rolls into narrower rolls or cut the large rolls into sheets for shipment to the customer. Generally, we sell our products to printers and folding carton producers who print our paperboard and form the printed paperboard into folding cartons that will get filled with the product for sale to the consumer. For example, we produce the paperboard that is used for manufacturing the Colgate-Palmolive and Procter & Gamble toothpaste packages.

We are dedicated to minimizing environmental impact, not only during our production, but also throughout our customers’ production, usage and manufacturing cycles as the world continues to respond to sustainability initiatives. We have a history of being environmentally conscious. Our metallized substrates are certified by all the chain of custody agencies, including the Forest Stewardship Council, the Sustainable Forestry Initiative, and the Programme for the Endorsement of Forest Certification. Our UniLustre substrates have been certified by Western Michigan University, which is the industry accepted standard accreditation for recyclable products. Both of our manufacturing facilities are certified by the International Organization for Standardization (ISO).

Since we developed UniLustre in 1995, it has provided the marketplace with an alternative to film and foil laminations and is also 100% recyclable. As end-users have become more environmentally conscious and focused on environmental, social and governance (“ESG”) initiatives over the years, UniLustre has become more popular. We have since scaled production so that UniLustre maintains its same standard of sustainability while also maintaining approximately the same cost as many other currently existing packaging materials. Currently, 65% of our business is generated by our sales of UniLustre. Sustainability and ESG, especially in Europe, are in high demand, and we responded to the market by acquiring a printing facility in Poland in July 2021 to satisfy the demand in Europe for sustainable alternatives to film and foil laminations. We incorporated our wholly-owned subsidiary, Unifoil E.U., LLC, in June 2021 to acquire the Poland facility.

We strive to give our customers, which are primarily packaging and printing companies, and in turn, the end-user retailers, the highest levels of customer service by providing high quality products in a timely and cost-effective manner. We operate our business strategically and with broad flexibility to provide both our large and small customers with a wide spectrum of products that they need to successfully run and grow their businesses. We develop custom formulations and respond to market needs with innovative and environmentally friendly solutions.

We work side by side with our customers and frequently, the end-users, to respond to their unique needs and specifications and also help to simulate conditions to predict how our products will perform under real-world manufacturing conditions. It is our intention to provide our customers with packaging that sets them apart from their competition, and, to that end, we collaborate with each of our customers to develop the best options and solutions that are at our disposal without impacting the product differentiation desired for marketing. Our more than 50 years of expertise in commercial printing services, applying highly aesthetic, specialty finishes on paper and plastic substrates, enables us to transform ordinary printing and packaging into an attractive visual experience, making our customers’ products to stand out and show at their best.

Our Business and Growth Strategy

The principal elements of our business and growth strategy are as follows:

Enhance Our Sustainability Initiatives.    Our principal business objective is to enhance our sustainability initiatives with UniLustre® and UltraLustre products and meet the market’s demand for sustainable and environmentally friendly products. We believe that the sustainable characteristics of our products provide us with an opportunity to expand our long-term customer relationships and presence in key markets with current demand trends towards sustainability. In particular, UniLustre, our premium recyclable decorated substrate, is poised for growth with worldwide focus on ESG. We have already successfully converted a portion of our business from laminated products to UniLustre recyclable products. This has allowed us to expand our reach with our new Poland facility, and our global customers are now sourcing their needs from both of our facilities in New Jersey and Poland. We have been experiencing high levels of demand, currently operating with a four to six week backlog of orders, and during 2023 we had an increase in demand in both the United States and Europe for our UniLustre® product line.

Invest in Our Manufacturing Technology.    We believe that within our key markets we have the most comprehensive product line of any major competitor and have a leading position in many of our key products. We expect to achieve long-term growth rates by leveraging our product line, strong product development capabilities and national, and international, geographic presence. An important part of our strategy is to continue making investments in new manufacturing technology in order to upgrade product capabilities, increase capacity lines, improve productivity and reduce overall product cost. Strategic acquisitions and upgrades to our current facilities will continue to be an important complement to our internal growth strategy. From the net proceeds of this offering, we intend to invest approximately $4.5 million into expanding our facilities by adding additional lines of operation.

Accelerate the Marketing of Our Products Globally.    Part of our strategy is to fully leverage the global demand for sustainable, recyclable packaging material by accelerating the marketing of our UniLustre products on a global scale. Currently, Europe is leading the United States with environmental requirements for packaging, but the United States is not too far behind. Many of our customers are multinational and have global needs. We installed additional capacity lines in our New Jersey facility in the second quarter of 2023 and we are planning to expand our Poland facility capabilities in the fourth quarter of 2023.

Expand Our Holographic Film Capabilities In-House.    We also have plans to integrate holographic film embossing in the United States as this process is currently outsourced to other specialized firms. Holographic film embossing is more labor and capital intensive than our other products, so contracting this out to a third party has been the most economically efficient way to produce it. We believe bringing this process in-house will increase our profit margins, help us to respond quickly to market demands and help control our supply of holographic materials.

Continue to Build Strategic Alliances for Production and Marketing.    We intend to build our strategic alliances with printers, end-users and vertically-integrated converters into definitive collaborative business relationships as we continue to scale our business.

The Consumer Packaging Industry

On a global scale, the packaging industry is an economic generator. In a report from The Smithers Group, a global market leader in producing packaging industry reports, entitled “The Future of Global Packaging to 2024” (pub. December 2019), demand for the world packaging industry will reach $1.05 trillion by 2024 with a compound annual growth rate of 2.8%. Asia is the largest market of world packaging consumption, followed by North America and Western Europe. Consumer trends and industry trends for packaging drive this growth rate according to the report.

The United States is one of the fastest-growing packaging markets. Large packaging companies drive investments for innovation and research and development activities in the country in order to provide unique solutions for many packaging challenges. The differential growth across materials and formats drive the fundamental shifts in the packaging industry. In the United States, these differentials are a by-product of the changing consumer behaviors and product innovation within the market.

Packaging solutions are used across various industries, such as food and beverage, cosmetics and healthcare. Packaging has gained significant traction in different industries due to its advantages, such as long shelf-life and durability. Packaging is an all-encompassing industry term for the technology and design work going into protecting or enclosing every sort of product destined for storage, shipping and sales. Packaging also takes in the product manufacturer’s marketing efforts. For consumer product companies, the way they package their products signifies their brand. We believe consumer product companies view the aesthetic qualities of their packaging as an essential part of their marketing.

Every industry has megatrends and overall changes in the marketplace that affect manufacturers’ product placement and presentation. More and more brands are beginning to target niche markets with their packaging. Personalized packaging was a top packaging trend in 2022 as it allowed individuals to identify with a brand’s product.

Our Packaging Products

We offer a wide selection of high-quality, cost effective packaging products. Decorated substrates include paper, paperboard, synthetic papers and plastic. In addition to metallic silver, we are a leading producer of holographic patterns both standard and custom and the leader in registered holographic and registered fresnel lens finishes. We work in close collaboration with our customers and end-users to develop products to meet their unique individual business needs. The major categories of our products include:

UniLustre® products are our proprietary paper and board substrate that delivers visual impact of foil and film laminates with none of the environmental or production challenges. UniLustre lets designers and packaging specifiers create the impactful, dynamic designs that grab consumers’ attention. From a production standpoint, UniLustre prints, scores and folds as easily as paper. UniLustre papers and boards are ideal for cosmetic, personal care, beverage, confection and retail goods packaging due to its leak-proof capabilities. UniLustre is also water-based, as it is manufactured without any chemicals. We believe this product makes point-of-purchase and specialty printing more attractive than other materials on the market.

UniLustre is non-laminated, film-free, solvent-free and recyclable. UniLustre can also be made from post-consumer waste. We believe it satisfies sustainability initiatives of consumer product companies as the materials contribute to source reduction, use less energy and fewer materials and, compared with other packaging products, are less expensive to ship and can significantly reduce a company’s carbon footprint.

UniLustre products are available in metallic silver, stock and custom holographic patterns and with advanced holographic security options. UniLustre can be applied selectively to the substrate through our proprietary process. We can also add color and embossing to design options creating a large array of options for our customers. Additionally, UniLustre can be applied to a variety of paperboard substrates so it is optimal for packaging, cards, POS, signage and displays.

UniLustre accounted for approximately 59.2% and 64.1% of our sales in 2021 and 2022, respectively. No other single product has accounted for more than 10% of our sales during any of these prior periods.

Unilustre® Process

Unilustre Silver 12 Pt SBS

STEP 1
Raw (3 components)

FINAL COMPLETION
"Film and Plastic Free"
Finished

Film
Water-based Adhesive
Board
STEP 2
Lamination and Curing
Clear Film 100% Recycled
Finished Film Free Product
Fully Recyclable

- 12 pt paperboard
  basis weight 48.33#/msf
- Modified Acrylic Adhesive
  basis weight 0.4#/msf
- Aluminium Metal Deposition
  200-400 angstoms
- Acrylic Coating
  basis weight 0.22#/msf
- Clear Polyester Film
  48 gauge
  basis weight 3.5#/msf

UltraLustre® products are our proprietary, 100% recyclable, plastic or synthetic substrates that allow us to decorate holographic images directly onto a plastic substrate (such as a plastic cut). The ensuing product is as recyclable as the plastic substrate itself. UltraLustre is ideal to use in in-mold label applications as it obviates the need for adhesive labels, and the absence of lamination alleviates any possibility of curling or wrinkling. We do not believe that any other company has a product equivalent to ours, nor do we believe there is another product that can match UltraLustre’s ability because our product delivers the visual impact of foil and film laminates without the environmental and production challenges. The absence of lamination allows for recycling of the final product and for regrinding of manufacturing rejects. UltraLustre provides designers and packaging specifiers the ability to take their ideas to the next level, and we believe it delivers a true on-shelf marketing advantage.

UltraLustre products are available in metallic silver, stock and custom holographic patterns and with advanced holographic security options. UltraLustre can be applied selectively to the substrate through our proprietary process. We can also add color and embossing to design options creating a large array of options for our customers. These products differ from UniLustre as they are used for synthetic papers and plastic.

Recyclable UltraLustre® products are designed to satisfy the sustainability initiatives of consumer product companies. Recyclable UltraLustre is non-laminated, film-free and compatible with recyclable and regrindable in-mold labeling and in-mold decorating applications. The primary uses for Recyclable UltraLustre are injection molded and blow molded applications. UltraLustre materials contribute to source reduction, use less energy and fewer materials than other packaging products, cost less to ship and can significantly reduce a company’s carbon footprint. UltraLustre, like all of our products, can be used on a variety of substrates between 2- to 36-gauge thicknesses, making it ideal for cups, blow molded containers, transaction cards, tubes, food packaging, signage and displays.

Unifilm®, our traditional film-based product, is available in virtually any color and finish and can be manufactured on substrates ranging from 25 lb. paper/3 mil plastic to 38-point board or plastic and other specialty substrates. Unifilm can be applied to paper, board, plastics or film and pressure sensitizes any product that we make. Unifilm is available in precision-slit rolls, optically registered sheets or pressure sensitive formats.

Uniblock™ provides a solution for printed applications where opacity is paramount. Uniblock is a proprietary, black adhesive compound that seals layers together and eliminates light passing through. Uniblock is ideal for applications such as playing cards, pressure sensitive window signage and opaque barriers.

All of our holographic raw materials are procured from outside suppliers. However, we have capital projects and personnel in place to expand our capabilities by integrating the embossing of holographic films process in-house. The embossing process is expensive to outsource, and it is our intention to manufacture it ourselves, which will add significant margin to our existing business and offer additional reach into emerging opportunities.

Our holographic prints deliver a detailed level of depth and movement in packaging, point-of-purchase displays, shelf signage and other specialty print applications. Our holographic prints can also deliver security and authentication protection for advanced security applications. Our custom holographic patterns are available on all of our UniLustre, UltraLustre and Unifilm products.

Our Sales, Marketing, Customers and End-Users

We employ salespeople in New Jersey, Pennsylvania and Massachusetts, as well as internationally, in Poland and the United Kingdom. Currently, we have five dedicated salespeople. We sell roughly 10% of our products through brokers. We launched our website and digital marketing campaign in the fourth quarter of 2022. Our sales and marketing strategy encompasses two parallel paths. Ideally, we sell to who we consider to be the end-user — for example, Procter & Gamble. We also market our product to “end-users” like Procter & Gamble, such that if we are successful, they will specify our product for their contracted printers.

We offer pricing to the end-user, which can help our customers eliminate the negotiation and potential markup from a printer. Our aim is to have end-users request our product from their contracted printers. We also sell directly to printers for accounts that they have secured. Regardless of how we market, we always ship directly to and invoice the printer. We do not have formal written agreements with our customers or end-users, except for our memorandum of agreement with PaperWorks Industries, Inc. All other orders are repeat jobs governed by the sales acknowledgment we send to every customer in response to their purchase orders on an individual job basis. Specifically, customers provide us the purchase order and, for every order, we return our sales acknowledgment, which confirms the order’s quantity, price, shipping date and description of product, and contains certain intellectual property provisions, conditions, warranty and other terms customary to this type of service.

Our customers’ orders are either in rolls of paper or sheets of paper, both of which are sold by the lineal foot. Sheets costs more to produce, both because of the process involved to make sheets of paper out of the rolls of paper, but also due to the higher raw material cost associated with the sheets. Further, sheets are generally more expensive to the customer because they can also be holographic, and provide further customization options than when a customer orders rolls of paper. Whenever possible, we pass-through this increased manufacturing cost to our customers. However, because some of the increased costs of producing sheets are not passed through to our customers, when customers’ orders of sheets increase compared to orders of rolls, we are able to capture some of the higher price of sheets and generate more revenue.

Our two largest product markets are the oral care and scratch off state lottery ticket packaging markets. There is limited consolidation of customers in the scratch off state lottery tickets market, and we currently supply three printers that satisfy 20 different states for their lottery tickets. Though we supply many different printers in the oral care market, most of our sales in this market are to PaperWorks Industries, Inc. In the field of folding carton suppliers, which encompasses single layer cartons that feel similar to cardstock, there has been significant consolidation. We intend to leverage these existing relationships in order to continue to grow in this area. In 2022, approximately 19% of our sales were international. We intend to expand productivity in the international marketplace as we increase the capabilities of our Poland facility.

Our customer base is dispersed across different geographic areas with generally short payment terms. We routinely assess the financial strength of our customers. Our three primary customers in 2022 were PaperWorks Industries, Inc., International Gaming Technologies, and Scientific Games Inc., each of whom accounted for approximately $10,584,000, $4,277,000 and $3,082,000 of our sales, respectively, and accounted for approximately 59% of our sales, collectively, for the year ended December 31, 2022. Our three primary customers in 2021 were PaperWorks Industries, Inc., Scientific Games Inc., and Multipackaging Solutions, each of whom accounted for approximately $9,116,000, $4,895,000 and $1,920,000 of our sales, respectively, and accounted for approximately 65% of our sales, collectively, for the year ended December 31, 2021.

Below were our top end-users, customers and sales percentages in 2021 and 2022:

End-User	Customer	Packaging Market	Percentage of Sales 2021	Percentage of Sales 2022
Procter & Gamble	PaperWorks Industries, Inc.	Oral Care/Cleaning	27.2%	28.7%
State lottery agencies	Scientific Games Inc.	Lottery	23.9%	10.2%
State lottery agencies	International Gaming Technologies	Lottery	1.8%	14.2%
Colgate-Palmolive	PaperWorks Industries, Inc.	Oral Care	4.1%	3.8%
Oral-B	Sunoco LP	Blister Cards	7.2%	5.8%
Diageo	Multipackaging Solutions/WestRock Company	Liquor	11.6%	6.4%
Novartis	Colbert Packaging	Eye Care	5.0%	4.0%
Anheuser-Busch; Colgate-Palmolive	Graphic Packaging International	Liquor/Oral Care	3.0%	5.7%
Unilever	Mainline		2.1%	5.3%

Our Competitive Strengths

We are a high volume, low cost, environmentally conscious producer that is able to satisfy both large and small volume orders with enough capacity to also handle our customer base’s needs. Our main goal is to offer product differentiation, branding and high-quality packing materials without any capital expenditure or tooling costs for our customers or their printers.

We believe our focus in sustainability has provided us an edge against competitors. For instance, cold foil technology is an alternative to UniLustre. This technology uses a printing press and is not 100% recyclable like our product. Further, our products provide more value to the customer compared to their respective alternatives. Other technologies, such as hot stamping, only decorate 10% of the package, while our metallized substrate technologies have the ability to decorate up to 100% of the package. Sustainability is also present in the amount of film and aluminum used in our products. While we use film in the UniLustre process, we remove it, regrind it and reclaim it for future usage so that there is zero waste. By applying our chemistry processes to a clear and very thin polyester film, which is then metallized in a vacuum that disperses the aluminum to the product, we minimize the amount of aluminum utilized. By using our methods and technologies, we can cover two football fields worth of packaging with a nominal amount of aluminum.

We believe the following competitive strengths differentiate us from our competitors and drive our success:

•        We offer 100% recyclable, sustainable and repulpable (reusable) substrates.

•        From our certification by Western Michigan University, we are in the forefront for creating sustainable brilliant substrates.

•        Our reach in the United States and Europe offers large consumer product companies the ability to standardize their packaging globally.

•        We have been able to scale UniLustre such that it is positioned to manufacture at a low cost while selling at a premium.

•        We believe that we have more capacity and capability than any direct competitor in our market.

•        Our management and manufacturing teams are highly experienced, and we have been in the packaging business for more than 50 years.

Recent Developments

Bridge Financing

From September 2022 to December 2022, we received gross proceeds of $500,000 from a private placement of convertible promissory notes (the “Bridge Financing”), pursuant to the terms of a subscription agreement with seven accredited investors. The convertible notes mature on October 19, 2025 (unless earlier converted) and bear interest at a rate of 10% per annum. The convertible notes will automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into 181,820 shares of our common stock at a conversion price of $2.75 per share. The holders of our convertible notes will own approximately 1.1% of the outstanding shares of our common stock following this offering.

We are using the net proceeds of the Bridge Financing to fund our continuing working capital and capital expenditure requirements leading up to this offering. Boustead Securities, LLC, the representative of the several underwriters of this offering, served as the lead placement agent for the Bridge Financing, and Sutter Securities, Inc., an underwriter in this offering, served as a placement agent for the Bridge Financing. Boustead received fees and reimbursement of expenses in an aggregate amount of $90,000 and warrants to purchase 12,728 shares of our common stock. Sutter Securities, Inc. received fees and reimbursement of expenses in an aggregate amount of $7,635.

Conversion of Debt

On November 9, 2023, the Company issued 3,003,392 shares of our common stock upon the conversion of approximately $8.3 million of our existing debt owed to certain individuals (see “Certain Relationships and Related Party Transactions” section below for more details on this existing debt) at a conversion price of $2.75 per share (the “Debt Conversion”).

Selected Risks Associated with Our Business

Investing in our common stock involves a high degree of risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. These risks are discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary. These risks and uncertainties include, but are not limited to, the following:

•        we have significant debt, which could adversely affect our financial condition and ability to operate our business;

•        our business is impacted by fluctuations in raw material, energy and freight costs, including the impact of tariffs, trade and similar matters, which are out of our control and can adversely affect our business, financial condition and results of operations;

•        we operate in the highly competitive packaging market, and these competitive pressures could result in reduced revenues and profitability with price and performance competition;

•        we are subject to strict environmental, health and safety laws, regulations and permits in connection with the disposability and recyclability of our packaging and paper products, and we could incur significant costs in complying with, or liabilities and obligations related to, such laws, regulations and permits;

•        if we fail to maintain satisfactory relationships with our major customers and end-users, our results of operations could be adversely affected;

•        loss of any of our key manufacturing equipment or facilities or equipment failure could have an adverse effect on our financial condition or results of operations;

•        we depend on a small number of suppliers for our raw materials and any interruption in our supply of raw materials would harm our business and financial performance;

•        war, terrorism, other acts of violence or natural or manmade disasters such as the COVID-19 pandemic and associated responses could adversely impact our business and results of operations;

•        government regulations and judicial decisions affecting products we produce or the products contained in the products we produce could significantly reduce demand for our products;

•        we are exposed to risks related to international sales and operations; and

•        our executive officers and directors, and their affiliated entities, own a significant percentage of our stock and will be able to exert significant control over matters subject to shareholder approval.

Corporate Information and Incorporation

We were founded in 1971 in New Jersey by acquiring our lamination business from Anaconda Aluminum Company based in Louisville, Kentucky. We incorporated in New Jersey on March 28, 1980 under the name George J. Barenholtz Associates, Inc. We changed our name to GJB Associates, Inc. in August 5, 1980, and, again, to Unifoil Holdings, Inc. in December 2000.

Effective October 6, 2023, we reincorporated from the State of New Jersey to the State of Nevada (the “Reincorporation”). The Reincorporation was achieved through a merger of the Company with and into a newly formed entity, Unifoil Holdings, Inc., a Nevada corporation (“Unifoil Nevada”), pursuant to a Plan of Merger, which was unanimously approved by our board of directors on September 7, 2023, and subsequently approved by a majority of our shareholders at a special meeting held on September 22, 2023.

Our principal executive office is located at 12 Daniel Road East, Fairfield, New Jersey, 07004. Our phone numbers are (973) 244-9900 and (800) 596-5600. Our European headquarters is located at Mialki Szlak 52 Hala D 80-717, Gdansk, Poland. Our phone number in Poland is (0048) 58-683-60-30. Our corporate website is located at www.unifoil.com. Information on our website is not part of this prospectus.

Summary of the Offering

Securities being offered by us:	3,000,000 shares
Shares of common stock outstanding prior to the offering:	13,378,852 shares(1)
Shares of common stock to be outstanding after the offering:	16,560,672 shares
Over-allotment option:

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares of common stock sold in this offering (450,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Use of proceeds:

We expect to receive net proceeds of approximately $12,950,000 from this offering (or approximately $15,200,000 if the underwriters exercise their over-allotment option in full), assuming an initial public offering price of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus), and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We plan on using the net proceeds from this offering as follows: (i) approximately $5.7 million to enhance our product manufacturing capabilities, (ii) approximately $4.5 million to expand our two facilities by adding additional lines of operation, (iii) approximately $1.5 million to fund potential acquisitions of other packaging companies, and (iv) approximately $0.5 million to increase our product marketing and promotion and seek additional sales channels, with the remaining proceeds to be used for working capital and general corporate purposes, including capital expenditures for facility improvements. Our management will retain broad discretion over the allocation of the net proceeds from this offering. See “Use of Proceeds.”

Lock-up Agreements:

Our executive officers, directors and shareholders holding at least 5% of our outstanding shares of common stock have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 365 days after the date of this prospectus. Our shareholders holding between 1% and 4.99% of our outstanding shares of common stock have agreed not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our common stock or securities convertible into common stock for a period of 180 days after the date of this prospectus. See “Underwriting — Lock-Up Agreements.”

Risk factors:

Investing in our shares of common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our shares.

Proposed NYSE American symbol:

We have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate this offering and will terminate the offering.

____________

(1)      The number of shares of our common stock outstanding prior to this offering does not include the following:

•        181,820 shares of common stock issuable upon conversion of convertible promissory notes outstanding (assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), which conversion will occur upon the effectiveness of this offering;

•        12,728 shares of common stock issuable upon exercise of warrants held by Boustead Securities, LLC, the representative of the underwriters in this offering; and

•        up to 241,500 shares of common stock issuable upon exercise of the representative’s warrants, which are expected to be issued in connection with this offering.

Summary Consolidated Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We have derived the summary financial information for (i) the years ended December 31, 2022 and 2021 from our audited consolidated financial statements and related notes, and (ii) the six months ended June 30, 2023 and 2022 from our unaudited interim condensed consolidated financial statements, each included at the end of this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared on a basis consistent with our audited financial statements and, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, necessary for the fair presentation of the financial information in those statements.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States. The summary financial information is only a summary and should be read in conjunction with our historical consolidated financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statement of Operations Data:

	SIX MONTHS ENDED JUNE 30,		YEAR ENDED DECEMBER 31,
	2023	2022	2022	2021
Sales	$13,999,511	$16,210,985	$30,216,998	$24,738,047

Cost of Sales
Direct manufacturing costs	8,345,469	9,562,392	18,667,239	14,763,541
Indirect manufacturing costs	3,040,765	3,628,789	6,809,961	5,436,022
Total cost of sales	11,386,234	13,191,181	25,477,200	20,199,563
Gross Profit	2,613,277	3,019,804	4,739,798	4,538,484

Operating Expenses
Selling, general, and administrative expenses	1,645,961	1,549,089	2,971,189	2,736,590
Total operating expenses	1,645,961	1,549,089	2,971,189	2,736,590
Operating Income	967,316	1,470,715	1,768,609	1,801,894

Other Income (Expense)
Interest expense	(568,800)	(528,152)	(885,193)	(880,209)
Total other income (expense)	(568,800)	(528,152)	(885,193)	(880,209)
Income before taxes	398,516	942,563	883,416	921,685
Income tax expense	14,280	33,941	117,111	168
Net Income	384,236	908,622	766,305	921,517
Other comprehensive loss – cumulative translation adjustment	(6,132)	(4,568)	(6,600)	(14,212)

Total comprehensive income	$378,104	$904,054	$759,705	$907,305
Basic and diluted earnings per share	$0.04	$0.09	$0.07	$0.09

	As of June 30, 2023
Balance Sheet Data:	Actual	Pro Forma(1)	Pro Forma, As Adjusted(2)
Total current assets	$13,667,050	$13,667,050	$26,617,050
Working capital(3)	$3,509,977	$3,819,009	$16,769,009
Total assets	$27,695,503	$27,695,503	$40,645,503
Total liabilities	$31,220,020	$22,460,692	$22,460,692
Total stockholders’ equity (deficit)	$(3,524,517)	$5,234,811	$18,184,811

____________

(1)      The pro forma data reflects: (i) 3,003,392 shares of common stock issued in connection with the Debt Conversion (as defined above), and (ii) 181,820 shares to be issued in connection with the conversion of the Convertible Notes, and gives effect to the addition to working capital and total stockholders’ equity of the $309,032 in gross proceeds from the Bridge Financing and its corresponding reduction from total liabilities. The pro forma information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(2)      The pro forma, as adjusted data gives effect to the pro forma adjustments described in footnote (1) above and the sale of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, from which we expect to receive net proceeds of approximately $12,950,000. The pro forma, as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

(3)      We define working capital as current assets less current liabilities.

RISK FACTORS

An investment in our shares of common stock involves significant risks. Before making an investment in our shares of common stock, you should carefully consider the risks and uncertainties discussed below under “Information Regarding Forward-Looking Statements,” and the specific risks set forth herein. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends. In any such case, the market price of our shares of common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have significant debt, which could adversely affect our financial condition and ability to operate our business.

We have approximately $9.7 million of outstanding indebtedness following the Debt Conversion. The majority of our indebtedness is made up by related party promissory notes, including the various promissory notes with Raghunathan Sarma dating back to 2010 (collectively, the “Sarma Notes”). Mr. Sarma has loaned us an aggregate principal amount of approximately $15.3 million. As of November 9, 2023, we are not in default of any of the Sarma Notes. On November 9, 2023, $8 million of the aggregate outstanding principal of the Sarma Notes was converted into shares of our common stock in connection with the Debt Conversion; however, following the Debt Conversion, the aggregate outstanding principal and interest balance of the Sarma Notes remains at approximately $7.3 million, a substantial portion of which is secured (see “Certain Relationships and Related Party Transactions” below for more information on the Sarma Notes).

The Sarma Notes accrue interest at varying rates and compound on a monthly basis. We will be in default of the Sarma Notes if we are unable to meet our monthly payment obligations. If we are unable to meet these obligations, we would be in default on each of the Sarma Notes, which would have a severe material adverse effect on our ability to operate our business.

Our debt level and related debt service obligations:

•        require us to dedicate significant cash flow to the payment of principal of, and interest on, our debt, which will reduce the funds we have available for other purposes, including working capital and capital expenditures;

•        may limit our flexibility in planning for, or reacting to, changes in our business and market conditions or in funding our strategic growth plan;

•        impose on us financial and operational restrictions; and

•        expose us to interest rate risk on our debt obligations bearing interest at variable rates.

These restrictions could adversely affect our financial condition and limit our ability to successfully implement our growth strategy.

In addition, we may need additional financing to support our business and pursue our growth strategy, including for strategic acquisitions. Our ability to obtain additional financing, if and when required, will depend on investor demand, our operating performance, the condition of the capital markets and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to those of our common stock, and, in the case of equity and equity-linked securities, our existing shareholder may experience dilution.

Our business is impacted by fluctuations in raw material and paperboard costs, including the impact of tariffs, trade and similar matters, which are out of our control and can adversely affect our business, financial condition and results of operations.

Fluctuations in raw material costs can adversely affect our business, financial condition and results of operations. Raw material costs represent a significant portion of our cost of sales. The primary raw materials used in our products are plastic resins (principally polylactic acid, polyvinyl chloride, polypropylene, polyethylene, polystyrene and polyethylene terephthalate), aluminum, fiber (principally recycled newsprint, raw wood and wood chips) and paperboard (principally cartonboard and cupstock).

The prices of many of our raw materials have fluctuated significantly in recent years. Raw material price fluctuations are generally due to movements in commodity market prices although some raw materials, such as wood, may be affected by local market conditions (including weather) as well as the commodity market. We typically do not enter into long-term purchase contracts that provide for fixed prices for our principal raw materials. While we regularly enter into hedging agreements for some of our raw materials and energy sources, such as resin (or components thereof), natural gas and diesel, to minimize the impact of such fluctuations, these hedging agreements do not cover all of our needs, and hedging may reduce the positive impact we may otherwise receive when raw material prices decline.

In addition, over the last several years, there has been a trend toward consolidation among suppliers of many of our principal raw materials, and we expect that this trend will continue. Consolidation among our key suppliers could enhance their ability to increase prices, forcing us to pay more for such raw materials. We may be unable to pass on such cost increases to customers which could result in lower margins or lost sales.

Our memorandum of agreement with PaperWorks Industries, Inc. (“PWI”) includes raw material cost pass-through mechanisms, which mitigate the impact of changes in raw material costs; however, the contractual price changes do not occur simultaneously with raw material price changes. Due to differences in timing between purchases of raw materials and sales to PWI, there is often a “lead-lag” effect during which margins are negatively impacted in periods of rising raw material costs and positively impacted in periods of falling raw material costs. Moreover, many of our sales are not covered by such pass-through mechanisms, and while we also use price increases, whenever possible, to mitigate the effect of raw material cost increases for customers that are not subject to raw material cost pass-through agreements, we often are not able to pass on cost increases to our customers on a timely basis, if at all, and consequently do not always recover the lost margin resulting from the cost increases.

A major challenge we may face is a supply shortage of paperboard across the market. We do not currently have any supply contracts with any vendors for paperboard. We use paperboard in 100% of our products, so any delay in our supplies can delay our production. We have no ability to anticipate when this challenge may be alleviated, and it is possible that a paperboard shortage could have a material adverse effect on our operations.

In an effort to mitigate the impact of supply chain disruptions to our operations, in addition to increasing the pricing of certain products commensurate with our costs, we rely on multiple suppliers for all of our films and foils, including both domestic and international suppliers. We prefer domestic suppliers as they have the capability of reacting quickly to changes in the marketplace and absorbing these effects so business can continue as usual. Lead time and cost of transport can have a significant impact on our industry so domestic suppliers’ ability to absorb change because of their close geographical location and resultant uncomplicated supply chain is beneficial to us. Overall, our films are not costly to ship and we do bring in films and foils from foreign suppliers, primarily from Turkey and India. Supplies from these countries, in general, present significant cost savings as well as quality benefits. Additionally, we maintain significant inventory for repeat and/or well-forecasted business.

The cost of raw materials and other goods and services required to operate our business are also impacted by governmental actions, such as tariffs and trade sanctions. For example, the recent imposition by the U.S. government of tariffs on products imported from certain countries and trade sanctions against certain countries have introduced greater uncertainty with respect to U.S. trade policies, which have impacted the cost of certain raw materials, including aluminum and resin, and other goods and services required to operate our business. Major developments in trade relations, including the imposition of new or increased tariffs by the United States and/or other countries, could have a material adverse effect on our business, financial condition and results of operations.

Our business is impacted by fluctuations in energy and freight costs, which are out of our control and can adversely affect our business, financial condition and results of operations.

We are dependent on different sources of energy for our operations, such as coal, fuel oil, electricity and natural gas. For example, we are susceptible to price fluctuations in natural gas as it incurs significant natural gas costs to convert raw wood and wood chips to liquid packaging board. An increase in the selling prices for the products we produce resulting from a pass-through of increased raw material costs or freight costs could also have an adverse impact on the volume of units we sell. Further, if some of our large energy contracts were to be terminated for any reason or not renewed upon expiration, or if market conditions were to substantially change resulting in a significant increase in the price of coal, fuel oil, electricity and/or natural gas, we may not be able to find alternative, comparable suppliers or suppliers capable of providing coal, fuel oil, electricity and/or natural gas on terms or in amounts satisfactory to us. As a result of any of these events, our business, financial condition and operating results may suffer.

In addition, we are dependent on third parties for the transportation of both our raw materials and other products that we purchase for our operations and the products that we sell to our customers. In certain jurisdictions, we are exposed to import duties and freight costs, the latter of which is influenced by carrier availability and the fluctuating costs of oil and other transportation costs.

Our Poland facility is currently oversold and needs more capacity to be profitable.

Our Poland facility is currently oversold and needs more capacity. We have plans to add significant capital equipment in this facility and our New Jersey facility over the next 18 months to address these issues. However, if we are unable to raise capital when needed, and on commercially reasonable terms, we could be forced to delay, reduce or eliminate the expansion of our facilities. This would greatly hinder any future commercialization efforts and could significantly harm our business, financial condition and prospects.

Severe supply chain disruption that affects the supply of raw materials used by us would harm our business and financial performance.

Some of our key raw materials, such as paper, are sourced from a single supplier or a relatively small number of suppliers. As a consequence, we are dependent on these suppliers for an uninterrupted supply of our key raw materials. Such supply could be disrupted for a wide variety of reasons, many of which are beyond our control. We have no written contracts with our suppliers. Rather, we use purchase orders, and therefore in the event of a supply disruption, our company would have to locate and establish relationships with new suppliers. An interruption in the supply of raw materials for an extended period of time could have an adverse impact on our business and results of operations.

Consolidation in the North American paperboard and converting industry may adversely affect our business.

The ongoing consolidation of paperboard and paperboard converting businesses, including through the acquisition and integration of such converting businesses by larger competitors of ours, could result in a loss of customers and sales in our paperboard business. A loss of paperboard customers or sales as a result of consolidations and integrations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we fail to maintain satisfactory relationships with our major suppliers, end-users and customers, our results of operations could be adversely affected.

Many of our customers and end-users are large and possess significant market leverage, which results in significant downward pricing pressure and often constrains our ability to pass through price increases. We sell the majority of our products under multi-year agreements with customers, although some of these agreements may be terminated at the convenience of the customer on short notice; the balance of our products are sold on a purchase order basis without any commitment from the customers to purchase any quantity of products in the future. If our major customers reduce purchasing volumes or stop purchasing our products, our business and results of operations would likely be adversely affected. It is possible that we will lose customers in the future, which may adversely affect our business and results of operations.

Over the last several years, there has been a trend toward consolidation in the folding carton supplier industry, and we expect that this trend will continue. Consolidation among our suppliers could increase their ability to apply price pressure, and thereby force us to reduce our selling prices or lose sales, which would impact our results of operations. Following a consolidation, our suppliers in the folding carton industry may also close production facilities, or decide to operate in-house to lower their costs, while our end-users in the oral care or lottery industries may close stores, reduce inventory or switch suppliers for their products. Any of these actions could adversely impact the sales of our products.

We have been highly dependent on indirect sales of our products to Procter & Gamble (“P&G”), an end-user, through our memorandum of agreement with PWI. Approximately 27.2% and 28.7% of our sales for fiscal 2021 and 2022, respectively, resulted from indirect sales of our products to P&G. Therefore, at present, a significant portion of our business depends largely on the success of P&G in the consumer marketplace. Our business could be adversely affected if P&G’s share of the consumer market declines or if its customer base is eroded. A decision by P&G or PWI to discontinue or limit its relationship with us could have a material adverse effect on our business, financial condition and results of operations.

Additionally, a significant portion of our sales is earned in connection with indirect sales of our products to states’ lottery agencies, end-users, through our relationships with our customers, Scientific Games Inc. and International Gaming Technologies. For fiscal 2021 and 2022, sales attributable to states’ lottery agencies represented approximately 25.7% and 32.6%, respectively, of our sales. A decision by one or more states’ lottery agencies or these customers to discontinue or limit its relationship with us could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to risks related to international sales and operations, which could adversely affect our international revenues and financial condition.

We derived approximately 20% of our sales during the years ended December 31, 2021 from outside the United States through international operations, some of which were transacted in U.S. dollars. We derived approximately 19% of our sales in 2022 from outside the United States. Our operating results and business prospects could be adversely affected by risks related to Poland, where we have a manufacturing facility, and the countries outside the United States in which we sell our products. We are exposed to risks of operating in another country, as well as others, including, but not limited to, risks associated with:

•        the difficulties with and costs of complying with a wide variety of complex laws, treaties and regulations;

•        unexpected changes in political or regulatory environments; earnings and cash flows that may be subject to tax withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•        repatriating cash from foreign countries to the United States;

•        political, economic and social instability;

•        import and export restrictions and other trade barriers;

•        responding to disruptions in existing trade agreements or increased trade tensions between countries or political and economic unions;

•        maintaining overseas subsidiaries and managing international operations;

•        obtaining regulatory approval for significant transactions;

•        government limitations on foreign ownership or takeovers, nationalizations of business or mandated price controls;

•        fluctuations in foreign currency exchange rates; and

•        transfer pricing.

We are subject to taxation in the United States and also one non-U.S. jurisdiction. We base our tax returns on our interpretation of tax laws and regulations in effect; however, governing tax bodies may disagree with certain of our tax positions, which could result in a higher tax liability.

Any one or more of these risks could adversely affect our international operations and our results of operations, cash flows and financial condition, and the trading price of our common stock.

Loss of any of our key manufacturing equipment or facilities or equipment failure could have an adverse effect on our financial condition or results of operations.

The loss of the use of all or a portion of our two manufacturing facilities due to an accident, labor issues, weather conditions, pandemics, terrorism, natural disaster or otherwise, could have a material adverse effect on our financial condition or results of operations. Certain of our products are produced at only one or at a small number of facilities, increasing the risks associated with a loss of use of such facilities. Facilities may from time to time be impacted by adverse weather and other natural events, and the prolonged loss of a manufacturing facility due to such events could have a material adverse effect on our business. In addition, certain of our equipment requires significant effort to maintain and repair, and prolonged down-time due to equipment failure or loss could have a material adverse effect on our business.

The conflict in Ukraine and macroeconomic pressures in the markets in which we operate may adversely affect our financial results.

Geopolitical issues around the world can impact macroeconomic conditions and could have a material adverse impact on our financial results. For instance, the ultimate impact of the conflict in Ukraine on fuel prices, inflation, the global supply chain and other macroeconomic conditions is unknown and could materially adversely affect global economic growth, disrupting discretionary spending habits and generally decreasing demand for our products and services. While we do not provide products to Russia, it is a significant global producer of fuel, nickel, and copper. Disruptions in the markets for those inputs could negatively impact the global and domestic economy.

While the demand of our services in the United States and Europe have not yet been affected by the conflict in Ukraine and higher fuel prices, we cannot predict the impact that the conflict may have in the future on the demand of our products, especially in Europe. In addition, as a result of the conflict in Ukraine, energy costs at our Poland facility may increase and supply chain disruptions may occur, both of which may also affect our financial results.

European mills that supply our European facility are deeply concerned about a potential energy crisis that could result from the conflict between Russia and Ukraine. The conflict between these two countries has already caused higher energy prices, which continued into 2023. The uncertain nature, magnitude, and duration of hostilities stemming from the conflict between Russia and Ukraine have contributed to increased market volatility and uncertainty, which could have an adverse impact on macroeconomic factors that affect our business and could amplify the existing challenges we face. The extent and duration of this conflict, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial. Any such disruptions may also magnify the impact of other risks described in this registration statement.

Supply of faulty or contaminated products could harm our reputation and business.

Our failure to produce products that meet safety and quality standards could result in adverse effects on consumer health, litigation exposure, loss of market share and adverse financial impacts, among other potential consequences, and we may incur substantial costs in taking appropriate corrective action (up to and including recalling products from end consumers) and to reimburse customers and/or end consumers for losses that they suffer as a result of these failures. Our actions or omissions with respect to product safety and quality could lead to regulatory investigations, enforcement actions and/or prosecutions, and result in adverse publicity, which may damage our reputation. Any of these results could adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock.

The widespread use of social media and networking sites by consumers has greatly increased the speed and accessibility of information dissemination. Negative publicity, posts or comments on social media or networking sites about us, whether accurate or inaccurate, or disclosure of non-public sensitive information about us, could be widely disseminated through the use of social media. Such events, if they were to occur, could harm our image and adversely affect our business, as well as require resources to rebuild our reputation.

We operate in the highly competitive packaging market, and these competitive pressures could result in reduced revenues and profitability with price and performance competition.

We operate in highly competitive markets. The following companies, among others, compete with us: Dart Container Corporation, Huhtamäki Oyj, Berry Global Group, Inc., Genpak, LLC, Sonoco Products Company, The Paper Excellence Group and Resolute Forest Products Inc., Stora Enso Oyj, Amcor plc, Sealed Air Corporation, Silgan Holdings Inc., SIG Combibloc Group AG and Elopak UK Limited. Some of our competitors have significantly higher market shares in select product lines than we do globally or in the geographic markets in which we compete. Some of our competitors offer a more specialized variety of materials and concepts in select product lines and may serve more geographic regions through various distribution channels. Some of our competitors may have lower costs or greater financial and other resources than we do and may be less adversely affected than we are by price declines or by increases in raw material costs or otherwise may be better able to withstand adverse economic or market conditions.

In addition to existing competitors, we also face the threat of competition from new entrants to our markets. To the extent there are new entrants, increasing or even maintaining our market shares or margins may be more difficult. In addition to other suppliers of similar products, our business also faces competition from products made from other substrates. The prices that we can charge for our products are therefore constrained by the availability and cost of substitutes. We are subject to the risk that local competitors following lower social responsibility standards may enter the market with lower compliance, labor and other costs than ours, and we may not be able to compete with such companies for the most price-conscious customers.

The combination of these market influences has created a competitive environment in which product pricing (including volume rebates and other items impacting net pricing), quality and service are key competitive factors. Our customers continuously evaluate their suppliers, often resulting in downward pricing pressure and increased pressure to continuously introduce and commercialize innovative new products, improve quality and customer service and maintain strong relationships with our customers. We may lose customers in the future, which would adversely affect our business and results of operations. These competitive pressures could result in reduced net revenues and profitability and limit our ability to recover cost increases through price increases and, unless we are able to control our operating costs, our gross margin may be adversely affected.

Our business could be harmed by changes in consumer preferences and health-related and environmental or sustainability concerns.

Many of our products are used by consumers in connection with our oral care, scratch lotteries and liquor products. Any reduction in consumer demand for those products as a result of environmental, health or personal preference considerations could have a significant impact on our customers and, as a result, on our financial condition and results of operations. This includes the demand for the products that we make, as well as demand for our customer’s products. Additionally, there is increasing concern about the environmental impact of the manufacturing, shipping and/or use of single-use packaging products. For instance, some U.S. municipalities and states and certain other countries have proposed or enacted legislation prohibiting or restricting the sale and use of certain foodservice products and requiring them to be replaced with recyclable or compostable alternatives. If this were to extend to products and industries in which we have customers, the demand for our products could be adversely affected.

Product stewardship and resource sustainability concerns, including the recycling of products and product packaging and restrictions on the use of potentially harmful materials in products, have received increased attention in recent years and are likely to play an increasing role in brand management and consumer purchasing decisions. In addition, changes in consumer lifestyle may result in decreasing demand for certain of our products. Our financial position and results of operations might be adversely affected to the extent that such environmental or sustainability concerns, prohibitions or restrictions on disposable packaging and products or changes in consumer preferences reduce demand for our products.

Increased scrutiny and changing expectations from stakeholders with respect to our environmental, social and governance (“ESG”) practices may result in additional costs or risks.

Companies across many industries are facing increasing scrutiny related to their ESG practices. Investor advocacy groups, certain institutional investors, investment funds and other influential investors are also increasingly focused on ESG practices and in recent years have placed increasing importance on the non-financial impacts of their investments. While our mission is to accelerate the world’s transition to sustainable energy, if our ESG practices do not meet investor or other industry stakeholder expectations, which continue to evolve, we may incur additional costs and our brand, ability to attract and retain qualified employees and business may be harmed.

Government regulations and judicial decisions affecting products we produce or the products contained in the products we produce could significantly reduce demand for our products.

A number of governmental authorities, both in the United States and abroad, have considered, and are expected to consider, legislation aimed at reducing the amount of materials incapable of being recycled or composted. Programs have included, for example, banning or restricting certain types of products, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on single-use items (often plastic) and requiring retailers or manufacturers to take back packaging used for their products. Such legislation, as well as voluntary initiatives similarly aimed at reducing the level of single-use packaging waste, could reduce demand for our products. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental or sustainability concerns of consumers by using only recyclable or compostable containers.

In addition, changes to health, food and beverage safety regulations could increase costs and may also have a material adverse effect on our sales if, as a result, the public’s attitude towards the end-products for which we provide packaging is substantially affected.

Loss of our key management and other personnel, or an inability to attract new management and other personnel, could impact our business.

We depend on Joseph Funicelli, our Chairman, Chief Executive Officer and President, and other key personnel to operate our business and on our in-house technical experts to develop new products and technologies and to service our customers. The loss of Mr. Funicelli or any of our key personnel could adversely affect our operations. Our success is especially dependent upon continued contributions from Mr. Funicelli, whose leadership, industry reputation, and entrepreneurial background may be difficult to replace at this stage of our business, and the loss of Mr. Funicelli could adversely affect our business plans and results until such time as we could hire a suitable replacement. Competition is intense for qualified employees among companies that rely heavily on engineering and technology, and the loss of qualified employees or an inability to attract, retain and motivate additional highly skilled employees required for the operation and expansion of our business could hinder our ability to successfully conduct research and development activities or develop and support marketable products.

Our capital expenditures may not achieve the desired outcomes or may be achieved at a higher cost than anticipated.

The packaging industry is a capital intensive business. Many of our capital projects are complex, costly and/or implemented over an extended period of time. For example, we intend to use up to $4.5 million from the net proceeds of this offering in order to update equipment and improve productivity in each of our New Jersey and Poland facilities. We also intend to add an additional UniLustre® laminating line in the New Jersey facility.

Adding a new line to one of our manufacturing facilities can be more expensive than we anticipated, or there may be delays in obtaining a new line and having them installed in our facilities. If any of the foregoing occurs, we may experience unanticipated business disruptions, and/or we may not achieve the desired benefits from these capital projects, any of which could adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock. In addition, disputes between us and contractors who are involved with implementing capital projects could lead to time-consuming and costly litigation.

We could be adversely affected by strikes and other union activity.

We employ members of the United Food & Commercial Workers Union/International Chemical Workers Union Council Local #195T. We are subject to a collective bargaining agreement with the United Food & Commercial Workers Union/International Chemical Workers Union Council Local #195T that expires in November 2023. We may also become subject to additional collective bargaining agreements. A strike by one or more of the unions that provide personnel essential to the manufacturing of our products could delay or halt our ongoing manufacturing activities. Such a halt or delay, depending on the length of time involved, could cause delays in manufacturing and shipment of our product to customers and end-users, thereby adversely affecting our revenues.

If we are unable to develop new products or stay abreast of changing technology in our industry, our profits may decline.

We operate in mature markets that are subject to high levels of competition. Our future performance and growth depends on innovation and our ability to successfully develop or license capabilities to introduce new products and product innovations or enter into or expand into adjacent product categories, sales channels or countries. Our ability to quickly innovate in order to adapt our products to meet changing customer demands is essential, especially in light of ecommerce and direct-to-consumer channels significantly reducing the barriers for even small competitors to quickly introduce new products directly to customers. The development and introduction of new products require substantial and effective research and development and demand creation expenditures, which we may be unable to recoup if the new products do not gain widespread market acceptance.

In addition, effective and integrated systems are required for us to gather and use consumer data and information to successfully market our products. New product development and marketing efforts, including efforts to enter markets or product categories in which we have limited or no prior experience, have inherent risks, including product development or launch delays. These could result in us not being the first to market and the failure of new products to achieve anticipated levels of market acceptance. If product introductions or new or expanded adjacencies are not successful, costs associated with these efforts may not be fully recouped and our results of operations could be adversely affected. In addition, if sales generated by new products cause a decline in sales of our existing products, our financial condition and results of operations could be materially adversely affected. Even if we are successful in increasing market share within particular product categories, a decline in the markets for such product categories could have a negative impact on our financial results. In addition, in the future, our growth strategy may include expanding our international operations, which could be subject to foreign market risks, including, among others, foreign currency fluctuations, economic or political instability and the imposition of tariffs and trade restrictions, which could adversely affect our financial results.

Our business is subject to frequent and sometimes significant changes in technology, and if we fail to anticipate or respond adequately to such changes, or do not have sufficient capital to invest in these developments, our profits may decline. Our future financial performance will depend in part upon our ability to develop new products and to implement and utilize technology successfully to improve our business operations. We cannot predict all the effects of future technological changes. The cost of implementing new technologies could be significant, and our ability to potentially finance these technological developments may be adversely affected by our debt servicing requirements or our inability to obtain the financing we require to develop or acquire competing technologies.

We may be unsuccessful in making and integrating mergers, acquisitions and investments, and completing divestitures.

We acquired our printing facility in Poland in July 2021, and we may acquire, invest in or sell, or enter into joint ventures with additional companies. We may not be able to identify suitable targets or purchasers or successfully complete suitable transactions in the future, and completed transactions may not be successful. These transactions create risks, including, but not limited to, risks associated with:

•        disrupting our ongoing business, including distracting management from our existing businesses;

•        integrating acquired businesses and personnel into our business, including integrating information technology systems and operations across different cultures and languages, and addressing the economic, political and regulatory risks associated with specific countries;

•        working with partners or other ownership structures with shared decision-making authority;

•        obtaining and verifying relevant information regarding a business prior to the consummation of the transaction, including the identification and assessment of liabilities, claims or other circumstances that could result in litigation or regulatory risk exposure;

•        obtaining required regulatory approvals and/or financing on favorable terms;

•        retaining key employees, contractual relationships or customers;

•        the potential impairment of assets and goodwill;

•        the additional operating losses and expenses of businesses we acquire or in which we invest;

•        incurring substantial indebtedness to finance an acquisition or investment;

•        implementing controls, procedures and policies at companies we acquire; and

•        the dilution of interests of holders of our common stock through the issuance of equity securities.

Mergers, acquisitions and investments may not be successful and may adversely affect our results of operations, cash flows and financial condition, and the trading price of our common stock. Among the benefits we expect from potential, as well as completed, acquisitions and joint ventures are synergies, cost savings, growth opportunities or access to new markets (or a combination thereof), and in the case of divestitures, the realization of proceeds from the sale of businesses and assets to purchasers that place higher strategic value on these businesses and assets than we do. For acquisitions, our success in realizing these benefits and the timing of realizing them depend on the successful integration of the acquired businesses and operations with our business and operations. Even if we integrate these businesses and operations successfully, we may not realize the full benefits we expected within the anticipated timeframe, or at all, and the benefits may be offset by unanticipated costs or delays.

We may not be successful in obtaining, maintaining and enforcing our intellectual property rights, including our unpatented proprietary knowledge and trade secrets, or in avoiding claims that we infringed on the intellectual property rights of others.

In addition to relying on the intellectual property rights granted under the laws of the United States and other jurisdictions, we rely on unpatented proprietary knowledge and trade secrets and employ various methods, including confidentiality agreements with employees and third parties, to protect our knowledge and trade secrets. However, while we believe that relying on our unpatented proprietary knowledge and trade secrets does not pose a material risk to us, these precautions and our trademarks may not afford complete protection against infringement, misappropriation or other violation of our rights by third parties, and there can be no assurance that others will not independently develop the knowledge protected by our trade secrets or develop products that compete with ours despite not infringing, misusing or otherwise violating our intellectual property rights.

We believe that we have sufficient intellectual property rights to allow us to conduct our business without incurring liability to third parties. However, we or our products may nonetheless infringe on the intellectual property rights of third parties, or we may determine in the future that we require a license or other rights to intellectual property rights held by third parties. Such a license or other rights may not be available to us on commercially reasonable terms or at all, in which case we may be prevented from using, providing or manufacturing certain products, services or brands as we see fit. In addition, we may be subject to claims asserting infringement, misappropriation or other violation of third parties’ intellectual property rights seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of our products or other aspects of our business. If we are found to have infringed, misused or otherwise violated the intellectual property rights of others, we could be forced to pay damages, cease use of such intellectual property rights or, if we are given the opportunity to continue to use the intellectual property rights of others, we could be required to pay a substantial amount for continued use of those rights. Even if we are not found to infringe, misappropriate, or otherwise violate a third party’s intellectual property rights, we could incur material expense to defend against such claims and we could incur significant costs associated with discontinuing to use, provide or manufacture certain products, services or brands, and such defense could be protracted and costly regardless of its outcome. Any of the foregoing could have a material adverse effect on our business and results of operations.

Furthermore, we cannot be certain that the intellectual property rights we do obtain and rely on will not be challenged or invalidated in the future. In the event of such a challenge, we could incur significant costs to defend our rights, even if we are ultimately successful. We also may not be able to prevent current and former employees, contractors and other parties from breaching confidentiality agreements and misappropriating trade secrets or other proprietary information. It is possible that third parties may copy or otherwise obtain and use our information and proprietary technology without authorization or otherwise infringe on our intellectual property rights. Infringement of our intellectual property rights may adversely affect our results of operations and make it more difficult for us to establish a strong market position in countries which may not afford adequate protection of intellectual property rights. Furthermore, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our proprietary processes, and steps taken by us to protect our technologies may not prevent infringement or misappropriation of such technologies. Additionally, we have licensed, and may license in the future, patents, trademarks, copyrights, trade secrets and other intellectual property rights to third parties. While we attempt to ensure that our intellectual property rights are protected when entering into business relationships, third parties may take actions that could materially and adversely affect our rights or the value of our intellectual property rights or reputation. If necessary, we also rely on litigation to enforce our intellectual property rights and contractual rights, and, if not successful, we may not be able to protect the value of our intellectual property rights. Any litigation could be protracted and costly and could have a material adverse effect on our business and results of operations regardless of its outcome.

Risks Related to this Offering and Ownership of Our Common Stock

Our executive officers, directors and an insider stockholder, and their affiliated entities, own a significant percentage of our stock and will be able to exert significant control over matters subject to shareholder approval and may take actions that may not be in the best interests of other shareholders.

Our executive officers, directors and an insider stockholder, Raghunathan Sarma, together with entities affiliated with such individuals, currently beneficially own approximately 86.1% of our common stock. Following this offering, our executive officers, directors and insider stockholder, together with entities affiliated with such individuals, will beneficially own approximately 69.7% of our common stock (approximately 67.8% if the underwriters’ overallotment option is exercised in full). Accordingly, our executive officers and directors will, as a practical matter, continue to be able to significantly influence the direction of our company, including the election of a majority of our directors and the determination of all corporate actions after this offering. This concentration of ownership could delay or prevent a change in control of our company. This concentration of ownership may not be in the best interests of all of our stockholders. Additionally, should Mr. Sarma join with our executive officers and directors, they will be able to control the outcome of any matter requiring stockholders approval, including the election of our directors, adoption of amendments to our certificate of incorporation and bylaws and the approval of any merger or sale of substantially all of our assets.

The majority of our currently outstanding shares of common stock is beneficially owned and controlled by Mr. Sarma. Accordingly, Mr. Sarma, along with our executive officers and directors, will be able to control matters requiring approval by our stockholders. Further, such concentrated control may also make it difficult for our other stockholders to receive a premium for their common stock in the event that we merge with a third party or enter into different transactions that require stockholder approval. In the event such transactions occur, the terms of such transactions may not be as beneficial to other common stockholders, and our insider stockholder’s interests may conflict with ours or yours in the future.

Our failure to meet the continued listing requirements of the NYSE American could result in a delisting of our common stock and could make it more difficult to raise capital in the future.

NYSE has listing requirements for inclusion of securities for trading on the NYSE American, including minimum levels of shareholders’ equity, market value of publicly held shares, number of public shareholders and stock price. There can be no assurance that we will be successful in maintaining our listing on the NYSE American as it is possible that we may fail to satisfy the continued listing requirements, such as the corporate governance requirements or the minimum stock price requirement. If we fail to satisfy the continued listing requirements, the NYSE American may take steps to delist our common stock. Such a delisting, or the announcement of such delisting, will have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we may attempt to take actions to restore our compliance with the NYSE American listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NYSE American minimum listing requirements or prevent future non-compliance with the NYSE American listing requirements. If we do not maintain the listing of our common stock on the NYSE American, it could make it harder for us to raise additional capital in the long-term. If we are unable to raise capital when needed in the future, we may have to cease or reduce operations.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

Our common stock price is likely to be volatile. The stock market has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price. The market price for our common stock may be influenced by many factors, including:

•        the success of competitive products or technologies;

•        regulatory or legal developments in the United States,

•        the recruitment or departure of key personnel;

•        actual or anticipated changes in our development timelines;

•        our ability to raise additional capital;

•        disputes or other developments relating to proprietary rights, litigation matters and our ability to obtain patent protection for our product candidates in the future should we choose to do so;

•        significant lawsuits, including shareholder litigation;

•        variations in our financial results or those of companies that are perceived to be similar to us;

•        general economic, industry and market conditions; and

•        the other factors described in this “Risk Factors” section.

If our quarterly operating results fall below the expectations of investors or securities analysts, the price of our common stock could decline substantially. Furthermore, any quarterly fluctuations in our operating results may, in turn, cause the price of our stock to fluctuate substantially. We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation often has been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs to defend such claims and divert management’s attention and resources.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase shares of common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors seeking cash dividends should not purchase our shares.

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

The trading market for our common stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by industry or financial analysts. If no, or few, analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

An active trading market for our common stock may not develop.

Prior to this offering, no public market has existed for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriter. Although this offering will not commence without the approval for the trading of our common stock on NYSE American, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell shares you purchase in this offering without depressing the market price for the shares, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to expand our business by using our common stock as consideration in an acquisition.

We may be subject to additional regulatory burdens resulting from our public listing.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial management control systems to manage our obligations as a public company listed on the NYSE American. These areas include corporate governance, corporate controls, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas, including our internal controls over financial reporting. However, we cannot assure holders of our common stock that these and other measures that we might take will be sufficient to allow us to satisfy our obligations as a public company listed on the NYSE American on a timely basis. In addition, compliance with reporting and other requirements applicable to public companies listed on the NYSE American will create additional costs for us and will require the time and attention of management. We cannot predict the amount of the additional costs that we might incur, the timing of such costs or the impact that management’s attention to these matters will have on our business.

We will have discretion in the application of the net proceeds from this offering.

We currently intend to allocate the net proceeds received from the offering as described under “Use of Proceeds.” However, we will have discretion in the actual application of such net proceeds, and may elect to allocate net proceeds differently from that described under “Use of Proceeds” if determined by the board of directors of our company to be in our best interests to do so. Shareholders may not agree with the manner in which the board of directors and management choose to allocate and spend the net proceeds. Our failure to apply these funds effectively could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may sell additional common stock or other securities that are convertible or exchangeable into common stock in subsequent offerings or may issue additional common stock or other securities to finance future acquisitions.

We cannot predict the size or nature of future sales or issuances of securities or the effect, if any, that such future sales and issuances will have on the market price of the common stock. Sales or issuances of substantial numbers of common stock or other securities that are convertible or exchangeable into common stock, or the perception that such sales or issuances could occur, may adversely affect prevailing market prices of the common stock. With any additional sale or issuance of common stock or other securities that are convertible or exchangeable into common stock, investors will suffer dilution to their voting power and economic interest in our company. Furthermore, to the extent holders of any stock options or other convertible securities convert or exercise their securities and sell the common stock they receive, the trading price of the common stock may decrease due to the additional amount of common stock available in the market.

We are an emerging growth company and a smaller reporting company and intend to take advantage of reduced disclosure requirements applicable to emerging growth companies, which could make the common stock less attractive to investors.

We are an “emerging growth company” (“EGC”) as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an EGC until the earliest to occur of (i) the last day of the fiscal year in which it has total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock pursuant to the registration statement; (iii) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; or (iv) the date it qualifies as a “large accelerated filer” under the rules of the SEC, which means the market value of the common stock held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter after it has been a reporting company in the United States for at least 12 months. For so long as we remain an EGC, it is permitted to and intends to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not EGCs. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (“SOX”).

We may take advantage of some, but not all, of the available exemptions available to EGCs. We cannot predict whether investors will find the common stock less attractive if it relies on these exemptions. If some investors find the common stock less attractive as a result, there may be a less active trading market for the common stock and the price of the common stock may be more volatile.

We are also a smaller reporting company, as defined in Rule 405 promulgated under the Securities Act (“SRC”). As an SRC, our company intends to utilize certain reduced disclosure requirements, including publishing two years of audited financial statements instead of three years, as required for companies that do not qualify as an SRC. Our company will remain an SRC until the last day of the fiscal year in which it had (i) a public float that exceeded $250 million or (ii) annual revenues of more than $100 million and a public float that exceeded $700 million. To the extent our company takes advantage of such reduced disclosure obligations, it may make comparison of its financial statements to those of other public companies difficult or impossible.

After our company ceases to be an SRC, it is expected to incur additional management time and cost to comply with the more stringent reporting requirements applicable to companies that are accelerated filers or large accelerated filers, including complying with the auditor attestation requirements of Section 404 of SOX.

General Risk Factors

War, terrorism, other acts of violence or natural or manmade disasters such as the COVID-19 pandemic and associated responses could adversely impact our business and results of operations.

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates, regardless of cause, including war, terrorism, riot, civil insurrection or social unrest, and natural or manmade disasters, including famine, food, fire, earthquake, storm or pandemic events and spread of disease (including the outbreak of COVID-19).

The COVID-19 pandemic has significantly impacted economic activity and markets throughout the world. The pandemic and the measures instituted by governmental authorities and associated responses to the COVID-19 pandemic could adversely impact our business and results of operations in a number of ways, including but not limited to:

•        impacts on our operations, including total or partial shutdowns of one or more of our manufacturing, warehousing or distribution facilities, including but not limited to, as a result of illness, government restrictions or other workforce disruptions;

•        the failure of third parties on which we rely, including but not limited to those that supply our raw materials and other necessary operating materials, co-manufacturers and independent contractors, to meet their obligations to us, or significant disruptions in their ability to do so;

•        a strain on our supply chain, which could result from continued increased retailer and consumer demand for our products;

•        a disruption to our distribution capabilities or to our distribution channels, including those of our suppliers, manufacturers, logistics service providers or distributors;

•        new or escalated government or regulatory responses in markets in which we manufacture, sell or distribute our products, or in the markets of third parties on which we rely, which could prevent or disrupt our business operations;

•        higher employee compensation costs, as well as incremental costs associated with newly added health screenings, temperature checks and enhanced cleaning and sanitation protocols to protect our employees;

•        significant reductions or volatility in demand for one or more of our products, which may be caused by, among other things: lower customer demand as a result of the temporary inability of consumers to purchase items that use our products due to illness, quarantine or other travel restrictions, or financial hardship; customers modifying their inventory, fulfillment or shipping practices; governmental restrictions and business closings; or pantry-loading activity or other changes in buying patterns;

•        a disruption or delay in executing our strategic capital initiatives, due to travel restrictions and/or health and safety concerns limiting access to our sites; and

•        local, regional, national or international economic slowdowns.

The ultimate impact depends on the severity and duration of the current COVID-19 pandemic and actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict. Any of these disruptions could adversely impact our business and results of operations. In addition, these and other impacts of the COVID-19 pandemic could have the effect of heightening many of the other risk factors disclosed in this prospectus.

Currency exchange rate fluctuations could adversely affect our results of operations.

Our business is exposed to fluctuations in exchange rates. Although our reporting currency is U.S. dollars, we also operate in Poland and transact in a range of currencies in addition to U.S. dollars. In addition, we are exposed to exchange rate risk as a result of sales, purchases, assets and borrowings (including intercompany borrowings) that are denominated in currencies other than the functional currency of the respective entities. Where possible, we try to minimize the impact of exchange rate fluctuations by transacting in local currencies so as to create natural hedges. There can be no assurance that we will be successful in protecting against these risks. Under certain circumstances in which we are unable to naturally offset our exposure to these currency risks, we may enter into derivative transactions to reduce such exposures. Nevertheless, exchange rate fluctuations may either increase or decrease our net revenues and expenses as reported in U.S. dollars. Given the volatility of exchange rates, we may not be able to manage our currency transaction risks effectively, and volatility in currency exchange rates may materially adversely affect our financial condition or results of operations.

Our insurance may not adequately protect us against business and operating risks.

We maintain insurance for some, but not all, of the potential risks and liabilities associated with our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive in relation to the risks presented. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially, and in some instances, certain insurance policies are economically unavailable or available only for reduced amounts of coverage. For example, we are not fully insured against all risks associated with pollution, contamination and other environmental incidents or impacts. Moreover, we may not be able to maintain adequate insurance in the future at rates we consider reasonable or to obtain or renew insurance against certain risks. We maintain a high deductible or self-insured retention on many of the risks that we do insure, and we would bear the cost or loss to the extent of the high deductible and self-insured retention. Any significant uninsured liability, or our high deductible or self-insured retention, may require us to pay substantial amounts which would adversely affect our cash position and results of operations.

Breaches of our information systems security measures could disrupt our internal operations.

We depend on information technology for processing and distributing information in our business, including to and from our customers and suppliers. This information technology is subject to theft, damage or interruption from a variety of sources, including malicious computer viruses, security breaches, defects in design, natural disasters, terrorist attacks, power and/or telecommunication failures, employee malfeasance or human or technical errors. Additionally, we can be at risk if a customer’s or supplier’s information technology system is attacked or compromised.

Cybersecurity incidents have increased in number and severity, and it is expected that these trends will continue. We have taken measures to protect our data and to protect our computer systems from attack but these measures may not prevent unauthorized access to our systems or theft of our data. If we or third parties with whom we do business were to fall victim to cyber-attacks or experience other cybersecurity incidents, such incidents could result in unauthorized access to, disclosure or loss of or damage to company, customer or other third party data; theft of confidential data including personal information and intellectual property; loss of access to critical data or systems; and other business delays or disruptions. If these events were to occur, we may incur substantial costs or suffer other consequences that negatively impact our operations and financial results.

Cyberattacks, security, privacy, or data breaches or other security incidents that affect our networks or systems, or those of our service providers, involving our or our customers’ sensitive, personal, classified or confidential information could expose us to liability under various laws and regulations across jurisdictions, decrease trust in us and our products and services, increase the risk of litigation and governmental investigation, and harm to our reputation, business, and financial condition.

Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on in our operations could be vulnerable to cybersecurity risks. As such, we may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.

We implement measures to protect sensitive and personal data in accordance with our contracts, data protection laws and consumer laws. However, we may be subject to data breaches involving factors beyond its control, including data breach incidents suffered by third parties with which we contract or interact. Any technical problems that may arise in connection with our data and systems, including those that are hosted by third-party providers, could result in interruptions to our business and operations or exposure to security vulnerabilities. These types of problems may be caused by a variety of factors, including infrastructure changes, intentional or accidental human actions or omissions, software errors, malware, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. From time to time, large third-party web hosting providers may experience outages or other problems that would result in their systems being offline and inaccessible, which could materially impact our business and operations.

The secure processing, storage, maintenance and transmission of critical customer and business information are vital to our operations and our business strategy, and although we devote significant resources to protecting such information and take what we believe to be reasonable and appropriate measures to protect sensitive information from compromises such as unauthorized access, disclosure, or modification or lack of availability, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. Although we maintain, and is in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of our sensitive, business, personal, financial or confidential information by anyone including our employees, contractors and consultants, these mechanisms may not be entirely effective or fully complied with internally. We may in the future identify data protection issues requiring remediation and updates to our data security measures and compliance functions. Any misappropriation of sensitive information could harm our relationship with customers and cause us to incur financial liability and reputational harm. If any person, including any of our employees, improperly breaches our network security or otherwise mismanages or misappropriates sensitive data, we could be subject to regulatory actions and significant fines or lawsuits for breaching contractual confidentiality or data protection provisions, which could result in negative publicity, legal liability, loss of customers and damage to our reputation.

Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, We may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent our security measures (including, but not limited to, through the deployment of harmful phishing attacks, malware infection, ransomware, system intrusion, misuse of systems, website defacement, social engineering and denial of service attacks) and may improperly access or misappropriate confidential, proprietary, or sensitive information held by us or on our behalf, disrupt our operations, damage our computers, or otherwise damage our business. Although we have developed or deployed systems and processes that are designed to protect our servers, platform and data, including sensitive data, we cannot guarantee that such measures will be effective at all times. Our efforts may be hindered due to, for example:

•        government surveillance, regulatory requirements or other external events;

•        software bugs or other technical errors or issues;

•        errors or misconduct of employees, contractors or others;

•        the rapidly evolving threat landscape; and

•        inadequate or failed internal processes or business practice.

While we invest resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, we may still be subject to potential liability in connection therewith. Actual or perceived breaches of our security could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. Any of the foregoing could subject us to fines, scrutiny and legal actions, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We may be subject to physical, operational and financial risks associated with climate change.

Our physical assets and infrastructure may be subject to risks from volatile and damaging weather patterns. For example, extreme, weather-related events, such as hurricanes, tornados, extreme storms, wildfires, and floods, could result in physical damage to our facilities and lost production. Unpredictable weather patterns also may result in supply chain disruptions and increased material costs. The ability to harvest the virgin fiber used in our manufacturing operations may be limited, and prices for this raw material may fluctuate, during prolonged periods of heavy rain or during tree disease or insect epidemics that may be caused by variations in climate conditions. Other climate-related business risks that we face include risks related to the transition to a lower-carbon economy, such as increased prices for certain fuels, including natural gas; the introduction of a carbon tax; increased regulations; and more stringent and/or complex environmental and other permitting requirements. To the extent that climate-related risks materialize, and we are unprepared for them, we may incur unexpected costs, which could have a material effect on our financial results of operations.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “estimate,” “project,” “anticipate,” “expect,” “seek,” “predict,” “continue,” “possible,” “intend,” “may,” “might,” “will,” “could,” would” or “should” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our products, product development, prospects, strategies, the industry in which we operate and potential acquisitions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this prospectus. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. All forward-looking statements are based upon information available to us on the date of this prospectus. Important factors that could cause our results to vary from expectations include, but are not limited to:

•        our expenses, future revenue, capital requirements and need for and ability to obtain additional financing;

•        changes in senior management, loss of one or more key personnel or our inability to attract, hire, integrate and retain highly skilled personnel;

•        our ability to avoid and defend against intellectual property infringement, misappropriation and other claims including breaches of security of confidential information;

•        general economic conditions and events, such as the COVID-19 pandemic, the Russia/Ukraine conflicts, and bank defaults and closures, and the impact they may have on us, including increases in inflation rates and rates of interest, supply chain challenges, and increased costs for material and labor;

•        our competition and market development; and

•        the impact of laws and regulations on our operations.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition, business and prospects may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus. In addition, even if our results of operations, financial condition, business and prospects are consistent with the forward-looking statements contained in this prospectus, those results may not be indicative of results in subsequent periods.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth below under “Risk Factors” and elsewhere in this prospectus. The factors set forth below under “Risk Factors” and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. We caution readers not to place undue reliance on such statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We plan on using the net proceeds from this offering to expand our two facilities through additional lines of operation, enhance our research and product development, increase our product marketing and promotion, seek additional sales channels, and fund potential acquisitions of other consumer packaging companies, with the remaining proceeds to be used for working capital and general corporate purposes, including capital expenditures for facility improvements. We expect to receive net proceeds from this offering of 3,000,000 shares of common stock to be approximately $12.95 million, or approximately $15.2 million if the underwriters exercise their option to purchase additional shares of common stock in full, assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Use of Net Proceeds	Amount	Percent
Enhance our product manufacturing capabilities(1)	$5,700,000	44.0%
Expand our New Jersey and Poland facilities by adding additional lines of operation	$4,500,000	34.8%
Fund potential acquisitions of other packaging companies	$1,500,000	11.6%
Increase our marketing and promotion and seek additional sales channels	$500,000	3.8%
Working capital and other corporate purposes	$750,000	5.8%

____________

(1)      Includes, but is not limited to, an upgrade to one of our laminators in Poland to facilitate our UniLustre manufacturing, installation of a new laminator in our U.S. facility, a chiller replacement for our U.S. facility, additional employees to operate our machinery, implementation of updated computer software and construction for the relocation of a new lab. As of the date of this prospectus, we have no binding agreements to acquire any of the foregoing items.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. Currently we have no binding acquisition agreements.

Each $1.00 increase or decrease in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $____, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our business growth strategy and the scale achieved by our sales and marketing team, as well as the amount of cash used in our operations. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds.

DIVIDEND POLICY

We have not declared or paid any cash dividends on our capital stock since our inception. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of June 30, 2023 as follows:

•        on an actual basis;

•        on a pro forma basis, reflecting: (i) the conversion of the Convertible Notes into 181,820 shares of common stock, and (ii) the conversion of a portion of our existing debt into 3,003,392 shares of common stock related to the Debt Conversion (see “Certain Relationships and Related Party Transactions” below for more information on the Debt Conversion); and

•        on a pro forma, as adjusted basis to give effect to the pro forma transactions listed above and the sale of 3,000,000 shares of common stock in this offering, assuming an initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option).

The information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering as determined at pricing. You should read the following information together with the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing at the end of this prospectus.

	Actual	As of June 30, 2023
		Pro Forma	Pro Forma, As Adjusted
Cash and cash equivalents(1)	$404,571	$404,571	$13,354,571
Liabilities:
Long-term debt, including current maturities portion	$24,138,843	$15,379,515	$15,379,515
Stockholders’ equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized and 10,375,460 shares issued and outstanding; 100,000,000 shares authorized and 13,560,672 shares issued and outstanding – pro forma; and 100,000,000 shares authorized, 16,560,672 shares issued and outstanding – pro forma, as adjusted	$10	$11	$14
Preferred stock, par value $0.001 per share: 10,000,000 shares authorized; 0 shares issued and outstanding;	$—	$—	$—
Treasury stock, at cost (41,600 shares at $.12)	$(4,992)	$(4,992)	$(4,992)
Additional paid-in capital	$8,898,175	$17,657,503	$32,657,503
Accumulated other comprehensive loss	$(26,944)	$(26,944)	$(26,944)
Accumulated deficit	$(12,390,766)	$(12,390,766)	$(14,440,766)
Total stockholders’ equity (deficit)	$(3,524,517)	$5,234,811	$18,184,811
Total capitalization	$20,614,326	$20,614,327	$33,564,330

____________

(1)      The cash and cash equivalents balances of the actual and pro forma columns both include gross proceeds of $500,000 from the Bridge Financing since such proceeds were recorded as of the closing of the Bridge Financing in December 2022. The cash and cash equivalents balance of the pro forma, as adjusted column gives effect to the sale of 3,000,000 shares of our common stock in this offering at the assumed initial public offering price of $5.00 per share (which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us, from which we expect to receive net proceeds of approximately $12,950,000.

DILUTION

If you purchase shares of our common stock offered in this prospectus, your ownership interest will be diluted to the extent of the difference between the assumed initial public offering price in this offering of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and the adjusted net tangible book value per share of our common stock upon consummation of this offering. As of June 30, 2023, we had a historical net tangible book value of $(3,524,517) or $(0.34) per share of common stock. Our historical net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of common stock then issued and outstanding.

Our pro forma net tangible book value, as of June 30, 2023, was $5,234,811, or ($0.39) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less our total liabilities, after giving effect to the conversion of the Convertible Notes into 181,820 shares of common stock, and the 3,003,392 shares of common stock issued in connection with the Debt Conversion (as defined above). Pro forma net tangible book value per share represents pro forma net tangible book value divided by the total number of shares outstanding, as of June 30, 2023, after giving effect to the pro forma adjustments described above.

After giving further effect to our sale of 3,000,000 shares of common stock in this offering, at an assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma, as adjusted net tangible book value as of June 30, 2023 would have been $18,184,811 or $0.72 per share (assuming no exercise of the underwriters’ option to purchase additional shares of our common stock). This represents an immediate and substantial dilution of $3.89 per share to new investors purchasing common stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share		$5.00
Net tangible book value per shares as of June 30, 2023	$(0.34)
Increase per share attributable to the pro forma adjustment described above	$0.73
Pro forma net tangible book value per share as of June 30, 2023		$0.39
Increase in pro forma, as adjusted net tangible book value per share attributable to investors purchasing shares of common stock in this offering	$0.72
Pro forma, as adjusted net tangible book value per share after giving effect to this offering		$1.11
Dilution per share to new investors in this offering		$3.89

The dilution information discussed above is illustrative only and may change based on the actual initial public offering price and other terms of this offering.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma, as adjusted net tangible book value per share after this offering and dilution per share to investors purchasing common stock in this offering by $0.20, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full to purchase additional shares of common stock, the pro forma, as adjusted net tangible book value per share after the offering would be $0.80 per share, assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range on the cover page of this prospectus.

	Shares purchased		Total consideration		Average Price per Share
	Number	Percent	Amount	Percentage
Existing shareholders	13,560,672	81.9%	$9,703,203	39.3%	$0.72
Investors in this offering	3,000,000	18.1%	$15,000,000	60.7%	5.00
Total	16,560,672	100.0%	$24,703,203	100.0%	$1.49

The information relating to existing stockholders in the table above is based on 16,560,672 shares of our common stock outstanding as of the date of this prospectus and gives effect to: (i) the conversion of the Convertible Notes into 181,820 shares of common stock, and (ii) the 3,003,392 shares of common stock that will be issued in connection with the Debt Conversion (as defined above).

If we issue additional shares of our common stock in the future, there will be further dilution to investors purchasing shares of common stock in this offering. In addition, we may choose to raise additional capital because of market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities may result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the information presented in our historical combined financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, the following discussion contains forward-looking statements, such as statements regarding our expectation for future performance, liquidity and capital resources, which involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. Our actual results may differ materially from those contained in or implied by any forward-looking statements. Factors that could cause such differences include those identified below and those described in “Information Regarding Forward-Looking Statements,” “Risk Factors” and “Financial Information.”

Company Overview

We develop, design, manufacture and sell value-added paper and paperboard products for consumer goods packaging that are plastic free and 100% recyclable. Using our proprietary processing technology, we metalize paper without any lamination or film resulting in a custom product with a reflective metallic look or holographic eye-catching design. We believe that our UniLustre® metallizing product line is the only technology currently available to decorate paperboard without the need for an additional plastic substrate. Our products can be utilized to produce a wide variety of packaging that is primarily used for toothpaste, beverage, cosmetic, blister and personal care packaging and extensively in gaming markets for playing cards and lottery tickets. We have provided end-user brand support, through our design and packaging, to leading consumer brands such as Anheuser-Busch, Procter & Gamble, Colgate-Palmolive, Unilever, Church and Dwight, GSK plc, Revlon, Scientific Games, British American Tobacco, R.J. Reynolds Tobacco and other Fortune 500 companies. For the past three years, our UniLustre sales have grown year-over-year, excluding growth from our recent Poland facility acquisition in July 2021, and we have been profitable. We have been in the printing and packaging business for more than 50 years.

Trends and Key Factors Affecting our Results of Operations

Overall, packaging industry production costs are impacted by three major elements: quality, productivity and overall costs. These three factors are not isolated and are issues across the entire chain from designing to printing, converting and packaging. If any portion of the chain is not working as it should, the rest is affected as well, especially in a packaging production’s integrated workflow. In addition, managing brand owners, who are the decision-makers on the packaging, and their expectations can be a challenge, as they want better, faster, more customized and better secured products.

Sustainability is also a major consideration in the packaging industry. Packaging production will need to process more advanced substrates, thinner materials and more demanding designs — all with the same productivity, more flexibility and at the same cost. Ideal waste management means zero-fault packaging. The ability to manage repeat orders and legal regulation changes is required for our continued success as well.

While we make our strategic planning decisions based on the assumption that the markets we are targeting will continue to grow in the long-term, our business is dependent, in large part on, and directly affected by, business cycles and other factors affecting the economy generally. Our industry is effected by general economic conditions and other factors, including consumer spending and preferences, changes in inflation rates and supply chain issues.

Supply Chain Disruptions

A major challenge we may face is a supply shortage of paperboard across the market as a result of the impact of consolidation among suppliers. We do not currently have any supply contracts with any vendors for paperboard. We use paperboard in 100% of our products, so any delay in our supplies can delay our production. Some mills have even placed allocations for all customers, though we have not had to implement this. Due to this lower supply and higher paperboard costs, we passed through some of those additional costs to our customers and end-users through price increases in our products, but paperboard prices have since normalized as of the first quarter of 2023.

Our Poland facility is currently oversold and needs more capacity. We have plans to add significant capital equipment in this facility and our New Jersey facility over the next 18 months to address these issues.

In addition, as Russia’s conflict with Ukraine goes on, European mills that supply our facility are deeply concerned about the potential energy crisis this conflict creates. The war between these two countries has already brought about higher energy prices and that is expected to continue.

In an effort to mitigate the impact of supply chain disruptions to our operations, in addition to increasing the pricing of certain products commensurate with our costs, we rely on multiple suppliers for all of our films and foils, including both domestic and international suppliers. We prefer domestic suppliers as they have the capability of reacting quickly to changes in the marketplace and absorbing these effects so business can continue as usual. Lead time and cost of transport can have a significant impact on our industry so domestic suppliers’ ability to absorb change because of their close geographical location and resultant uncomplicated supply chain is beneficial to us. Overall, our films are not costly to ship and we do bring in films and foils from foreign suppliers, primarily Turkey and India. Supplies from these countries, in general, present significant cost savings as well as quality benefits. Additionally, we maintain significant inventory for repeat and/or well-forecasted business.

Inflationary Pressures

In an effort to mitigate the impact of inflationary pressures, our memorandum of agreement with PaperWorks Industries, Inc. (“PWI”) includes raw material cost pass-through mechanisms, which mitigate the impact of changes in raw material costs; however, the contractual price changes do not occur simultaneously with raw material price changes. Due to differences in timing between purchases of raw materials and sales to PWI, there is often a “lead-lag” effect during which margins are negatively impacted in periods of rising raw material costs and positively impacted in periods of falling raw material costs. Moreover, many of our sales are not covered by such pass-through mechanisms, and while we also use price increases, whenever possible, to mitigate the effect of raw material cost increases for customers that are not subject to raw material cost pass-through agreements, we often are not able to pass on cost increases to our customers on a timely basis, if at all, and consequently do not always recover the lost margin resulting from the cost increases. While inflation has not stabilized, continued inflation is likely to result in further increases in raw material costs, shipping costs, and internal labor costs, which could impact our future results of operations.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures must be in conformity with U.S. GAAP. These accounting principles require us to make estimates and judgments that can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenue and expense during the periods presented. We believe that the estimates and judgments upon which we rely are reasonably based upon information available to us at the time that it makes these estimates and judgments. To the extent that there are material differences between these estimates and actual results, our financial results will be affected. The accounting policies that reflect our more significant estimates and judgments and which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below.

The following are not intended to be a comprehensive list of all of our accounting policies or estimates. Our accounting policies are more fully described in “Note 1 — Organization, business and summary of significant accounting policies,” in our financial statements included at the end of this prospectus.

Revenue Recognition

We recognize revenue in accordance with Accounting Standards Codification (“ASC”) 606, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligation(s) in the contract; and (5) recognize revenue when or as we satisfy a performance obligation.

Operating Lease right-of-use assets

From time to time, we may enter into operating lease or sub-lease agreements, including our corporate headquarters. We account for leases in accordance with ASC Topic 842: Leases, which requires a lessee to utilize the right-of-use model and to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the statement of operations. In addition, a lessor is required to classify leases as either sales-type, financing or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor does not convey risk and rewards or control, the lease is treated as operating. We determine if an arrangement is a lease, or contains a lease, at inception and record the lease in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments over the lease term. Lease right-of-use assets and liabilities at commencement are initially measured at the present value of lease payments over the lease term. We generally use our incremental borrowing rate based on the information available at commencement to determine the present value of lease payments except when an implicit interest rate is readily determinable. We determine our incremental borrowing rate based on market sources including relevant industry data.

We have elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component, from both a lessee and lessor perspective with the exception of direct sales-type leases and production equipment classes embedded in supply agreements. From a lessor perspective, the timing and pattern of transfer are the same for the non-lease components and associated lease component and, the lease component, if accounted for separately, would be classified as an operating lease.

We have elected not to present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of our leases do not provide an implicit rate of return, we used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

Our leases, where we are the lessee, do not include an option to extend the lease term. Our lease does not include an option to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease term would include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense, included as a component of general and administrative expenses, in the accompanying consolidated statements of operations.

Certain operating leases provide for annual increases to lease payments based on an index or rate, our lease has no stated increase, payments were fixed at lease inception. We calculate the present value of future lease payments based on the index or rate at the lease commencement date. Differences between the calculated lease payment and actual payment are expensed as incurred.

Results of Operations

Three and Six Months Ended June 30, 2023 Compared to Three and Six Months Ended June 30, 2022

Results of operations included within this registration statement are those of the Company and any subsidiaries consolidated.

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022
Sales	$7,692,491	$8,483,148	$13,999,511	$16,210,985
Cost of sales	(6,151,846)	(6,738,796)	(11,386,234)	(13,191,181)
Gross profit	1,540,645	1,744,352	2,613,277	3,019,804
Total operating expenses	(846,149)	(846,857)	(1,645,961)	(1,549,089)
Provision for income taxes	(14,280)	(9,608)	(14,280)	(33,941)
Interest expense	(328,730)	(265,207)	(568,800)	(528,152)
Net Income	$351,486	$622,680	$384,236	$908,622

Sales.    Total sales were $7,692,491 and $13,999,511 for the three and six months ended June 30, 2023, respectively, compared to $8,483,148 and $16,210,985 for the three and six months ended June 30, 2022, respectively. This decrease of $823,137, or 9.65%, and $2,211,474, or 15.8%, for the three and six months ended June 30, 2023, respectively, was due to market volume decrease driven by global macroeconomic factors that forced end-users and customers to decrease their inventory of raw materials, rather than placing new orders with us, to preserve cash. Given that our business can be affected by the economy as a whole and macroeconomic factors that affect consumers’ demands, our sales volume fluctuates depending on customers’ and end-users’ number of orders, and whether they order roll stock or sheet stock.

For the three months ended June 30, 2023, our sheet volume decreased from approximately 8.2 million lineal feet to approximately 3.8 lineal feet, while our roll order volume increased from approximately 24.6 million to approximately 33.6 million. As shown on the table below, even though our average selling price per lineal feet increased significantly for our sheet orders, sheet order volume also decreased by approximately 53.4%, which offset most of the gains attributed to higher average prices per lineal feet. The decrease in sheet orders is mainly attributed to a decrease of sheet orders from the oral care, general packaging and liquor market segments due to excessive on-hand inventory, which lead to less orders from those customers. Roll stock orders increased due to the increase in orders in the lottery market segment. This decrease in overall volume of sales was not a result of any material change in the product mix of each market segment.

For the six months ended June 30, 2023, our sheet volume decreased from approximately 17.2 million lineal feet to approximately 7.2 million lineal feet, while our roll order volume increased from approximately 42.6 million lineal feet to approximately 59.4 million lineal feet. As shown in the table below, our average selling price per lineal feet for both sheet and roll orders increased, which alleviated some of the impact of the significant decrease of 15.3% in sheet volume orders. This decrease in sheet orders is primarily due to the liquor, general packaging and oral care market segments orders, which were lower during this period due to excessive on-hand inventory by our customers. Our roll stock orders increased by 30%, primarily due to an increase in lottery orders, which are ordered in roll stock. This decrease in sheet order volume was not a result of any material change in the product mix of each market segment.

	Roll Stock		Sheet Stock
	Roll Stock LF (in thousands)(1)	Avg. Price ($)/LF(1)(2)	Sheet Stock LF (in thousands)(1)	Avg. Price ($)/LF(1)(2)
Three Months Ended June 30, 2023	33,585	$0.14	3,825	$0.54
Three Months Ended June 30, 2022	24,665	$0.14	8,215	$0.30
Six Months Ended June 30, 2023	59,452	$0.14	7,209	$0.50
Six Months Ended June 30, 2022	42,655	$0.10	17,283	$0.35

____________

(1)      “LF” means the lineal feet sold.

(2)      Represents the average price, expressed in dollars, per 1,000 lineal feet sold.

We have five main market segments: oral care, liquor, general packaging, blister cards, and scratch off state lottery tickets. Our scratch off state lottery tickets sales remained relatively the same at $4.41 million, or 57.4% of total sales, for the three months ended June 30, 2023, compared to $4.37 million, or 51.4% of total sales, in the comparable 2022 period, as scratch off state lottery tickets’ demand is still high nationwide. Further, oral care sales for the three months ended June 30, 2023, were $1.95 million, or 25.4% of total sales, compared to $1.03 million, or 12.2% of total sales, in the comparable 2022 period. This increase in oral care sales was mainly due to new customer orders being delayed from the first quarter to the second quarter due to macroeconomic factors. Blister card sales also increased by approximately 5.3%, which was due to higher demand in that market compared to the same comparable period last year. Further, our liquor packaging and general packaging sales significantly decreased for the three months ended June 30, 2023, by 18.7% and 5.7%, respectively, which decrease was due to general economic conditions and lower demand in such market segments.

During the six months ended June 30, 2023, our oral care, liquor and general packaging market segments had lower demand than usual due to general economic conditions, including high interest rates and potential softening of the economy. Oral care sales decreased by approximately $1.1 million, or 3.6%, due to lower orders from a customer that used inventory on-hand rather than placing new orders with us, and, the liquor market segment had a significant decrease of approximately $2.6 million, which was due to excessive on-hand inventory by our liquor market segment customers. Further, our lottery market segment, which has had high demand for recently, increased by approximately $1.9 million, or 18.7%, due to a significant increase in orders from state lottery ticket customers.

Generally, our UniLustre sales for the three and six months ended June 30, 2023, increased and accounted for 73.6% and 72.2% of our sales, respectively, while laminated products accounted for 26.4% and 27.9% of our sales for the three and six months ended June 30, 2023, respectively, compared to the three and six months ended June 30, 2022, where our UniLustre sales were 81.1% and 50.8%, respectively, and our laminated product sales accounted for and 18.9% and 49.2% during the three and six months ended June 30, 2022, respectively.

The following table provides a summary of our market segment sales by percentage of sales and sales for the three and six months ended June 30, 2023 and June 30, 2022, respectively:

	Three Months Ended June 30, 2023		Three Months Ended June 30, 2022		Six Months Ended June 30, 2023		Six Months Ended June 30, 2022
Market Segment	% of Sales	Sales	% of Sales	Sales	% of Sales	Sales	% of Sales	Sales
Oral Care	25.4%	$1,950,927	12.2%	$1,133,303	23.0%	$3,224,945	26.6%	4,317,634
Liquor (UniLustre)	2.0%	$156,373	20.7%	$1,753,414	4.1%	$572,636	19.7%	$3,198,520
General Packaging	1.0%	$74,592	6.7%	$564,640	4.8%	$673,759	7.6%	$1,236,962
Blister Cards (UniLustre)	14.2%	$1,096,733	9.0%	$765,268	16.2%	$2,269,839	12.8%	$2,079,000
Lottery (UniLustre)	57.4%	$4,413,866	51.4%	$4,266,523	51.8%	$7,238,332	33.2%	$5,378,870
Total	100.0%	$7,692,491	100.0%	$8,483,148	100.0%	$13,999,511	100.0%	$16,210,985

Cost of Sales.    Total cost of sales was $6,151,846 and $11,386,234 for the three and six ended June 30, 2023, respectively, compared to $6,738,796 and $13,191,181 for the three and six months ended June 30, 2022, respectively, which decreases is due to the proportional decrease of sales. Cost of sales is comprised of direct labor costs, direct materials cost (i.e., cost of goods sold), raw material freight costs and indirect manufacturing costs. These costs generally decrease as sales decrease, since less of each is being utilized and/or purchased. This decrease for the three months ended June 30, 2023, is mainly due to a decrease to direct materials cost from approximately $4.9 million to approximately $4.6 million. Further, indirect manufacturing costs decreased from approximately $1.8 million and $3.6 million to approximately $1.5 million and $3.0 million during the three and six months ended June 30, 2023, respectively. Overall, during the six months ended June 30, 2023, direct materials cost decreased from approximately $9.6 million to $8.3 million. No market segment is significantly more expensive or cheaper to produce, and all of these direct material and indirect manufacturing cost decreases are consistent and proportionate to our decrease in sales.

Research and Development.    Research and development expenses are included in our cost of goods sold figures. We generally obtain these research and developments costs for tax purposes and calculated during the tax period.

Gross Profit.    Gross profit was $1,540,645 and $2,613,277 for the three and six months ended June 30, 2023, respectively, compared to $1,744,352 and $3,019,804 for the same periods of 2022, respectively. The decreases in gross profit of $203,707 and $1,275,452 for the three and six months ended June 30, 2023, respectively, were primarily due to the decrease in sales.

Operating Expenses.    Total operating expenses was $846,149 and $1,645,961 for the three and six months ended June 30, 2023, respectively, compared to $846,857 and $1,549,089 for the three and six months ended June 30, 2022, respectively. Operating expenses are comprised of sales, general and administrative costs, which include, but is not limited to, employees’ wages, employee benefits, general costs associated with our office supplies and others. This slight increase in sales, general and administrative costs during the three months ended June 30, 2023 is mainly due to an increase in spending in human capital for marketing and additional advertising expenses.

Interest Expenses.    Interest expenses was $328,730 and $568,800 for the three and six months ended June 30, 2023, respectively, compared to $265,207 and $528,152 for the three and six months ended June 30, 2022, respectively. The increase of during the three and six months ended June 30, 2023, is mainly due to the new laminating equipment installed during such period. These interest expenses are mainly attributed to the outstanding notes to related parties and others.

Net Income.    Net income was $351,486 and $384,236 for the three and six months ended June 30, 2023, respectively, compared to $622,680 and $908,622 for the three and six months ended June 30, 2022. This decrease in net income was primarily due to the decrease in sales.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates period-to-period comparisons by excluding the earnings impact of interest, tax, depreciation and amortization. Management believes that presenting EBITDA is more representative of our operational performance and may be more useful for investors. EBITDA along with a reconciliation to net loss is shown in Other Operating Data within the Results of Operations below.

We use EBITDA to evaluate our operating performance. EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP. We use non-GAAP financial measures as supplements to our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

We reconcile our non-GAAP financial measure to our net income, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Our management uses EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. EBITDA is not presented in accordance with U.S. GAAP. EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense, depreciation, and amortization.

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands)	2023	2022	2023	2022
Net income	$351,486	$622,680	384,236	908,622
Less: Comprehensive adjustment(1)	(4,482)	(1,015)	(6,132)	(4,568)
Net income	347,004	621,665	378,104	904,054
Add: Depreciation and amortization	261,443	259,149	520,085	519,382
Add: Interest expense	328,730	265,207	568,800	528,152
Add: Income tax expense	14,280	9,608	14,280	33,941
EBITDA	$951,457	$1,156,629	1,475,137	1,986,503

____________

(1)      Consists of foreign currency exchange non-cash expenses.

Years Ended December 31, 2022 and December 31, 2021

Results of operations included within this registration statement are those of the Company and any subsidiaries consolidated.

	Fiscal year ended December 31, 2022	Fiscal year ended December 31, 2021
Sales	$30,216,998	$24,738,047
Cost of sales	(25,477,200)	(20,199,563)
Gross profit	4,739,798	4,538,484
Total operating expenses	(2,971,189)	(2,736,590)
Interest expense	(885,193)	(880,209)
Income tax expense	(117,111)	(168)
Net income	$766,305	$921,517

Sales.    Total sales was $30,216,998 for the fiscal year ended December 31, 2022 compared to $24,738,047 for the fiscal year ended December 31, 2021. This increase of $5,478,951, or 22.15%, was primarily due to an increase in the sales volume of our products. Given that our business can be affected by the economy as a whole and macroeconomic factors that affect consumers’ demands, our sales volume fluctuates depending on customers’ and end-users’ orders. The overall increase in sales in the year ended December 31, 2022 is attributed to an increase in sales volume in some of our market segments rather than because of any impact of the higher product prices, which was offset by higher raw material costs, or any material changes in the product mix of each market segment. The two market segments that had the most significant changes in sales were the scratch off state lottery tickets and general packaging market segments. Our scratch off state lottery tickets sales percentage increased by 3.4% in the fiscal year ended December 31, 2022, moving from 23.9% of our total sales as of December 31, 2021, to 27.3%, which was due to an overall increase in the demand of scratch off lottery tickets nationwide during such period and a significant increase in scratch off lottery ticket orders from International Gaming Technologies. Further, the general packaging market segment had a significant increase in sales percentage in the fiscal year ended December 31, 2022, of approximately 14%, which was attributed to a general increase in the consumers’ demand for the products in that market segment. Although our liquor and blister card packaging sales decreased for the fiscal year ended December 31, 2022, by 3.4% and 10.4%, respectively, such sales still accounted for an aggregate of 21.5% of our total sales for such period. The decrease in sales in the liquor market segment was mainly due to less demand for our products in that market segment and one specific end-user’s lower sales during the year ended December 31, 2022, while the decrease in sales in the blister cards market segment was due to an overall lower amount of orders from our customers and end-users in that market segment. Oral care sales for the fiscal year ended December 31, 2022, remained relatively stable, decreasing from 39.2% of our total sales in the year ended December 31, 2021, to 35.9% of our total sales in the comparable 2022 period.

	Roll Stock		Sheet Stock
	Roll Stock LF (in thousands)(1)	Avg. Price ($)/LF(1)(2)	Sheet Stock LF (in thousands)(1)	Avg. Price ($)/LF(1)(2)
Year Ended December 31, 2022	99,782	$0.13	30,391	$0.41
Year Ended December 31, 2021	98,624	$0.11	28,989	$0.41

____________

(1)      “LF” means the lineal feet sold.

(2)      Represents the average price, expressed in dollars, per 100,000 lineal feet sold.

The two market segments that had the most significant changes in sales were the scratch off state lottery tickets and general packaging market segments. Our scratch off state lottery tickets sales percentage increased by 3.4% in the fiscal year ended December 31, 2022, moving from 23.9% of our total sales as of December 31, 2021, to 27.3%, which was due to an overall increase in the demand of scratch off lottery tickets nationwide during such period and a significant increase in scratch off lottery ticket orders from International Gaming Technologies. Further, the general packaging market segment had a significant increase in sales percentage in the fiscal year ended December 31, 2022, of approximately 14%, which was attributed to a general increase in the consumers’ demand for the products in that market segment. Although our liquor and blister card packaging sales decreased for the fiscal year ended December 31, 2022, by 3.4% and 10.4%, respectively, such sales still accounted for an aggregate of 21.5% of our total sales for such period. The decrease in sales in the liquor market segment was mainly due to less demand for our products in that market segment and one specific end-user’s lower sales during the year ended December 31, 2022, while the decrease in sales in the blister cards market segment was due to an overall lower amount of orders from our customers and end-users in that market segment. Oral care sales for the fiscal year ended December 31, 2022, remained relatively stable, decreasing from 39.2% of our total sales in the year ended December 31, 2021, to 35.9% of our total sales in the comparable 2022 period.

The following table provides a summary of our market segment sales by percentage of sales and sales amount for both fiscal years ended December 31, 2022, and December 31, 2021, respectively:

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

	Fiscal year ended December 31, 2022		Fiscal year ended December 31, 2021
Market Segment	% of Sales	Sales	% of Sales	Sales
Oral Care	35.9%	$10,850,236	39.2%	$9,702,137
Liquor (UniLustre)	11.7%	$3,526,693	15.1%	$3,728,193
General Packaging	15.3%	$4,627,227	1.6%	$400,234
Blister Cards (UniLustre)	9.8%	$2,972,570	20.2%	$4,986,322
Lottery (UniLustre)	27.3%	$8,240,272	23.9%	$5,921,161
Total	100.0%	$30,216,998	100%	$24,738,047

Generally, our UniLustre sales increased year-to-year, and it accounted for 64.1% of our sales, while laminated products accounted for 35.9% of our sales for the fiscal year ended December 31, 2022, compared to 59.2% and 40.8%, respectively, for the fiscal year ended December 31, 2021. In addition to increased sales in the scratch off state lottery tickets and general packaging market segments, there also was a gain attributed to our sales in the European market through our facility in Poland, which added approximately $3.4 million to our total sales for the fiscal year ended December 31, 2022 compared to $2 million from July 2021, the date we acquired the Poland facility, to December 2021.

Cost of Sales.    Total cost of sales was $25,477,200 for the fiscal year ended December 31, 2022 compared to $20,199,563 for the fiscal year ended December 31, 2021, which increase is due to the proportional increase of cost of sales due to higher sales. Cost of sales is comprised of direct labor costs, direct materials cost (i.e., cost of goods sold), raw material freight costs and indirect manufacturing costs. These costs generally rise as sales increase, since more of each is being utilize and/or purchased. This increase for the fiscal year ended December 31, 2022 is mainly due to an increase on direct materials cost from approximately $14.7 million to approximately $18.7 million. Direct materials cost includes costs from both our domestic and international suppliers, which account for 75% and 25%, respectively, of the total cost of sales included in the table above. Further, indirect manufacturing costs increased from approximately $5.4 million to approximately $6.8 million. Both of these direct material and indirect manufacturing cost increases are consistent and proportionate to our increase in sales.

Research and Development.    Research and development (“R&D”) expenses are included in our cost of goods sold figures. We generally obtain these research and developments costs for tax purposes (i.e., R&D tax credits). For the fiscal year ended December 31, 2022, they have not yet been calculated; however, we estimate these R&D expenses to be approximately $650,000 for the fiscal year ended December 31, 2022, which is slightly higher than the $605,296 amount for R&D expenses for the fiscal year ended December 31, 2021. This increase was mainly due to the cost of implementing UniLustre into our Poland facility. A sizable portion of this expense consisted of implementing our UniLustre product testing to the Poland facility.

Gross Profit.    Gross profit was $4,739,798 for the fiscal year ended December 31, 2022, compared to $4,538,484 for the same period of 2021. Our products are categorized in two segments, either laminated and/or non-laminated UniLustre. This increase in gross profit of $201,314 for the fiscal year ended December 31, 2022, or 4.4%, was primarily due to an increase in sales.

Operating Expenses.    Total operating expenses for the fiscal year ended December 31, 2022, was $2,971,189 compared to $2,736,590, an 8% increase, for the fiscal year ended December 31, 2021. Total operating expenses are comprised of sales, general and administrative costs, and interest expenses, which include, but is not limited to, employee’s wages, employee benefits, general costs associated with our office supplies and others. This slight increase in sales, general and administrative costs, is mainly due to an increase in sales and the corresponding costs associated with such sales. Further, salaries from our management team increased approximately 12% over the comparable period, and our total operating expenses associated with the Poland facility increased, given that the fiscal year ended December 31, 2021, account for less than a full year of such expenses, which further contributed to this increase in total operating expenses.

Interest Expenses.    Interest expense for the year ended December 31, 2022 was $885,193, compared to $880,209 during the same period in 2021. These interest expenses are mainly attributed to the interest expenses related to the Corrected Amended and Restated Consolidated ABL, Pension, Infusion and Rollover Balloon Promissory Note to Raghunathan Sarma (the “Amended and Restated Note”) in the principal amount of $12,579,009 with an interest rate of 6.5% per annum, to which we paid interests in the total amount of $852,985 for the fiscal year ended December 31, 2022, compared to $867,082 for the fiscal year ended December 31, 2021. Additionally, we have other outstanding notes, pursuant to which we paid $32,208 in interest for the fiscal year ended December 31, 2022, compared to $13,127 for the comparable period.

Net Income.    Net income was $766,305 for the fiscal year ended December 31, 2022, and $921,685 in profit for the year ended December 31, 2021. This decrease in net income is mainly due to an increased depreciation expense of $341,734 for the fiscal year ended December 31, 2022, compared to the same period in 2021, which only included depreciation and amortization costs of the Poland acquisition for the period after July 2021, which was when we acquired such facility. The depreciation for the fiscal year ended December 31, 2022, was $1,044,857 compared to $703,123 for the comparable 2021 period, which is equivalent to an increase of 49%, or $341,734.

Non-GAAP Financial Measures

To supplement our financial information presented in accordance with U.S. GAAP, management periodically uses certain “non-GAAP financial measures,” as such term is defined under the rules of the SEC, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. For example, non-GAAP measures may exclude the impact of certain items such as acquisitions, divestitures, gains, losses and impairments, or items outside of management’s control. Management believes that the following non-GAAP financial measure provides investors and analysts useful insight into our financial position and operating performance. Any non-GAAP measure provided should be viewed in addition to, and not as an alternative to, the most directly comparable measure determined in accordance with U.S. GAAP. Further, the calculation of these non-GAAP financial measures may differ from the calculation of similarly titled financial measures presented by other companies and therefore may not be comparable among companies.

EBITDA provides additional insight into our underlying, ongoing operating performance and facilitates period-to-period comparisons by excluding the earnings impact of interest, tax, depreciation and amortization. Management believes that presenting EBITDA is more representative of our operational performance and may be more useful for investors. EBITDA along with a reconciliation to net loss is shown in Other Operating Data within the Results of Operations below.

We use EBITDA to evaluate our operating performance. EBITDA does not represent and should not be considered an alternative to net income as determined by U.S. GAAP, and our calculations thereof may not be comparable to those reported by other companies. We believe EBITDA is an important measure of operating performance and provides useful information to investors because it highlights trends in our business that may not otherwise be apparent when relying solely on U.S. GAAP measures and because it eliminates items that have less bearing on our operating performance. EBITDA, as presented herein, is a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. GAAP. We use non-GAAP financial measures as supplements to our U.S. GAAP results in order to provide a more complete understanding of the factors and trends affecting our business. EBITDA is a measure of operating performance that is not defined by U.S. GAAP and should not be considered a substitute for net (loss) income as determined in accordance with U.S. GAAP.

We reconcile our non-GAAP financial measure to our net income, which is its most directly comparable financial measure calculated and presented in accordance with U.S. GAAP. Our management uses EBITDA as a financial measure to evaluate the profitability and efficiency of our business model. EBITDA is not presented in accordance with U.S. GAAP. EBITDA includes adjustments for provision for income taxes, as applicable, interest income and expense and depreciation and amortization.

	For the year ended December 31,
(Dollars in thousands)	2022	2021
Net income before comprehensive adjustment	$766,305	$921,517
Less: Comprehensive adjustment(1)	(6,600)	(14,212)
Net income	759,705	907,305
Add: Depreciation and amortization	1,044,857	703,123
Add: Interest expense	885,193	880,209
Add: Income tax expense	117,111	168
EBITDA	$2,806,866	$2,490,805

____________

(1)      Consists of foreign currency exchange non-cash expenses.

Liquidity and Capital Resources

Historically, our primary uses of cash have been to finance working capital needs, debt reduction, and planning for future growth utilizing innovations and technology. We expect that we will be able to meet our needs to fund operations, capital expenditures and other commitments in the next 12 months primarily with our cash and cash equivalents and operating cash flows. We continue to pursue new revenue opportunities to ensure cash flow stream of new sources to meet our obligations.

As of June 30, 2023, our major cash flows consisted of the net cash provided by operating activities of $242,328. The $3,654,393 spent on the purchase of fixed assets was to complete the installation of a new film laminating machine, which cost approximately $3.4 million dollars and was financed by a loan agreement from M&T bank; moreover, we also incurred expenses for planning, excavation, rigging, heavy machinery equipment rental, installation expenses related the installation of the film laminating machine. Further, we also spent around $260,000 to add a trim system, forklift, and for facility improvements.

For the fiscal year ended December 31, 2022, our major cash flows consisted of the cash paid for the purchase of fixed assets, which mainly consisted of equipment improvements and assets for our New Jersey and Poland facilities, including parking lot, loading ramps, forklifts, and other facility improvements. Compared to the fiscal year ended December 31, 2021, in which we used $1,246,892 cash for the purchase of fixed assets, most of the cash used in the fiscal year ended December 31, 2022, went to improvements rather than actual purchases of fixed assets, while in the fiscal year ended December 31, 2021, the acquisition of the Poland facility was the main factor driving the cash used for the purchase of fixed assets. For the fiscal year ended December 31, 2022, the improvements to our New Jersey facility accounted for $545,253, or approximately 70% of the total cash used for the purchase of fixed assets, while the Poland facility improvements accounted for $230,675 of the cash used for the purchase of fixed assets, or approximately 30% of the total cash used for the purchase of fixed assets.

Following the Debt Conversion, we have approximately $9.7 million of outstanding indebtedness. The majority of our indebtedness is made up by related party promissory notes (see “Certain Relationships and Related Party Transactions” below), including the various promissory notes with Raghunathan Sarma dating back to 2010. Mr. Sarma has loaned us an aggregate principal amount of approximately $16.0 million. As of November 9, 2023, the aggregate outstanding principal and interest balance of Mr. Sarma’s various promissory notes was $7.3 million following the Debt Conversion, pursuant to which approximately $8.0 million of our outstanding indebtedness to Mr. Sarma was converted into 2,909,091 shares of our common stock.

Repaying the loan amounts may restrict our liquidity and capital resources and may require us to modify, delay or abandon some of our planned future expansions and development, or to otherwise deviate funds from some of these projects to pay the loan amounts instead, which could have a material adverse effect on our business, operating results, financial condition and ability to achieve our intended business objectives.

On September 27, 2021, the Company entered into an equipment financing facility (the “Loan Facility”) with M&T Capital and Leasing Corporation (f/k/a People’s Capital and Leasing Corp.) (“M&T Bank”) pursuant to the terms of, among other documents, a Schedule to a Master Loan and Security Agreement. The Loan Facility provided the Company with an aggregate of $3,434,150 to purchase certain equipment and is secured by such equipment. On May 31, 2022, the Company entered into a commencement letter with M&T Bank (the “Commencement Letter”) in order to lock-in an annual interest rate of 7.39% for the Loan Facility.

Payments on the Loan Facility are to be made in three installments. The first installment of $664,680 was made on October 20, 2021, with an additional disbursement of $82,100 in 2022. As of the years ended December 31, 2022 and 2021, this first installment and additional disbursement are recorded as a component of Property and equipment and the current and long-term portion of long-term debt in the Company’s consolidated balance sheet. The second installment of $2,355,030 was made upon the receipt of the equipment by the Company in May of 2023. The third and final installment is being processed by M&T bank, which is expected to occur in September of 2023.

We capitalized interest related to the Loan Facility in the amounts of $161,583 and $2,576 for the years ended December 31, 2022 and 2021, respectively. For the three month periods ended June 30, 2023 and 2022, we capitalized interest in the amounts of $63,154 and $7,478, respectively. Pursuant to the terms of the Commencement Letter, the Company paid eight monthly interest only payments of $21,149 from June 2022 through January 2023, and the remainder of the Loan Facility is payable in sixty monthly installments of $68,634, which monthly payments commenced in February 2023. These monthly payments will not materially affect the Company’s ability to meet its working capital requirements.

We will need to raise additional capital to fund our operating expenses, pay our obligations, and grow our company in the future. In the future, and subject to market conditions and other factors beyond our control, we intend to expand our operations in Europe and in the U.S. or neighboring countries. Our current resources may be insufficient to satisfy all of our cash requirements and we may seek to sell additional equity or debt securities or obtain a credit facility. Our future operations may be dependent on our ability to secure additional financing. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Our current revenue is sufficient to fund our operations in the next twelve months, and to the extent that we need additional capital beyond such period, we intend to secure additional financing.

Bridge Financing

From September 2022 to December 2022, we received gross proceeds of $500,000 from the Bridge Financing, pursuant to the terms of a subscription agreement with seven accredited investors. The convertible notes mature on October 19, 2025 (unless earlier converted) and bear interest at a rate of 10% per annum. The convertible notes will automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into 181,820 shares of our common stock at a conversion price of $2.75 per share. The holders of our convertible notes will own approximately 1.1% of the outstanding shares of our common stock following this offering.

We are using the net proceeds of the Bridge Financing to fund our continuing working capital and capital expenditure requirements leading up to this offering.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Emerging Growth Company Status

The JOBS Act permits an emerging growth company such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have irrevocably elected to apply this extended transition period and, as a result, we will not adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for public entities. Accordingly, our financial statements may not be comparable to other public companies that do not elect the extended transition period.

BUSINESS

Overview

We develop, design, manufacture and sell value-added paper and paperboard products for consumer goods packaging that are plastic free and 100% recyclable. Using our proprietary processing technology, we metalize paper without any lamination or film resulting in a custom product with a reflective metallic look or holographic eye-catching design. We believe that our UniLustre® metallizing product line is the only technology currently available to decorate paperboard without the need for an additional plastic substrate. This environmentally friendly process, as compared to traditional decorating methods such as laminating, hot stamping or cold foiling, permits customers and end-users to recycle our paperboard with normal paper waste. We believe we are uniquely positioned with our manufacturing facilities in New Jersey, which serves our markets in the United States, Mexico and Canada, and Poland, which covers the European packaging market, to capitalize on the need for environmentally compliant decorated packaging in consumer product markets.

Our products can be utilized to produce a wide variety of packaging that is primarily used for toothpaste, beverage, cosmetic, blister and personal care packaging and extensively in gaming markets for playing cards and lottery tickets. We have provided end-user brand support, through our design and packaging, to leading consumer brands such as Anheuser-Busch, Procter & Gamble, Colgate-Palmolive, Unilever, Church and Dwight, GSK plc, Revlon, Scientific Games, British American Tobacco, R.J. Reynolds Tobacco and other Fortune 500 companies. For the past three years, our UniLustre sales have grown year-over-year, excluding growth from our recent Poland facility acquisition in July 2021, and we have been profitable. We have been in the printing and packaging business for more than 50 years.

Traditionally, decorated products have been laminates of either film and/or paperboard. The film carries the decoration, and the substrate provides the structure to these decorated products. This gives the final package the visual impact we see in today’s marketplace and creates product differentiation. Laminates of this sort are not recyclable, however, which has become a major issue both domestically and abroad. To address that problem, we developed and branded a process that allows our products to not only be 100% recyclable but also improves the visual clarity compared to traditional laminates. We call these products UniLustre® and Holographic UniLustre®. UniLustre products are manufactured with our proprietary technology that renders the final product “film free” and 100% recyclable. This decoration is not only plastic free but uses no chemicals because we only process with water-based additives. We use a vapor deposition of aluminum to achieve the reflection that is seen on our products. Most consumer product companies have committed to converting to recyclable packaging over time, and we believe UniLustre is a compelling option for these companies.

Our products are available in virtually any color and any finish and can be manufactured on substrates ranging from 25 lb. paper/3 mil plastic to 38-point paperboard. We can apply our products to paper, board, plastics or film and can pressure sensitize any product we make. Our customers can select from precision-slit rolls, optically registered sheets or pressure sensitive formats with our branding packages. Our large format capabilities produce rolls of paper up to 72 inches in diameter and 72 inches in width. For these large rolls of paper, we either split the large rolls into narrower rolls or cut the large rolls into sheets for shipment to the customer. Generally, we sell our products to printers and folding carton producers who print our paperboard and form the printed paperboard into folding cartons that will get filled with the product for sale to the consumer. For example, we produce the paperboard that is used for manufacturing the Colgate-Palmolive and Procter & Gamble toothpaste packages.

We are dedicated to minimizing environmental impact, not only during our production, but also throughout our customers’ production, usage and manufacturing cycles as the world continues to respond to sustainability initiatives. We have a history of being environmentally conscious. Our metallized substrates are certified by all the chain of custody agencies, including the Forest Stewardship Council, the Sustainable Forestry Initiative, and the Programme for the Endorsement of Forest Certification. Our UniLustre substrates have been certified by Western Michigan University, which is the industry accepted standard accreditation for recyclable products. Both of our manufacturing facilities are certified by the International Organization for Standardization (ISO).

Since we developed UniLustre in 1995, it has provided the marketplace with an alternative to film and foil laminations and is also 100% recyclable. As end-users have become more environmentally conscious and focused on environmental, social and governance (“ESG”) initiatives over the years, UniLustre has become more popular. We have since scaled production so that UniLustre maintains its same standard of sustainability while also maintaining approximately the same cost as many other currently existing packaging materials. Currently, 65% of our business is generated by our sales of UniLustre. Sustainability and ESG, especially in Europe, are in high demand, and we responded to the market by acquiring a printing facility in Poland in July 2021 to satisfy the demand in Europe for sustainable alternatives to film and foil laminations. We incorporated our wholly-owned subsidiary, Unifoil E.U., LLC, in June 2021 to acquire the Poland facility.

We strive to give our customers, which are primarily packaging and printing companies, and in turn, the end-user retailers, the highest levels of customer service by providing high quality products in a timely and cost-effective manner. We operate our business strategically and with broad flexibility to provide both our large and small customers with a wide spectrum of products that they need to successfully run and grow their businesses. We develop custom formulations and respond to market needs with innovative and environmentally friendly solutions.

We work side by side with our customers and frequently, the end-users, to respond to their unique needs and specifications and also help to simulate conditions to predict how our products will perform under real-world manufacturing conditions. It is our intention to provide our customers with packaging that sets them apart from their competition, and, to that end, we collaborate with each of our customers to develop the best options and solutions that are at our disposal without impacting the product differentiation desired for marketing. Our more than 50 years of expertise in commercial printing services, applying highly aesthetic, specialty finishes on paper and plastic substrates, enables us to transform ordinary printing and packaging into an attractive visual experience, making our customers’ products to stand out and show at their best.

Our Business and Growth Strategy

The principal elements of our business and growth strategy are as follows:

Enhance Our Sustainability Initiatives.    Our principal business objective is to enhance our sustainability initiatives with UniLustre® and UltraLustre products and meet the market’s demand for sustainable and environmentally friendly products. We believe that the sustainable characteristics of our products provide us with an opportunity to expand our long-term customer relationships and presence in key markets with current demand trends towards sustainability. In particular, UniLustre, our premium recyclable decorated substrate, is poised for growth with worldwide focus on ESG. We have already successfully converted a portion of our business from laminated products to UniLustre recyclable products. This has allowed us to expand our reach with our new Poland facility, and our global customers are now sourcing their needs from both of our facilities in New Jersey and Poland. We have been experiencing high levels of demand, currently operating with a four to six week backlog of orders, and we had an increase in demand in 2023 both in the United States and Europe for our UniLustre® product line.

Invest in Our Manufacturing Technology.    We believe that within our key markets we have the most comprehensive product line of any major competitor and have a leading position in many of our key products. We expect to achieve long-term growth rates by leveraging our product line, strong product development capabilities and national, and international, geographic presence. An important part of our strategy is to continue making investments in new manufacturing technology in order to upgrade product capabilities, increase capacity lines, improve productivity and reduce overall product cost. Strategic acquisitions and upgrades to our current facilities will continue to be an important complement to our internal growth strategy. From the net proceeds of this offering, we intend to invest approximately $4.5 million into expanding our facilities by adding additional lines of operation.

Accelerate the Marketing of Our Products Globally.    Part of our strategy is to fully leverage the global demand for sustainable, recyclable packaging material by accelerating the marketing of our UniLustre products on a global scale. Currently, Europe is leading the United States with environmental requirements for packaging, but the United States is not too far behind. Many of our customers are multinational and have global needs. We installed additional capacity lines in our New Jersey facility in the second quarter of 2023, and we are planning to expand our Poland facility in the fourth quarter of 2023 and potentially further expand our operations in the U.S. or neighboring countries.

Expand Our Holographic Film Capabilities In-House.    We also have plans to integrate holographic film embossing in the United States as this process is currently outsourced to other specialized firms. Holographic film embossing is more labor and capital intensive than our other products, so contracting this out to a third party has been the most economically efficient way to produce it. We believe bringing this process in-house will increase our profit margins, help us to respond quickly to market demands and help control our supply of holographic materials.

Continue to Build Strategic Alliances for Production and Marketing.    We intend to build our strategic alliances with printers, end-users and vertically-integrated converters into definitive collaborative business relationships as we continue to scale our business.

The Consumer Packaging Industry

On a global scale, the packaging industry is an economic generator. In a report from The Smithers Group, a global market leader in producing packaging industry reports, entitled “The Future of Global Packaging to 2024” (pub. December 2019), demand for the world packaging industry will reach $1.05 trillion by 2024 with a compound annual growth rate of 2.8%. Asia is the largest market of world packaging consumption, followed by North America and Western Europe. Consumer trends and industry trends for packaging drive this growth rate according to the report.

The United States is one of the fastest-growing packaging markets. Large packaging companies drive investments for innovation and research and development activities in the country in order to provide unique solutions for many packaging challenges. The differential growth across materials and formats drive the fundamental shifts in the packaging industry. In the United States, these differentials are a by-product of the changing consumer behaviors and product innovation within the market.

Packaging solutions are used across various industries, such as food and beverage, cosmetics and healthcare. Packaging has gained significant traction in different industries due to its advantages, such as long shelf-life and durability. Packaging is an all-encompassing industry term for the technology and design work going into protecting or enclosing every sort of product destined for storage, shipping and sales. Packaging also takes in the product manufacturer’s marketing efforts. For consumer product companies, the way they package their products signifies their brand. We believe consumer product companies view the aesthetic qualities of their packaging as an essential part of their marketing.

Every industry has megatrends and overall changes in the marketplace that affect manufacturers’ product placement and presentation. More and more brands are beginning to target niche markets with their packaging. Personalized packaging was a top packaging trend in 2022 as it allowed individuals to identify with a brand’s product.

Our Packaging Products

We offer a wide selection of high-quality, cost effective packaging products. Decorated substrates include paper, paperboard, synthetic papers and plastic. In addition to metallic silver, we are a leading producer of holographic patterns both standard and custom and the leader in registered holographic and registered fresnel lens finishes. We work in close collaboration with our customers and end-users to develop products to meet their unique individual business needs. The major categories of our products include:

UniLustre® products are our proprietary paper and board substrate that delivers visual impact of foil and film laminates with none of the environmental or production challenges. UniLustre lets designers and packaging specifiers create the impactful, dynamic designs that grab consumers’ attention. From a production standpoint, UniLustre prints, scores and folds as easily as paper. UniLustre papers and boards are ideal for cosmetic, personal care, beverage, confection and retail goods packaging due to its leak-proof capabilities. UniLustre is also water-based, as it is manufactured without any chemicals. We believe this product makes point-of-purchase and specialty printing more attractive than other materials on the market.

UniLustre is non-laminated, film-free, solvent-free and recyclable. UniLustre can also be made from post-consumer waste. We believe it satisfies sustainability initiatives of consumer product companies as the materials contribute to source reduction, use less energy and fewer materials and, compared with other packaging products, are less expensive to ship and can significantly reduce a company’s carbon footprint.

UniLustre products are available in metallic silver, stock and custom holographic patterns and with advanced holographic security options. UniLustre can be applied selectively to the substrate through our proprietary process. We can also add color and embossing to design options creating a large array of options for our customers. Additionally, UniLustre can be applied to a variety of paperboard substrates so it is optimal for packaging, cards, POS, signage and displays.

UniLustre accounted for approximately 59.2% and 64.1% of our sales in 2021 and 2022, respectively. No other single product has accounted for more than 10% of our sales during any of these prior periods.

UltraLustre® products are our proprietary, 100% recyclable, plastic or synthetic substrates that allow us to decorate holographic images directly onto a plastic substrate (such as a plastic cut). The ensuing product is as recyclable as the plastic substrate itself. UltraLustre is ideal to use in in-mold label applications as it obviates the need for adhesive labels, and the absence of lamination alleviates any possibility of curling or wrinkling. We do not believe that any other company has a product equivalent to ours, nor do we believe there is another product that can match UltraLustre’s ability because our product delivers the visual impact of foil and film laminates without the environmental and production challenges. The absence of lamination allows for recycling of the final product and for regrinding of manufacturing rejects. UltraLustre provides designers and packaging specifiers the ability to take their ideas to the next level, and we believe it delivers a true on-shelf marketing advantage.

UltraLustre products are available in metallic silver, stock and custom holographic patterns and with advanced holographic security options. UltraLustre can be applied selectively to the substrate through our proprietary process. We can also add color and embossing to design options creating a large array of options for our customers. These products differ from UniLustre as they are used for synthetic papers and plastic.

Recyclable UltraLustre® products are designed to satisfy the sustainability initiatives of consumer product companies. Recyclable UltraLustre is non-laminated, film-free and compatible with recyclable and regrindable in-mold labeling and in-mold decorating applications. The primary uses for Recyclable UltraLustre are injection molded and blow molded applications. UltraLustre materials contribute to source reduction, use less energy and fewer materials than other packaging products, cost less to ship and can significantly reduce a company’s carbon footprint. UltraLustre, like all of our products, can be used on a variety of substrates between 2- to 36-gauge thicknesses, making it ideal for cups, blow molded containers, transaction cards, tubes, food packaging, signage and displays.

Unifilm®, our traditional film-based product, is available in virtually any color and finish and can be manufactured on substrates ranging from 25 lb. paper/3 mil plastic to 38-point board or plastic and other specialty substrates. Unifilm can be applied to paper, board, plastics or film and pressure sensitizes any product that we make. Unifilm is available in precision-slit rolls, optically registered sheets or pressure sensitive formats.

Uniblock™ provides a solution for printed applications where opacity is paramount. Uniblock is a proprietary, black adhesive compound that seals layers together and eliminates light passing through. Uniblock is ideal for applications such as playing cards, pressure sensitive window signage and opaque barriers.

All of our holographic raw materials are procured from outside suppliers. However, we have capital projects and personnel in place to expand our capabilities by integrating the embossing of holographic films process in-house. The embossing process is expensive to outsource, and it is our intention to manufacture it ourselves, which will add significant margin to our existing business and offer additional reach into emerging opportunities.

Our holographic prints deliver a detailed level of depth and movement in packaging, point-of-purchase displays, shelf signage and other specialty print applications. Our holographic prints can also deliver security and authentication protection for advanced security applications. Our custom holographic patterns are available on all of our UniLustre, UltraLustre and Unifilm products.

Research and Product Development

We have a robust research and product development (“R&D”) program in which we have invested approximately $605,296 in 2021 and expect the same level of investment in 2022. We are known for being a first mover with new packaging processing methods. We focus on product development but also pay attention to our processes and efficiencies so that we can continually improve our capabilities and margins.

We intend to launch several R&D initiatives over the next 24 months. We intend to expand our capabilities in Poland, which will require more equipment, certain testing and qualifications. We also plan to decorate actual materials and the products themselves for certain products such as toothpaste and cosmetic tubes using our recyclable UltraLustre®. We plan to enter into the IML (in-mold label)/IMD (in-mold decorating) market with UltraLustre®. This is the process of labeling or decorating injection-molded plastic parts or components during the injection molding cycle. The label becomes an integral part of the final product, creating a fully decorated item at press. Entering into the IML/IMD market will require significant product development. UltraLustre® is currently a small portion of our business, but it is an extremely high margin business, which we believe justifies our increased efforts in this area. We plan to start embossing our holographic prints in-house and build in this integrated (currently purchased) holographic material. This should improve our lead-times as well as increase our profit margins.

Our Sales, Marketing, Customers and End-Users

We employ salespeople in New Jersey, Pennsylvania and Massachusetts, as well as internationally, in Poland and the United Kingdom. Currently, we have five dedicated salespeople. We sell roughly 10% of our products through brokers. We launched our website and digital marketing campaign in the fourth quarter of 2022. Our sales and marketing strategy encompasses two parallel paths. Ideally, we sell to who we consider to be the end-user — for example, Procter & Gamble. We also market our product to “end-users” like Procter & Gamble, such that if we are successful, they will request our product for their contracted printers. We offer pricing to the end-user, which can help our customers eliminate the negotiation and potential markup from a printer. Our aim is to have end-users request our product from their contracted printers. We also sell directly to printers for accounts that they have secured. Regardless of how we market, we always ship directly to and invoice the printer. We do not have formal written agreements with our customers or end-users, except for our memorandum of agreement with PaperWorks Industries, Inc. All other orders are repeat jobs governed by the sales acknowledgment we send to every customer in response to their purchase orders on an individual job basis. Specifically, customers provide us the purchase order and, for every order, we return our sales acknowledgment, which confirms the order’s quantity, price, shipping date and description of product, and contains certain intellectual property provisions, conditions, warranty and other terms customary to this type of service.

Our customers’ orders are either in rolls of paper or sheets of paper, both of which are sold by the lineal foot. Sheets costs more to produce, both because of the process involved to make sheets of paper out of the rolls of paper, but also due to the higher raw material cost associated with the sheets. Further, sheets are generally more expensive to the customer because they can also be holographic, and provide further customization options than when a customer orders rolls of paper. Whenever possible, we pass-through this increased manufacturing cost to our customers. However, because some of the increased costs of producing sheets are not passed through to our customers, when customers’ orders of sheets increase compared to orders of rolls, we are able to capture some of the higher price of sheets and generate more revenue.

We have several payment structures for our salespeople. Some of our salespeople are salaried, some are commission based and others are a blend of salary and commission. Brokers’ rates are individually negotiated based on the order. Depending on location, relationships with the customer, experience, and other factors, we determine which salespeople to assign to each customer. Generally, salespeople are entitled to commissions.

Our two largest product markets are the oral care and scratch off state lottery ticket packaging markets. There is limited consolidation of customers in the scratch off state lottery tickets market, and we currently supply three printers that satisfy 20 different states for their lottery tickets. Though we supply many different printers in the oral care market, most of our sales in this market are to PaperWorks Industries, Inc. In the field of folding carton suppliers, which encompasses single layer cartons that feel similar to cardstock, there has been significant consolidation. We intend to leverage these existing relationships in order to continue to grow in this area. In 2022, approximately 19% of our sales were international. We intend to expand productivity in the international marketplace as we increase the capabilities of our Poland facility.

Our customer base is dispersed across different geographic areas with generally short payment terms. We routinely assess the financial strength of our customers. Our three primary customers in 2022 were PaperWorks Industries, Inc., International Gaming Technologies, and Scientific Games Inc., each of whom accounted for approximately $10,584,000, $4,277,000 and $3,082,000 of our sales, respectively, and accounted for approximately 59% of our sales, collectively, for the year ended December 31, 2022. Our three primary customers in 2021 were PaperWorks Industries, Inc., Scientific Games Inc., and Multipackaging Solutions, each of whom accounted for approximately $9,116,000, $4,895,000 and $1,920,000 of our sales, respectively, and accounted for approximately 65% of our sales, collectively, for the year ended December 31, 2021.

Below were our top end-users, customers and sales percentages in 2021 and 2022:

End-User	Customer	Packaging Market	Percentage of Sales 2021	Percentage of Sales 2022
Procter & Gamble	PaperWorks Industries, Inc.	Oral Care/Cleaning	27.2%	28.7%
State lottery agencies	Scientific Games Inc.	Lottery	23.9%	10.2%
State lottery agencies	International Gaming Technologies	Lottery	1.8%	14.2%
Colgate-Palmolive	PaperWorks Industries, Inc.	Oral Care	4.1%	3.8%
Oral-B	Sunoco LP	Blister Cards	7.2%	5.8%
Diageo	Multipackaging Solutions/WestRock Company	Liquor	11.6%	6.4%
Novartis	Colbert Packaging	Eye Care	5.0%	4.0%
Anheuser-Busch; Colgate-Palmolive	Graphic Packaging International	Liquor/Oral Care	3.0%	5.7%
Unilever	Mainline		2.1%	5.3%

Our Manufacturing and Distribution

We manufacture our products in large rolls of paper, up to six feet in diameter and up to 72 inches in width, which are either split into narrower rolls or cut into sheets for shipment to the customer. We do not perform any post finishing operations in our facilities, which allows the end-user to tailor our product to the specifications of the consumer product of the end-user. We have two manufacturing facilities, one in New Jersey serving our domestic market and one in Poland covering the European packaging market. We manufacture roughly 90% of our products between our two facilities in New Jersey and Poland and ship to our customers directly. Manufacturing our products in-house allows us the flexibility to alter or adjust our products as needed. It also ensures greater quality control as we inspect our products before shipping them to the end-user. Additionally, we can dictate the responsiveness and customer care that we give all of our customers. We keep our overhead low by avoiding foreign managers which, in turn, increases our profit margins. We are more of a “job shop” in that we perform custom projects for other companies. Essentially, our inventory is more concentrated on raw materials, not finished goods. We manufacture for several repeat customers, but we mainly manufacture to order.

Approximately 10% of our products are distributed through paper brokers. Of this amount, our Poland facility accounts for 8% and our New Jersey facility accounts for 2% of distributed products.

Our Suppliers

We depend on approximately 30 suppliers for all of our raw materials. Additionally, some of our key raw materials, such as paper, are sourced from a single supplier or a relatively small number of suppliers. This could potentially cause interruptions with supplies of our key raw materials. We have no written contracts with our suppliers. Rather, we use purchase orders, and therefore in the event of a supply disruption, the company would have to locate and establish relationships with new suppliers. Approximately 75% of our suppliers are from the United States and account for approximately 75% of our raw material costs.

We prefer domestic suppliers as they have the capability of reacting quickly to changes in the marketplace and absorbing these effects so business can continue as usual. Lead time and cost of transport can have a significant impact on our industry so domestic suppliers’ ability to absorb change because of their close geographical location and resultant uncomplicated supply chain is beneficial to us.

Overall, our films are not costly to ship and we do bring in films and foils from foreign suppliers, primarily Turkey and India. Supplies from these countries, in general, present significant cost savings as well as quality benefits. However, we do maintain multiple suppliers for all of our films and foils.

Because of the impact of COVID-19 and some industry consolidation, the paperboard supply has been tight in the marketplace worldwide. Some mills have even placed allocations for all customers, though we have not had to implement this. This supply shortage and price increase of paperboard has mostly normalized as of the end of the first quarter of 2023.

Seasonality

We do not have significant seasonality; however, November and December generally have lower output on a monthly basis. November and December have fewer operating days due to the number of non-working days during that period on account of holidays.

Competition and Our Competitive Strengths

We operate in a highly competitive environment, and we face substantial regional competition across our product lines from a number of well-established businesses. Competition is based on several factors, including price, product design, technology and customer service. Our main competitors are Dart Container Corporation, Huhtamäki Oyj, Berry Global Group, Inc., Genpak, LLC, Sonoco Products Company, The Paper Excellence Group and Resolute Forest Products Inc., Stora Enso Oyj, Amcor plc, Sealed Air Corporation, Silgan Holdings Inc., SIG Combibloc Group AG and Elopak UK Limited. Several of these competitors are larger and have greater financial and other resources than us. In addition, several of these competitors may sell other products used by our customers. We believe that we are able compete effectively given our levels of service, speed to market and product design and development capabilities.

We are a high volume, low cost, environmentally conscious producer that is able to satisfy both large and small volume orders with enough capacity to also handle our customer base’s needs. Our main goal is to offer product differentiation, branding and high-quality packing materials without any capital expenditure or tooling costs for our customers or their printers.

We believe that our UniLustre® and UltraLustre® products provide us with an advantage over our competition due to the sustainability of UniLustre® and UltraLustre®, which is one of the reasons we have focused on these two product lines. For instance, alternatives to our products, such as cold foil technology, use a printing press and are not 100% recyclable. Further, our products provide more value to the customer compared to their respective alternatives. Other technologies, such as hot stamping, only decorate 10% of the package, while our metallized substrate technologies have the ability to decorate up to 100% of the package. Sustainability is also present in the amount of film and aluminum used in our products. While we use film in the UniLustre® process, we remove it, regrind it and reclaim it for future usage so that there is zero waste. By applying our chemistry processes to a clear and very thin polyester film, which is then metallized in a vacuum that disperses the aluminum to the product, we minimize the amount of aluminum utilized. By using our methods and technologies, we can cover two football fields worth of packaging with a nominal amount of aluminum.

We believe the following competitive strengths differentiate us from our competitors and drive our success:

•        We offer 100% recyclable, sustainable and repulpable (reusable) substrates.

•        From our certification by Western Michigan University, we are in the forefront for creating sustainable brilliant substrates.

•        Our reach in the United States and Europe offers large consumer product companies the ability to standardize their packaging globally.

•        We have been able to scale UniLustre® such that it is positioned to manufacture at a low cost while selling at a premium.

•        We believe that we have more capacity and capability than any direct competitor in our market.

•        Our management and manufacturing teams are highly experienced, and we have been in the packaging business for more than 50 years.

Intellectual Property and Proprietary Rights

We regard our metallized product technology as proprietary and rely primarily on a combination of trademark and trade secrets laws of general applicability, non-disclosure and confidentiality agreements and other intellectual property protection methods to safeguard our technology and products. Our two high margin products, UniLustre® and UltraLustre®, are both manufactured with our proprietary technology, and all of our employees have signed non-disclosure and confidentiality agreements.

We have not applied for patents on any of our technology and do not believe this materially impacts our competitiveness. We also rely upon our efforts to design and product new products, and upon improvement of existing products, to maintain a competitive position in the marketplace.

We have obtained five registered trademarks for:

•        “ALUGLAS” — U.S. Trademark Reg. No. 1181075

•        “E.B. — ALUGLAS” — U.S. Trademark Reg. No. 1415664

•        “UNILUSTRE®” — U.S. Trademark Reg. No. 75204282

•        “UNIFOIL” — U.S. Trademark Reg. No. 76078055

•        “ULTRALUSTRE®” — U.S. Trademark Reg. No. 76306659

Governmental Regulation

We are a 100% water-based manufacturer and, as such, not subject to most federal regulations for our manufacturing. We also do not produce any air or ground emissions with our manufacturing and are solvent and hazardous material free. We are currently in compliance with the Environmental Protection Agency pursuant to air quality standards and the New Jersey Department of Environmental Protection, which is the only environmental-related compliance required of us.

A number of governmental authorities, both in the United States and abroad, have considered, and are expected to consider, legislation aimed at reducing the amount of materials incapable of being recycled or composted. Programs have included, for example, banning or restricting certain types of products, mandating certain rates of recycling and/or the use of recycled materials, imposing deposits or taxes on single-use items (often plastic) and requiring retailers or manufacturers to take back packaging used for their products. Such legislation, as well as voluntary initiatives similarly aimed at reducing the level of single-use packaging waste, could reduce demand for our products. Some consumer products companies, including some of our customers, have responded to these governmental initiatives and to perceived environmental or sustainability concerns of consumers by using only recyclable or compostable containers. In addition, changes to health and safety regulations could increase costs and may also have a material adverse effect on our sales if, as a result, the public’s attitude towards the end-products for which we provide packaging is substantially affected.

The Poland facility is currently International Organization for Standardization (“ISO”) certified for food applications. Most of our products in the U.S. have indirect food application and therefore are exposed to very limited regulation. Both facilities are certified by ISO. We are not subject to any regulations by the Food and Drug Administration.

Human Capital

As of November 9, 2023, we had 76 full-time employees, 54 of whom are dedicated to manufacturing, 9 to management, 8 to operations and 5 to sales. We have no part-time employees and we engage 1 consultant. We believe that we maintain good relations with our employees.

Approximately 10 of our current employees are represented under a collective bargaining agreement with the United Food & Commercial Workers Union / International Chemical Workers Union Council Local #195T, which is effective until November 21, 2023.

Properties

We lease a 100,000 square feet manufacturing facility in Fairfield, New Jersey, which also serves as our principal executive offices, as well as 25,000 square feet of warehouse space. This lease has a term expiring in September 2039 with an additional 10 year option, and we pay a monthly rent of $110,339. Additionally, we lease a 44,000 square feet manufacturing and warehouse facility in Gdansk, Poland, which extends through December 31, 2026, pursuant to which we pay $14,167 per month. We anticipate that these manufacturing, warehouse and executive office spaces are sufficient for the near term.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not currently involved in any material legal proceedings or claims.

MANAGEMENT

Executive Officers and Directors

Below is a list of our executive officers and directors as of November 9, 2023.

Name	Age	Position
Joseph Funicelli	63	Chairman of the Board of Directors, Chief Executive Officer and President
James Bosco	64	Chief Financial Officer
George Barenholtz	86	Director
Dennis Sabourin	70	Director
Tejal Shah	54	Director Nominee(1)
Leslie J. Goldman	78	Director Nominee(1)
Dennis Mehiel	81	Director Nominee(1)

____________

(1)      Directors will be appointed upon effectiveness of this registration statement.

Joseph Funicelli — Chairman, President and Chief Executive Officer

Mr. Funicelli has served as our President and Chief Executive Officer since November 1998 and as Chairman of the board of directors since January 2023. Mr. Funicelli has extensive experience in the packaging industry, which he has gained over his 45-year career with our company while serving in various roles. Mr. Funicelli has built industry alliances with suppliers and customers in an effort to bring a wide range of opportunities to our company. In addition to his extensive management experience, Mr. Funicelli has manufacturing, sales, and accounting experience. As our Chief Executive Officer, Mr. Funicelli is focused on the growth and innovation of our company. Mr. Funicelli’s day-to-day operational leadership of our company and in-depth knowledge of our products make him well qualified to serve on our board of directors.

James Bosco — Chief Financial Officer

Mr. Bosco has served as our Chief Financial Officer since 2014. Prior to joining our company, Mr. Bosco was the Controller at RR Donnelley Financial Inc., a leading provider of innovative software and technology-enabled financial regulatory and compliance solutions, from 2007 to 2014. Mr. Bosco has 32 years of accounting experience with both public and private manufacturing companies. Mr. Bosco also has extensive experience with overseeing reporting and compliance pursuant to the Sarbanes-Oxley Act. Due to his extensive accounting experience, Mr. Bosco has developed internal and external auditing skills. He received a B.S. degree in economics from Montclair State University and an Associate degree in accounting from Bergen Community College. Mr. Bosco has a CPA qualification.

George Barenholtz — Director

Mr. Barenholtz has served as a director of our company since July 2000. Mr. Barenholtz served as Chairman of the board of directors from January 2001 to January 2023. Mr. Barenholtz is currently the President of Bar-Bar, Inc., a marketing and consulting company, and has served in that role since June 2000. Bar-Bar Inc. has served as a consultant to the Company since January 2001. Mr. Barenholtz has extensive experience in the manufacturing industry having been the Chairman and Chief Executive Officer of a manufacturer and marketer of specialty surgical products from April 1987 to June 1993 and as the Chief Executive Officer and co-founder of an exclusive distributor of advanced products for treating special fractures from June 1978 to July 1983. In addition, Mr. Barenholtz has worked in the real estate industry as a real estate developer and investor, having set up five real estate oriented investor groups which purchased and managed multiple real estate projects in the State of New Jersey. Mr. Barenholtz holds a B.Sc. degree in engineering from the University of Alberta, a M.S. degree in chemistry from Case Western Reserve University and an MBA degree in marketing from the Baruch School of Business. Mr. Barenholtz provides decades of experience in leading and managing manufacturing and product development businesses, and his service as a board member and investor in companies, make him well qualified to serve on our board of directors.

Dennis Sabourin — Director

Mr. Sabourin has served as a director of our company since November 2022. Mr. Sabourin is currently Of Counsel at the law firm Rabner Baumgart Ben-Asher & Nirenberg, PC, where he has been an attorney since June 1994. Mr. Sabourin has experience with private placement offerings, represented companies and individual senior executives of national and international companies with regard to negotiating employment contracts and negotiating employment terminations, and counseled public companies in other various matters throughout his career. Mr. Sabourin holds a B.A. degree from the University of Vermont, a J.D. degree from the University of Pittsburgh and a Master of Laws in taxation from the University of Florida. Mr. Sabourin is not considered independent due to his transactional relationship with Mr. Sarma as his tax attorney. Mr. Sabourin is well qualified to serve as a director of our company due to his working experience with public companies and corporate governance.

Tejal Shah — Director

Ms. Shah will join our board of directors upon effectiveness of this registration statement. Ms. Shah is the founder of, and since May 2019, has been the Managing Principal of Congruent Advisory Services LLC, through which she provides interim chief financial officer services and a wide range of consulting services, assisting private companies in their transition to becoming publicly traded companies, and helping companies prepare financial statements for SEC filings and improve their audit procedures. Prior to launching Congruent Advisory Services LLC, Ms. Shah served as Corporate Controller of Itafos Inc., a vertically integrated phosphate fertilizer business that is listed on TSX.V, where she was responsible for preparing their quarterly and annual filings with the TSX.V, and the company’s financial reporting processes, from February 2018 to April 2019. Ms. Shah also served as an independent consultant from January 2016 to December 2017, during which time she assisted in the bankruptcy of a public company as the accounting and reporting advisor to such company. Ms. Shah’s professional background also includes various finance roles and Big 5 public accounting experience. Ms. Shah holds a MBA degree from Rice University, a Bachelor in Commerce in Auditing & Accounting from the University of Bombay (India) and a Diploma in Information Systems Management from the National Institute of Information & Technology (India). Ms. Shah is a CPA in the U.S., Chartered Global Management Accountant (CGMA) and a Chartered Accountant (CPA equivalent) in India. Ms. Shah is also a member of the American Institute of Certified Public Accountants and the Texas State Board of Public Accountancy. Ms. Shah’s experience advising a broad array of companies and her expertise in financial and operational management, accounting, financial reporting and SEC filings make her well qualified to serve on our board of directors.

Leslie J. Goldman — Director

Mr. Goldman will join our board of directors upon effectiveness of this registration statement. Since September 2019, Mr. Goldman has served as Senior Vice President and General Counsel at Northwest Biotherapeutics, Inc., a publicly held clinical stage biotechnology company. Prior to this, Mr. Goldman was a partner at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP for over 30 years, specializing in a wide array of advanced technologies and their commercialization. Mr. Goldman also serves as an advisor to a number of other technology companies. Mr. Goldman received a B.A. degree in English from the University of Michigan in 1967 and a J.D. degree from the University of Michigan in 1970. Mr. Goldman’s business and legal experience, along with his directorship experience, makes him well qualified to serve on our board of directors.

Dennis Mehiel — Director

Mr. Mehiel will join our board of directors upon effectiveness of this registration statement. Mr. Mehiel has served as the Chairman and Chief Executive Officer of U.S. Corrugated, Inc since 2006. Mr. Mehiel was also the former Chairman and Chief Executive Officer of Sweetheart Cup Company, the nation’s former largest manufacturer of institutional food service disposables, from 1998 until it merged with its competitor Solo Cup Company in 2004. Prior to his tenure with Sweetheart Cup, Mr. Mehiel was the Chairperson and Chief Executive Officer of Box USA, a manufacturing and packaging company, which he founded in 1966 and subsequently sold to International Paper in 2004. Further, since July 1966, Mr. Mehiel has acted as the Managing Member of Four M Investments, LLC, which is a family office that focuses its investments in packaging, technology and food service industries. Additionally, Mr. Mehiel also currently serves as the Chairperson of the board of directors of McKinley Packaging Company, a green-centered paper and packaging private company. Mr. Mehiel served in the Army and attained the rank of Private First Class before pursuing a business career. Mr. Mehiel’s business experience in the manufacturing and packaging company makes him well qualified to serve on our board of directors.

Family Relationships

There are no family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has, during the past ten years:

•        been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•        had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•        been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•        been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•        been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•        been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Composition of Our board of directors

Upon the effectiveness of this offering, our board of directors will consist of 6 members.

Director Independence

The NYSE American company guide requires that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations committee be independent, or, if a listed company has no nominations committee, that director nominees be selected or recommended for the board’s selection by independent directors constituting a majority of the board’s independent directors. The NYSE American company guide further requires that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act and that compensation committee members satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act.

Our board of directors has determined that all members of the board of directors, except Mr. Funicelli, Mr. Barenholtz and Mr. Sabourin, are independent directors, as defined under applicable NYSE American rules. In making such determination, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our common stock by each non-employee director.

Prior to the effectiveness of this offering, we expect that the composition of our committees will comply with all applicable requirements of NYSE American and the rules and regulations of the SEC.

Board Committees

Our board of directors will establish an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which will operate pursuant to a charter to be adopted by our board of directors and will be in place upon the effectiveness of this offering. Upon the effectiveness of this offering, the composition and functioning of all of our committees will comply with all applicable requirements of the Sarbanes-Oxley Act of 2002, NYSE American, and SEC rules and regulations.

Audit Committee

Upon the effectiveness of this offering, we will establish an audit committee of the board of directors. As a smaller reporting company under Rule 12b-2 of the Exchange Act, we are only required to have at least two members of the audit committee under the NYSE American listing standards, all of whom must be independent, subject to certain phase-in provisions. Tejal Shah and Leslie J. Goldman will serve as members of our audit committee, and both meet the independent director standard under national exchange listing standards and under Rule 10-A-3(b)(1) of the Exchange Act. Ms. Shah will serve as chairperson of our audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Ms. Shah qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Upon effectiveness of this registration statement, we will adopt an audit committee charter, which will detail the purpose and principal functions of the audit committee, including:

•        appoint, compensate, and oversee the work of any registered public accounting firm employed by us;

•        resolve any disagreements between management and the auditor regarding financial reporting;

•        pre-approve all auditing and non-audit services;

•        retain independent counsel, accountants, or others to advise the audit committee or assist in the conduct of an investigation;

•        seek any information it requires from employees-all of whom are directed to cooperate with the audit committee’s requests-or external parties;

•        meet with our officers, external auditors, or outside counsel, as necessary; and

•        oversee that management has established and maintained processes to assure our compliance with all applicable laws, regulations and corporate policy.

Compensation Committee

Upon the effectiveness of this offering, we will establish a compensation committee of the board of directors. Leslie J. Goldman and Dennis Mehiel will serve as members of our compensation committee. Under the national exchange listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent, subject to certain phase-in provisions. Both Mr. Goldman and Mr. Mehiel meet the independent director standard under national exchange listing standards applicable to members of the compensation committee. Mr. Mehiel will serve as chairperson of the compensation committee.

Upon effectiveness of this registration statement, we will adopt a compensation committee charter, which will detail the purpose and responsibility of the compensation committee, including:

•        discharge the responsibilities of the board of directors relating to compensation of the our directors, executive officers and key employees;

•        assist the board of directors in establishing appropriate incentive compensation and equity-based plans and to administer such plans;

•        oversee the annual process of evaluation of the performance of our management; and

•        perform such other duties and responsibilities as enumerated in and consistent with compensation committee’s charter.

The charter will permit the committee to retain or receive advice from a compensation consultant and will outline certain requirements to ensure the consultants independence or certain circumstances under which the consultant need not be independent. We have not retained such a consultant.

Nominating and Governance Committee

Upon the effectiveness of this offering, we will establish a nominating and governance committee of the board of directors that will be comprised of independent directors. Leslie J. Goldman and Dennis Mehiel will serve as members of our nominating and governance, with Mr. Goldman as chairperson. Both Mr. Goldman and Mr. Mehiel meet the independent director standard under national exchange listing standards.

Upon effectiveness of this registration statement, we will adopt a nominating and governance committee charter, which will detail the purpose and responsibilities of the nominating and governance committee, including:

•        assist the board of directors by identifying qualified candidates for director nominees, and to recommend to the board of directors the director nominees for the next annual meeting of shareholders;

•        lead the board of directors in its annual review of its performance;

•        recommend to the board director nominees for each committee of the board of directors; and

•        develop and recommend to the board of directors corporate governance guidelines applicable to us.

Risk Oversight

Our audit committee will be responsible for overseeing our risk management process. Our audit committee will focus on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our board of directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Code of Business Conduct and Ethics

Upon effectiveness of this offering, we will adopt a Code of Business Conduct and Ethics, or the “Code of Conduct,” applicable to directors, executive officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Conduct will be available on the Investor Relations portion of our website at www.unifoil.com. The nominating and corporate governance committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of NYSE American concerning any amendments to, or waivers of, any provision of the Code of Conduct.

Promotors and Control Persons

In 2009, Raghunathan Sarma (“Sarma”), our largest stockholder, and his wife, Gaile Sarma (Sarma and Gaile Sarma together, the “Sarmas”), were issued notices of deficiency (the “Notices”) from the Internal Revenue Service (the “IRS”) concerning the disallowance of a $77.6 million loss deduction they reported in their joint tax returns in 2001 which impacted their federal income tax returns in the years 2001 through 2004. The loss deduction related to the purchase and sale of foreign currency positions in three interrelated partnerships and the purchase and sale of partnership interests in those partnerships (all in 2001) resulting in the passthrough of the loss deduction to Sarma in large part offsetting gains from the sale by American Megatrends, Inc. (an S corporation in which Sarma owned an approximately 48% interest) of a substantial portion of its assets followed by the redemption of Sarma’s stock in America Megatrends in 2001. In response to the Notices, the Sarmas timely filed a petition in U.S. Tax Court challenging the Notices which eventually resulted in the resolution of certain tax issues other than the loss and a dismissal of the Tax Court case. The dismissal was followed in December of 2009 by the issuance of a series of notices of final partnership administrative adjustment (the “FPAAs”) to the partnerships involved in response to which a timely action challenging the FPAAs was filed in the U.S. District Court for the District of Florida challenging the disallowance of the loss. In 2014, the U.S. District Court, following an 8 day trial, upheld the disallowance of the loss. On appeal to the U.S. Court of Appeals for the 11th Circuit, in November of 2015 the District Court opinion was upheld with regard to the disallowance of the loss. In December of 2016, deficiency notices were issued to the Sarmas based upon the disallowance of the loss. The Sarmas timely filed petitions with the U.S. Tax Court challenging the deficiencies. Cross motions were filed for summary judgment. In December of 2018 the Tax Court ruled that the statute of limitations did not apply to bar the deficiencies at issue in the second Tax Court proceeding and ruled in favor of the IRS. In 2019, the Sarmas timely filed a motion for reconsideration of the Tax Court’s opinion en banc which was denied followed by an appeal to the U.S. Court of Appeals for the 11th Circuit which denied the appeal, upholding the Tax Court opinion in August of 2022. At this time the Sarmas have paid as a deposit against the tax liability the sum of $15,000,000 and are awaiting a final assessment from the IRS at which point it is expected that a request for an abatement of interest will be filed. The final amount owed by the Sarmas is not determinable at this point in time.

EXECUTIVE COMPENSATION

Named Executive Officers

Our named executive officers are Joseph Funicelli and James Bosco.

Compensation of our Executive Officers for 2022 and 2021

Summary Compensation Table

The following table contains information about the compensation paid to or earned by each of our Named Executive Officers during the most recently completed fiscal year.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total Compensation ($)
Joseph Funicelli	2022	306,121	—	—	—	43,000	349,121
President and Chief Executive Officer	2021	299,901	—	—	—	3,000	302,901
James Bosco	2022	151,000	—	—	—	5,000	156,000
Chief Financial Officer	2021	138,558	—	—		3,000	141,558

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(1)      “All Other Compensation” for Mr. Funicelli and Mr. Bosco consist of their year-end bonus for services as executive officers of the Company for the years ended December 31, 2022 and 2021, respectively.

Employment Agreements with Executive Officers

Joseph Funicelli

The Company entered into an employment agreement with Joseph Funicelli on January 1, 2008 (the “Funicelli Agreement”), which was amended and restated on January 10, 2023. Pursuant to Mr. Funicelli’s employment agreement, he will serve as the Company’s Chief Executive Officer and receive a yearly salary of $306,121. Mr. Funicelli’s employment shall continue until December 10, 2027, or three (3) years following a Change In Control (as defined in the Funicelli Agreement) provided that, on December 10, 2025 and each December 10 thereafter the term shall extend one year such that at all times on December 10 there shall be at least three (3) years of employment remaining.

Mr. Funicelli’s salary shall be reviewed at least annually by our board of directors and may be increased by such amount it determines, provided that the minimum increase each year shall be the greater of (a) three and one half percent (3.5%) per annum or (b) the increase of the consumer price index for the “All Urban Consumers — New York — Northern New Jersey — Long Island Area” during the employment term. Mr. Funicelli’s salary may not be decreased during his employment term.

Mr. Funicelli is entitled to receive a quarterly bonus for each calendar year of employment. Any additional bonus, the amount and terms, shall be determined in the sole discretion of the Company’s compensation committee. Mr. Funicelli shall be eligible to receive equity awards under the Company’s equity incentive plan or any successor plan, as determined by the compensation committee. Mr. Funicelli will be entitled to a transaction bonus, as calculated pursuant to the Funicelli Agreement, upon a Change In Control. The transaction bonus is not based on any performance metrics.

Mr. Funicelli’s employment may be terminated by either the Company or Mr. Funicelli at any time and for any reason provided that either party shall be required to give the other party at least one hundred eighty (180) days advance written notice of any termination. Upon termination of Mr. Funicelli’s employment, Mr. Funicelli shall be entitled to the compensation and benefits accrued at the time of termination.

The Company may terminate Mr. Funicelli’s employment for Cause or Mr. Funicelli may terminate Without Good Reason (as each are defined in the Funicelli Agreement). Termination of Mr. Funicelli’s employment shall not be deemed for Cause unless and until the Company delivers to Mr. Funicelli a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the board of directors (after reasonable written notice is provided to Mr. Funicelli and Mr. Funicelli is given an opportunity, together with counsel, to be heard before the board of directors), describing the specifics of the conduct that is the basis for the finding that Mr. Funicelli is being terminated for Cause. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Mr. Funicelli shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Mr. Funicelli notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Mr. Funicelli’s employment without notice and with immediate effect. Upon termination for Cause, Mr. Funicelli will be paid all accrued salary and bonus compensation to the extent earned as well as any vested or earned benefits under any plans of the Company that Mr. Funicelli is a participant of.

If termination for Good Reason (as defined in the Funicelli Agreement) is initiated by Mr. Funicelli, he cannot terminate employment unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds. The Company shall have at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Mr. Funicelli does not terminate employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then he will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. In the event Mr. Funicelli terminates his employment for Good Reason he shall have the right to pursue payments of amounts owed to him including damages or expenses he incurs by reason of the Good Reason including a recoupment of any reduction in salary.

In addition, if Mr. Funicelli is terminated for Cause or Without Good Reason, he shall be entitled to receive severance as follows: (i) any accrued but unpaid salary payments to be paid on the payment date following the termination; (ii) any declared but unpaid bonuses and vacation days up to the termination date; (iii) reimbursement for any business expenses properly incurred by Mr. Funicelli, subject to the Company’s internal expense reimbursement policy; and (iv) any benefits that Mr. Funicelli is entitled for under the Company’s employee benefit plans as of the termination date; provided that Mr. Funicelli is not entitled to any payments in the nature of severance or termination payments except as provided in the Funicelli Agreement.

In the event Mr. Funicelli’s employment is terminated for Good Reason or Without Cause (as defined in the Funicelli Agreement), or because of the Company’s failure to renew the Funicelli Agreement, Mr. Funicelli shall be entitled to receive the following, subject to Mr. Funicelli’s compliance with the Funicelli Agreement and his execution of a release of claims in favor of the Company, with such release becoming effective within twenty-one (21) days of the termination date: (i) two equal payments equivalent to half (1/2) of an amount equal to thirty-six (36) months of Mr. Funicelli’s salary for the year in which the termination occurs, the first of such payment to be paid within thirty (30) days following the termination date, and the second of such payment to be paid on the first annual anniversary of the termination date; (ii) reimbursement for monthly “COBRA” premiums for Mr. Funicelli and his dependents, if he timely and properly elects health continuation coverage, which reimbursement shall last until the earliest of: (a) the eighteen (18) month anniversary of the termination date; (b) the date Mr. Funicelli is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Mr. Funicelli receives substantially similar coverage from another employer or other source; and (iii) any outstanding equity award will vest, subject to determination by the terms of the Plan (as defined below).

If Mr. Funicelli is terminated for Good Reason or because of the Company’s failure to renew the Funicelli Agreement, in each case within twenty-four (24) months following a Change in Control (as defined in the Funicelli Agreement), Mr. Funicelli shall be entitled to receive the following: (i) two equal payments equivalent to half (1/2) of an amount equal to three (3) times Mr. Funicelli’s salary for the year in which the termination occurs, three times (3) the additional bonus amount Mr. Funicelli has received in the year prior to the year in which the Change of Control occurred, if any, and twelve (12) times the average quarterly bonus for the calendar quarter received in the last twelve (12) quarters prior to the quarter in which the Change of Control occurred, the first of such payment to be paid within thirty (30) days following the termination date, and the second of such payment to be paid on the first annual anniversary of the termination date; and (vi) reimbursement for monthly COBRA premiums for Mr. Funicelli and his dependents, if he timely and properly elects health continuation coverage, which reimbursement shall last until the earliest of: (a) the eighteen (18) month anniversary of the termination date; (b) the date Mr. Funicelli is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Mr. Funicelli receives substantially similar coverage from another employer or other source; and (iv) any outstanding equity award will vest, subject to determination by the terms of the Plan (as defined below).

Mr. Funicelli has no limits on his vacation or holidays. He will receive health benefits in accordance with those extended to all the Company’s full time employees. The Company shall provide Mr. Funicelli with individual life insurance coverage of ten million dollars ($10,000,000), with the Company and Mr. Funicelli to be the equal 50/50 beneficiaries of such coverage. Mr. Funicelli will also receive an automobile allowance during his employment.

Mr. Funicelli is not permitted to operate on his own or on behalf of other individuals or enterprises any business providing the same or similar competitive products or services. There is customary confidentiality and non-solicitation clauses in Mr. Funicelli’s agreement whereby he has agreed to keep all confidential information confidential and will not directly or indirectly solicit any of the Company’s employees for a period of one (1) year after his employment with the Company ends.

Mr. Funicelli is not allowed to engage in any activities that may compete with the Company during the term of his employment, and for one (1) year after the termination of his employment. During Mr. Funicelli’s employment and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Mr. Funicelli on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

James Bosco

The Company entered into an employment agreement with James Bosco on December 31, 2022 (the “Bosco Agreement”), pursuant to which Mr. Bosco will serve as our Chief Financial Officer and receive a yearly salary of $180,000. Mr. Bosco’s employment shall continue until December 31, 2025.

Mr. Bosco’s salary shall be reviewed at least annually by our board of directors and may be increased by such amount it determines in its sole discretion. Mr. Bosco’s salary may not be decreased during his employment term.

Mr. Bosco shall also be eligible to receive equity awards under the Company’s equity incentive plan or any successor plan, as determined by the Company’s compensation committee.

Mr. Bosco’s employment may be terminated by either the Company or Mr. Bosco at any time and for any reason, provided that either party shall be required to give the other party at least thirty (30) days advance written notice of any termination. Upon termination of Mr. Bosco’s employment, Mr. Bosco shall be entitled to the compensation and benefits accrued at the time of termination.

The Company may terminate Mr. Bosco’s employment for Cause or Mr. Bosco may terminate Without Good Reason (as each are defined in the Bosco Agreement). Termination of Mr. Bosco’s employment shall not be deemed for Cause unless and until the Company delivers to Mr. Bosco a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the board of directors (after reasonable written notice is provided to Mr. Bosco and Mr. Bosco is given an opportunity, together with counsel, to be heard before the board of directors), describing the specifics of the conduct that is the basis for finding that Mr. Bosco being terminated for Cause. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Mr. Bosco shall have ten (10) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided however, that, if the Company reasonably expects irreparable injury from a delay of ten (10) business days, the Company may give Mr. Bosco notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Mr. Bosco’s employment without notice and with immediate effect. Upon termination for Cause, Mr. Bosco will be paid all accrued salary and bonus compensation to the extent earned as well as any vested or earned benefits under any plans of the Company that Mr. Bosco is a participant of.

If termination for Good Reason (as defined in the Bosco Agreement ) is initiated by Mr. Bosco, he cannot terminate employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days of the initial existence of such grounds. The Company shall have at least thirty (30) days from the date on which such notice is provided to cure such circumstances. If Mr. Bosco does not terminate employment for Good Reason within thirty (30) days after the first occurrence of the applicable grounds, then he will be deemed to have waived the right to terminate for Good Reason with respect to such grounds. In the event Mr. Bosco terminates his employment for Good Reason he shall have the right to pursue payments of amounts owed to him including damages or expenses he incurs by reason of the Good Reason including a recoupment of any reduction in salary.

In addition, if Mr. Bosco is terminated for Cause or Without Good Reason, he shall be entitled to receive severance wages in the amount equal to one week of pay for each year of employment.

If Mr. Bosco is terminated for Good Reason or because of the Company’s failure to renew the Bosco Agreement, in each case within twenty-four (24) months following a Change in Control (as defined in the Bosco Agreement), Mr. Bosco shall be entitled to receive the following: (i) reimbursement for monthly COBRA premiums for Mr. Bosco and his dependents, if he timely and properly elects health continuation coverage, which reimbursement shall last until the earliest of: (a) the eighteen (18) month anniversary of the termination date; (b) the date Mr. Bosco is no longer eligible to receive COBRA continuation coverage; or (c) the date on which Mr. Bosco receives substantially similar coverage from another employer or other source.

Mr. Bosco has no limits on his vacation or holidays. He will receive health benefits in accordance with those extended to all the Company’s full time employees.

Mr. Bosco is not permitted to operate on his own or on behalf of other individuals or enterprises any business providing the same or similar competitive products or services. There is customary confidentiality and non-solicitation clauses in the Bosco Agreement whereby Mr. Bosco has agreed to keep all confidential information confidential and will not directly or indirectly solicit any of the Company’s employees for a period of one (1) year after his employment with the Company ends.

Mr. Bosco is not allowed to engage in any activities that may compete with the Company during the term of his employment, and for one (1) year after the termination of his employment.

Outstanding Equity Awards

The following table sets forth information regarding equity awards held by our Named Executive Officers as of December 31, 2022.

Name	Number of Shares Underlying Unexercised Options # Exercisable	Number of Shares Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Options	Option Exercise Price	Option Expiration Date
Joseph Funicelli	—	—	—	—	—
James Bosco	—	—	—	—	—

2023 Equity Incentive Plan

We maintain the Unifoil Holdings, Inc. 2023 Equity Incentive Plan (the “Plan”), under which we may grant awards to our employees, officers and directors and certain other service providers. As of December 31, 2022, we have not granted any stock options or other equity awards under this or any other incentive compensation plan and none will be granted prior to closing of this offering.

Our board of directors administers the Plan. The board of directors is authorized to grant awards to eligible employees, consultants and other service providers.

The aggregate number of shares of common stock that may be issued under the Plan may not exceed 10,000,000 shares of common stock. All of our current employees, consultants and other service providers are eligible to be granted awards under the Plan. Eligibility for awards under the Plan is determined by the board of directors in its discretion.

The Plan permits the discretionary award of incentive stock options (“ISOs”), non-statutory stock options (“NQSOs”), restricted stock, restricted stock units (“RSUs”), stock appreciation rights (“SARs”), other equity awards and/or cash awards to selected participants. The Plan will remain in effect until the date upon which the Plan is terminated pursuant to its terms by the board of directors or plan administrator, and in any event subject to the maximum share limit of the Plan.

The plan administrator has the sole discretion in setting the vesting period and, if applicable, exercise schedule of an award, determining that an award may not vest for a specified period after it is granted and accelerating the vesting period of an award. The plan administrator determines the exercise or purchase price of each award, to the extent applicable.

Unless the plan administrator provides otherwise, the Plan does not allow for the transfer of awards other than by will or the laws of descent and distribution. Unless otherwise permitted by the plan administrator, options may be exercised during the lifetime of the optionee only by the optionee or the optionee’s guardian or legal representative.

In the event the board of directors determines that any dividend or distribution, recapitalization, stock split, reorganization, merger, consolidate, split-up, spin-off, or other similar corporate transact or event affects the shares subject to the Plan such that an adjustment is determined by the board of directors or committee to be appropriate to prevent dilution or enlargement of the benefits intended to be made under the Plan, appropriate adjustments will be made to the share maximums and exercise prices, as applicable.

The board of directors may amend, alter, suspend, discontinue, or terminate the plan, including, without limitation, any amendment, alternation, suspension, discontinuation, or termination that would impart the rights of any participant, or any other holder or beneficiary of any award theretofore granted, without the consent of any share owner, participant, other holder or beneficiary of an award, or other person, unless required by applicable law.

Director Compensation

We have made no payments to our directors in consideration of their services to date. We have entered into an agreement with each of our non-executive directors to pay for their service as directors after we complete this offering, which provides that they will receive total compensation in the value of $48,000 per year, paid in quarterly installments of $12,000, consisting of: (i) $4,000 in cash, and (ii) $8,000 in stock options, which will be granted in accordance with the terms and conditions of our Plan and will vest over a three-year period on the first, second, and third anniversaries of the grant dates.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock by (i) each 5% stockholder, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. Unless otherwise indicated, the address of each executive officer and director is c/o Unifoil Holdings, Inc. at 12 Daniel Road East, Fairfield, NJ 07004. As of November 9, 2023, there were 13,378,852 shares of our common stock issued and outstanding.

The number of shares of common stock beneficially owned by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of shares of our common stock includes (1) any shares as to which the person or entity has sole or shared voting power or investment power and (2) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after the date hereof. Each holder’s percentage ownership after this offering is based on shares of common stock to be outstanding immediately after the consummation of this offering. The percentages assume no exercise by the underwriters of their option to purchase additional shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned Before Offering	Percentage of Shares Beneficially Owned Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of Shares Beneficially Owned After Offering(1)
5% Shareholders
Raghunathan Sarma(2)	9,183,270	68.6%	8,168,270	49.3%

Directors and Named Executive Officers
Joseph Funicelli(3)(4)	1,743,179	13.0%	1,761,361	10.6%
James Bosco	—	—	—	—
George Barenholtz(5)(6)	590,418	4.4%	1,605,418	9.7%
Dennis Sabourin	—	—	—	—
Tejal Shah(7)	—	—	—	—
Leslie J. Goldman(7)	—	—	—	—
Dennis Mehiel(7)	—	—	—	—

All executive officers and directors as a group (7 persons)	2,333,597	17.4%	3,366,779	20.3%

____________

*        Less than one percent of outstanding shares.

(1)      Percentages give effect to the sale of (i) 181,820 shares of common stock issuable upon conversion of convertible promissory notes outstanding, which conversion will occur upon effectiveness of this offering and (ii) 3,000,000 shares of common stock in this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

(2)      Includes 2,909,091 shares of common stock that were issued in connection with the conversion of outstanding amounts of certain previously issued notes to Mr. Sarma (see “Certain Relationships and Related Party Transactions” section below for more details). Includes, before the offering, 1,015,000 shares of common stock held by Mr. Barenholtz that Mr. Sarma has sole voting control over pursuant to a proxy agreement dated November 4, 2022 by and among Mr. Sarma and Mr. Barenholtz (the “Proxy Agreement”). Mr. Sarma served as a director of our Company from July 2002 to November 2022.

(3)      Includes 63,943 shares of common stock that were issued in connection with the conversion of outstanding amounts of certain previously notes issued to Mr. Funicelli (see “Certain Relationships and Related Party Transactions” section below for more details).

(4)      Includes, after the offering, 18,182 shares of common stock issuable upon conversion of the convertible promissory note.

(5)      Includes 50,880 shares held by The Barenholtz Trust, of which Mr. Barenholtz is the trustee, and 30,358 shares of common stock that were issued in connection with the conversion of outstanding amounts of a previously issued note to Mr. Barenholtz (see “Certain Relationships and Related Party Transactions” section below for more details).

(6)      Includes, after the offering, 1,015,000 shares of common stock held by Mr. Barenholtz upon the termination of the Proxy Agreement upon the effectiveness of this offering and trading of our shares on the NYSE American.

(7)      Directors to be appointed upon effectiveness of this registration statement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Except as disclosed herein, no director, executive officer, shareholder holding at least 5% of shares of our common stock, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction since January 1, 2020, in which the amount involved in the transaction exceeds the lesser of $120,000 or one percent of the average of our total assets at the year-end for the last two completed fiscal years.

Related Party Transactions

Raghunathan Sarma Promissory Note

On June 11, 2011, we issued a promissory note to Raghunathan Sarma (the “Promissory Note”), a former director of our Company, in the principal amount of $3,000,000, which was amended and restated on November 14, 2022, which accrued interest at a rate of 5% per annum, compounded monthly.

Principal and interest of the Promissory Note were payable as follows:

(a)     Interest only payable monthly, in arrears, in the amount of $12,500 on the first calendar day of each month beginning July 1, 2021, which interest payments will continue to be due on the first day of each calendar until December 1, 2022; and

(b)    Beginning with the payment due on January 1, 2023 or the first of the month following the consummation of an initial public offering, whichever is first, and continuing on the first day of each calendar month for a period of 60 days or until the promissory note is paid in full, our company will, except as provided below, make consecutive and equal monthly payments of principal and interest in the amount of $56,614 for the following 60 months.

We were able to prepay the Promissory Note without any penalty, and we were required to pay 10% of the total payment due for any late payments. Mr. Sarma had the right to assign his right to collect payments on the Promissory Note to a third party.

If we failed to make all payments of principal and interest (and, if applicable, all late charges) due under this note on or before ten (10) business days following the date any such payment is due, Mr. Sarma may declare our Company to be in default of this Promissory Note.

In the event we default on the Promissory Note, Mr. Sarma has the right to require us to pay the remaining outstanding balance, unpaid interest and any applicable late charges and on this note immediately. Further, whether or not we are declared to have defaulted, any principal, interest, and late charges remaining due and unpaid at any time beyond ten (10) business days from the date such payment was due and continuing until paid by us in full, would accrue interest at the rate of 10% percent per annum compounded monthly.

On November 9, 2023, the Company issued 910,732 shares of our common stock upon the conversion of the outstanding amount of the Promissory Note of $2,504,512.47 at a conversion price of $2.75 per share. As of November 9, 2023, the total unpaid balance of the Promissory Note is $0 and we have no further obligations under the Promissory Note.

Raghunathan Sarma Unsecured Promissory Note

On September 4, 2019, we issued an unsecured promissory note to Raghunathan Sarma (the “Unsecured Note”), in the principal amount of $990,470.55 with an interest rate of 6.5% per annum. The Unsecured Note had a maturity date of the earlier of October 1, 2042 or the date of acceleration of the loan upon an event of default (as defined in the Unsecured Note).

Beginning November 1, 2019, our monthly payment to Mr. Sarma was $6,925.06 per month over a period of 276 months.

Unpaid principal after the maturity date would accrue interest at a rate of 1% per month, compounded monthly, until paid in full for each complete month running from the maturity date until the entire amount due and owing until this note had been paid in full. There would be no “default rate of interest” with the enhanced rate of 1% per month effectively constituting the default rate of interest.

To the extent the Unsecured Note is prepaid, we would incur a prepayment penalty in the amount of $186,235.47 less the sum of $674.77 for each complete calendar month passing prior to the prepayment beginning with the month of October 2019. We were required to pay 10% of the total payment due for any late payments.

On November 9, 2023, the Company issued 306,609 shares of our common stock upon the conversion of the outstanding amount of the Unsecured Note of $843,174.55 at a conversion price of $2.75 per share. As of November 9, 2023, the total unpaid balance of the Unsecured Note is $0 and we will have no further obligations under the Unsecured Note.

Raghunathan Sarma Amended and Restated Note

On October 1, 2020, we issued a Corrected Amended and Restated Consolidated ABL, Pension, Infusion and Rollover Balloon Promissory Note to Raghunathan Sarma (the “Amended and Restated Note”) in the principal amount of $12,579,009 with an interest rate of 6.5% per annum.

We are currently indebted to Mr. Sarma as follows: (i) in the principal amount of $8,700,000, (the “ABL Loan”), (ii) in the principal amount of $711,457, in connection with an unsecured loan (the “Pension Loan”), (iii) in the principal amount of $1,429,148, in connection with an unsecured loan (the “Infusion Loan”), and (iv) in the principal amount of $1,738,404, in connection with an unsecured loan (the “Rollover Loan”). The Amended and Restated Note consolidates, amends and restates the terms of the foregoing loans and supersedes all promissory notes and other loan documents that previously represented the loans known as the ABL Loan, the Pension Loan, the Infusion Loan and the Rollover Loan.

Pursuant to the Amended and Restated Note, we are required to pay Mr. Sarma $83,335 per month, in 60 equal installments of principal and interest and one final payment of all amounts outstanding under this note, including all accrued and unpaid interest, on October 10, 2025.

We are able to prepay this note without any penalty. The Amended and Restated Note may be assigned or transferred by Mr. Sarma upon notice to the Company, however we may not assign or transfer this note without the prior written consent of Mr. Sarma.

The Amended and Restated Note is secured by security interest pursuant to a security agreement (the “Security Agreement”) and we entered into a pledge agreement (the “Pledge Agreement”) whereby we irrevocably guaranteed the payments of this note. Additionally, the Amended and Restated Note is subject to the terms and conditions of a subordination agreement (the “Subordination Agreement”) which was effective in September 2020. Each of the Security Agreement, Pledge Agreement and Subordination Agreement are attached as exhibits to this registration statement.

On November 9, 2023, the Company issued 1,691,750 shares of our common stock upon the conversion of $4,652,312.98 of the outstanding amount for the Amended and Restated Note at a conversion price of $2.75 per share. Further, on the same date, the Company issued a new promissory note for the remaining portion of the Amended and Restated Note that was not converted, in the principal amount of $7,305,874.48 with an interest rate of 9% per annum and a maturity date of November 10, 2028, under which we will be required to make equal monthly payments of principal and interest in the amount of $151,657.95, starting on December 10, 2023.

First Joseph Funicelli Promissory Note

On June 11, 2011, we issued a promissory note to Joseph Funicelli, our Chairman of the board of directors, Chief Executive Officer and President in the principal amount of $100,000, which was amended and restated on January 1, 2023, and which accrued interest at a rate of 5% per annum, compounded monthly (the “First Funicelli Note”).

Beginning January 1, 2023, and continuing on the first day of each calendar month until the First Funicelli Note was paid in full, we were required to make consecutive and equal monthly payments of principal and interest in the amount of $1,887. The remaining balance of principal and interest due, if any, would be payable in full as a lump sum payment on December 1, 2027.

We were able to prepay this note without any penalty, and we were required to pay 10% of the total payment due for any late payments. Mr. Funicelli had the right to assign his right to collect payments on the First Funicelli Note to a third party.

If we failed to make all payments of principal and interest (and, if applicable, all late charges) due under this note on or before ten (10) business days following the date any such payment was due, Mr. Funicelli could have declared us to be in default of this note.

In the event we defaulted on the First Funicelli Note, Mr. Funicelli had the right to require us to pay the remaining outstanding balance, unpaid interest and any applicable late charges and on this note immediately. Further, whether or not we were declared to have defaulted, any principal, interest, and late charges remaining due and unpaid at any time beyond ten (10) business days from the date such payment was due and continuing until paid by us in full, would accrue interest at the rate of 10% percent per annum compounded monthly.

On November 9, 2023, the Company issued 30,358 shares of our common stock upon the conversion of the outstanding amount of the First Funicelli Note of $83,483.75 at a conversion price of $2.75 per share. As of November 9, 2023, the total unpaid balance of the First Funicelli Note is $0 and we have no further obligations under the First Funicelli Note.

Second Joseph Funicelli Promissory Note

On September 4, 2019, we issued a second note to Mr. Funicelli in the principal amount of $108,495 (the “Second Funicelli Note”), which accrued interest at a rate of 6.5 % per annum, compounded monthly, with a maturity date of October 1, 2042, or the acceleration of the note upon an Event of Default (as defined in the Second Funicelli Note).

We were able to prepay this note with a payment penalty of $20,400, minus $74 for each complete calendar month passing prior to the prepayment beginning October 2019. We were required to pay 10% of the total payment due for any late payments. We made a monthly payment of $450 on this note.

Upon maturity of the Second Funicelli Note, all unpaid principal would accrue at a rate of 1% per annum.

On November 9, 2023, the Company issued 33,585 shares of our common stock upon the conversion of the outstanding amount of the Second Funicelli Note of $92,360.47 at a conversion price of $2.75 per share. As of November 9, 2023, the total unpaid balance of the Second Funicelli Note is $0 and we have no further obligations under the Second Funicelli Note.

First George Barenholtz Promissory Note

On June 11, 2011, George Barenholtz, a director of our company, was issued a promissory note by the Company in the principal amount of $100,000, which was amended and restated on January 1, 2023, which accrued interest at a rate of 5% per annum, compounded monthly (the “First Barenholtz Note”).

Beginning January 1, 2023, and continuing on the first day of each calendar month until the First Barenholtz Note is paid in full, we were required to make consecutive and equal monthly payments of principal and interest in the amount of $1,887. The remaining balance of principal and interest due, if any, would be payable in full as a lump sum payment on December 1, 2027.

We were able to prepay this note without any penalty, and we were required to pay 10% of the total payment due for any late payments. Mr. Barenholtz had the right to assign his right to collect payments on the First Barenholtz Note to a third party.

If we failed to make all payments of principal and interest (and, if applicable, all late charges) due under this note on or before ten (10) business days following the date any such payment was due, Mr. Barenholtz could have declared us to be in default on this note.

In the event we defaulted on the First Barenholtz Note, Mr. Barenholtz had the right to require us to pay the remaining outstanding balance, unpaid interest and any applicable late charges and on this note immediately. Further, whether or not we are declared to have defaulted, any principal, interest, and late charges remaining due and unpaid at any time beyond ten (10) business days from the date such payment was due and continuing until paid by us in full, would accrue interest at the rate of 10% percent per annum compounded monthly.

On November 9, 2023, the Company issued 30,358 shares of our common stock upon the conversion of the outstanding amount of the First Barenholtz Note of $83,483.75 at a conversion price of $2.75 per share. As of November 9, 2023, the total unpaid balance of the First Barenholtz Note is $0 and we have no further obligations under the First Barenholtz Note.

Second George Barenholtz Promissory Note

On September 4, 2019, we issued a second note to Mr. Barenholtz in the principal amount of $68,904.33 (the “Second Barenholtz Note”), which accrues interest at a rate of 6.5 % per annum, compounded monthly, with a maturity date of October 1, 2042, or the acceleration of the note upon an Event of Default (as defined in the Second Barenholtz Note).

We are able to prepay this note with a payment penalty of $12,956, minus $47 for each complete calendar month passing prior to the prepayment beginning October 2019. We are required to pay 10% of the total payment due for any late payments.

Upon maturity of the Second Barenholtz Note, all unpaid principal will accrue at a rate of 1% per annum.

The Company makes a monthly payment of $450 on this promissory note. As of November 9, 2023, the total unpaid balance of this note is $58,657.

Proxy Agreement

On November 4, 2022, Mr. Sarma and George Barenholtz, our director, entered into a proxy voting agreement (the “Proxy Agreement”). Pursuant to the Proxy Agreement, Mr. Barenholtz appointed Mr. Sarma as his attorney-in-fact with respect to the voting control over 1,015,000 of shares of our Company’s common stock owned by Mr. Barenholtz. The Proxy Agreement is irrevocable and will terminate on the earlier of (i) the date upon which a registration statement covering the Company’s common stock will be declared effective by the U.S. Securities and Exchange Commission for sale and our common stock will be actively traded on either the Nasdaq market or the New York Stock Exchange, or (ii) there is a Change In Control (as defined by the Proxy Agreement) of our Company. The Proxy Agreement will terminate upon the effectiveness of this offering and trading of our shares on the NYSE American.

Bar-Bar Inc. Consulting Agreement

On February 1, 2023, we entered into a consulting agreement (the “Consulting Agreement”) with Bar-Bar, Inc. (“Bar-Bar”) which is controlled by our director George Barenholtz. The Consulting Agreement amends and restates the oral agreement that was effective by and between Bar-Bar and us as of August 1, 2008.

Pursuant to the Consulting Agreement, Bar-Bar receives a monthly consulting fee of $5,000.

The Consulting Agreement is non-exclusive and has a term of one year. The Consulting Agreement will automatically terminate upon completion of this offering.

There is customary confidentiality clauses in the Consulting Agreement.

Policy for Approval of Related-Person Transactions

Prior to this offering, we have not had a formal policy regarding approval of transactions with related persons. Upon effectiveness of this registration statement, our board of managers will adopt a related-person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or each person whom we know to beneficially own more than 5% of our outstanding shares of common stock (a “5% shareholder”) (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related-person transaction,” the related person must report the proposed related-person transaction to our outside general counsel. The policy calls for the proposed related-person transaction to be reviewed by and if deemed appropriate approved by, the audit committee of our board of directors. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review and, in its discretion, may ratify the related-person transaction. The policy also permits the chair of the audit committee to review, and if deemed appropriate approve, proposed related-person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related-person transactions that are ongoing in nature will be reviewed annually.

A related-person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the committee will review and consider:

•        the related person’s interest in the related-person transaction;

•        the approximate dollar amount involved in the related-person transaction;

•        the approximate dollar amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•        whether the transaction was undertaken in the ordinary course of our business;

•        whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•        the purpose of, and the potential benefits to us of, the related-person transaction; and

•        any other information regarding the related-person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The audit committee may impose any conditions on the related-person transaction that it deems appropriate.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee of our board of directors in the manner specified in its charter.

DESCRIPTION OF SECURITIES

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and our bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Our authorized capital stock currently consists of 110,000,000 shares, consisting of (i) 100,000,000 shares of common stock, $0.001 par value per share, and (ii) 10,000,000 shares of “blank check” preferred stock, $0.001 par value per share.

As of November 9, 2023, there were issued and outstanding 13,378,852 shares of common stock held by 30 shareholders of record. No shares of preferred stock are currently issued or outstanding.

Common Stock

Voting Rights.    The holders of shares of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Dividends.    The board of directors of our company may cause dividends to be paid to the holders of shares of common stock out of funds legally available for the payment of dividends by declaring an amount per share as a dividend. When and as dividends are declared on the common stock, whether payable in cash, in property or in shares of stock or other securities of our company, the holders of common stock shall be entitled to share ratably according to the number of shares of common stock held by them, in such dividends.

Liquidation Rights.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, the holders of shares of common stock shall be entitled to share ratably, according to the number of shares of common stock held by them, in all remaining assets of our company available for distribution to its shareholders.

Blank Check Preferred Stock

Our board of directors has the authority to issue undesignated shares of “blank check” preferred stock in one or more series and to fix the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of each such series, including, without limitation, dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the shareholders. The issuance of additional preferred stock could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders. We have no present plans to issue any shares of preferred stock.

Warrants

On October 19, 2022, we issued to Boustead Securities, LLC, as placement agent for the Bridge Financing, warrants to purchase up an aggregate of 12,728 shares of our common stock. The warrants have an exercise price of $2.75 per share, or 55% of the initial public offering price per share in this offering (assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), and expire on the fifth anniversary of the date of issuance.

Limitations of Liability and Indemnification of Officers and Directors

Our charter and bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Nevada law.

Reincorporation from New Jersey to Nevada

Effective October 6, 2023, we reincorporated from the State of New Jersey to the State of Nevada (the “Reincorporation”). The Reincorporation was achieved through a merger of the Company with and into a newly formed entity, Unifoil Holdings, Inc., a Nevada corporation (“Unifoil Nevada”), pursuant to a Plan of Merger, which was unanimously approved by our board of directors on September 7, 2023, and subsequently approved by a majority of our shareholders at a special meeting held on September 22, 2023 (the “Plan of Merger”).

Pursuant to the Plan of Merger, the Company merged with and into Unifoil Nevada, with Unifoil Nevada being the surviving corporation (the “Merger”). Pursuant to the Plan of Merger and applicable law, Unifoil Nevada assumed all the assets and liabilities of the Company, including obligations under the Company’s outstanding contracts. The Company’s existing board of directors and officers became the board of directors and officers of Unifoil Nevada under identical terms of office, including the director nominees that will be appointed upon effectiveness of this offering.

At the effective time of the Merger, each outstanding share of our common stock automatically converted into one share of Unifoil Nevada common stock, par value $0.001 per share. Holders of shares will not have to exchange their existing Company stock certificates for Unifoil Nevada stock certificates. However, any shareholder desiring a new form of stock certificate (at their option and at their expense) may submit their Company stock certificates to our transfer agent for cancellation and obtain a certificate for the Nevada entity.

The following chart summarizes some of the material differences between the New Jersey Business Corporation Act and the Nevada Revised Statutes (“NRS”). This chart does not address each difference between New Jersey law and Nevada law, but focuses on some of those differences which the Company believes are most relevant to the existing stockholders. This chart is not intended as an exhaustive list of all differences, and is qualified in its entirety by reference to New Jersey and Nevada law.

New Jersey	Nevada
Removal of Directors

New Jersey Law allows shareholders to remove directors for cause or, unless otherwise provided in the certificate of incorporation, without cause, in each case by the affirmative vote of the majority of votes cast by the holders of shares entitled to vote.

Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause.

Dividends and other Distributions

New Jersey Law generally provides that a corporation may, by resolution of its board of directors, pay dividends unless (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the total assets of the corporation, after giving effect to such dividend, would be less than its total liabilities.

Nevada law prohibits distributions to stockholders when the distributions would (i) render the corporation unable to pay its debts as they become due in the usual course of business and (ii) render the corporation’s total assets less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

Section 78.300 of the NRS imposes on any director under whose administration distributions are declared in violation of the foregoing provision, personal liability to a corporation’s creditors in the event of its dissolution or insolvency, up to the full amount of the unlawful distribution, for a period of 3 years following a dividend declaration, unless such director’s dissent was recorded in the minutes of the proceedings approving the distribution.

New Jersey	Nevada
Limitation of Liability

New Jersey law permits a domestic corporation to eliminate the liability of directors or officers to the corporation or its shareholders for breach of any duty owed to the corporation or its shareholders, except for any breach of duty based on an act or omission (i) in breach of such person’s duty of loyalty, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by the person of an improper personal benefit. In this context, an act or omission in breach of a director’s or officer’s duty of loyalty is defined as an act or omission which the director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest.

Under Nevada law, unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Indemnification

New Jersey law provides that a domestic corporation may indemnify a corporate agent (generally defined as any person who is or was a director, officer, employee or agent of the corporation or of any constituent corporation absorbed by the corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the corporation or the legal representative of any such director, officer, trustee, employee or agent) against such person’s expenses and liabilities in connection with any proceeding involving the corporate agent by reason of being or having been such a corporate agent (other than a proceeding by or in the right of the corporation) if the corporate agent (i) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful.

In suits that are not brought by or in the right of the corporation, Nevada law permits a corporation to indemnify directors, officers, employees and agents for attorney’s fees and other expenses, judgments and amounts paid in settlement. The person seeking indemnity may recover as long as he acted in good faith and believed his actions were either in the best interests of or not opposed to the best interests of the corporation. Similarly, the person seeking indemnification must not have had any reason to believe his conduct was unlawful.

In derivative suits, a corporation may indemnify its agents for expenses that the person actually and reasonably incurred. A corporation may not indemnify a person if the person was adjudged to be liable to the corporation unless a court otherwise orders.

No corporation may indemnify a party unless it makes a determination, through its stockholders, directors or independent counsel, that the indemnification is proper.

New Jersey	Nevada

New Jersey law also permits indemnification of a corporate agent against expenses incurred in connection with a derivative action or suit which involves the corporate agent, if the corporate agent acted in good faith and in a manner the corporate agent reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be provided in respect of any claim, issue or matter as to which the corporate agent is adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey (or the court in which the proceeding was brought) determines upon application that the corporate agent is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. New Jersey Law requires a corporation to indemnify a corporate agent for such corporate agent’s expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above, or in defense of any claim, issue or matter therein. Except as required by the previous sentence, no indemnification may be made or expenses advanced, and none may be ordered by a court, if such indemnification or advancement would be inconsistent with (i) a provision of the certificate of incorporation, (ii) bylaws, (iii) a resolution of the board of directors or the shareholders of the corporation, (iv) an agreement to which the corporation is a party or (v) other proper corporate action in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

The indemnification and advancement of expenses permitted by New Jersey law do not exclude any other rights to which the corporate agent may be entitled under a provision of the certificate of incorporation, its bylaws, agreement, vote of shareholders, or otherwise; provided that no indemnification is permitted if a judgment or other final adjudication adverse to the corporate agent establishes that the corporate agent’s acts or omissions (i) were in breach of his duty of loyalty to the corporation or its shareholders, (ii) were not in good faith or involving a knowing violation of law or (iii) resulted in receipt by the corporate agent of an improper personal benefit.

New Jersey	Nevada
Interested Stockholder Combinations

Subject to certain qualifications and exceptions, the New Jersey Shareholders’ Protection Act, Section 14A:10A of the New Jersey Business Corporation Act prohibits an interested shareholder of a corporation from effecting a business combination with the corporation for a period of five years from the date the shareholder acquires the corporation’s stock unless the corporation’s board of directors approved the combination prior to the shareholder becoming an interested shareholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested shareholder unless (i) the combination is approved by the board of directors prior to the interested shareholder’s stock acquisition date, (ii) the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested shareholder at a meeting called for such purpose or (iii) the combination meets minimum financial terms specified by the statute. An “interested shareholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation or any affiliate or associate of the corporation who within the prior five year period has at any time directly or indirectly owned 10% or more of the voting power of the then outstanding stock of the corporation. Covered business combinations include certain mergers, dispositions of assets or shares and recapitalizations. The statute generally applies to corporations that are organized under New Jersey law and which have either, as of the date that the interested shareholder first becomes an interested shareholder of the corporation, their principal executive offices or significant business operations located in New Jersey. However, unless a corporation’s certificate of incorporation provides otherwise, which ours does not, the statute does not apply to any business combination with an interested shareholder if the corporation did not have a class of voting stock registered or traded on a national securities exchange or registered with the SEC under the Exchange Act on that interested shareholder’s stock acquisition date.

Section 78.438 of the NRS prohibits a Nevada corporation from engaging in any business combination with any interested stockholder (any entity or person beneficially owning, directly or indirectly, 10% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons) for a period of two years following the date that the stockholder became an interested stockholder, unless prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Section 78.439 provides that business combinations after the two year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors or other stockholders or unless the price and terms of the transaction meet the criteria set forth in the statute.

Stock Exchange Listing

We have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate the offering and will terminate this offering.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, Woodmere, New York.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of our common stock in the public market after this offering, or the perception that those sales may occur, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate. Although we have applied to list our common stock for trading on the NYSE American under the symbol “UNFL,” we cannot assure you that there will be an active public market for our common stock.

Sale of restricted shares

Based on the number of shares of our common stock outstanding as of November 9, 2023, and assuming no exercise of the underwriters’ option to purchase additional shares of common stock, following this offering we will have outstanding 16,560,672 shares of common stock. Following this offering, approximately 1,142,485 shares will be restricted as a result of securities laws or lock-up agreements but may be able to be sold commencing 180 days after the date of this prospectus.

All of the shares of common stock to be sold in this offering, and any shares sold upon exercise of the underwriters’ option to purchase additional shares of common stock, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless the shares are held by any of our “affiliates” as such term is defined in Rule 144 of the Securities Act. All remaining shares of common stock held by existing shareholders immediately prior to the consummation of this offering will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualified for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act, for at least 90 days, a person (or persons whose shares are required to be aggregated) who is not deemed to have been one of our “affiliates” for purposes of Rule 144 at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than one of our “affiliates,” is entitled to sell those shares in the public market (subject to the lock-up agreement referred to below, if applicable) without complying with the manner of sale, volume limitations or notice provisions of Rule 144, but subject to compliance with the public information requirements of Rule 144. Rule 144(a)(1) defines an “affiliate” of an issuing company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. Directors, officers and holders of ten percent or more of our voting securities (including securities which are issuable within the next 60 days) are deemed to be affiliates of the issuing company. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than “affiliates,” then such person is entitled to sell such shares in the public market without complying with any of the requirements of Rule 144 (subject to the lock-up agreement referred to below, if applicable). In general, under Rule 144, as currently in effect, once we have been subject to the public company reporting requirements of the Exchange Act for at least 90 days, our “affiliates,” as defined in Rule 144, who have beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our “affiliates,” are entitled to sell in the public market, upon expiration of any applicable lock-up agreements and within any three-month period, a number of those shares of our common stock that does not exceed the greater of:

•        1% of the number of shares of common stock then outstanding, which will equal approximately 135,573 shares of common stock immediately after this offering (calculated assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding stock options or warrants); or

•        the average weekly trading volume of our common stock on the NYSE American during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Such sales under Rule 144 by our “affiliates” or persons selling shares on behalf of our “affiliates” are also subject to certain manner of sale provisions, notice requirements and to the availability of current public information about us. Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted securities have entered into lock-up agreements as referenced above and their restricted securities will become eligible for sale (subject to the above limitations under Rule 144) upon the expiration of the restrictions set forth in those agreements.

Rule 701

The Rule 701 exemption is not available to Exchange Act reporting companies. In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 under the Securities Act before the effective date of the registration statement of which this prospectus is a part (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of our company can resell shares in reliance on Rule 144 without having to comply with Rule 144’s current public information and holding period requirements in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are non-affiliates may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and affiliates of our company may resell those shares without compliance with Rule 144’s minimum holding period requirements.

UNDERWRITING

We will enter into an underwriting agreement with Boustead Securities, LLC, as the representative of the several underwriters of this offering (“Boustead” or the “Representative”), with respect to the shares of common stock being offered. Subject to the terms and conditions of the underwriting agreement between our company and Boustead, we have agreed to sell to the underwriters at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the respective number of shares of common stock set forth opposite its name in the following table:

Name of Underwriter	Number of Shares
Boustead Securities, LLC
Sutter Securities, Inc.
Total	3,000,000

Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase all of the shares of common stock offered by this prospectus. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of any non-defaulting underwriters may be increased or the underwritten offering may be terminated. The underwriters are not obligated to purchase the shares of common stock covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of this prospectus, to purchase up to an additional 450,000 shares of common stock, or 15% of the total number of shares of common stock to be offered by us in this offering, at the initial public offering price, less the underwriting discount. If this option is exercised in full, the total proceeds to us will be $17,250,000 before deduction of underwriting discounts and commissions and estimated offering expenses. The underwriters have agreed that, to the extent the over-allotment option is exercised, they will purchase a number of additional shares proportionate to the underwriters’ initial amount reflected in the foregoing table.

Representative’s Warrants

We have agreed to issue warrants to the Representative, which enables the Representative to purchase a number of shares of common stock equal to 7% of the aggregate number of shares of common stock sold in this offering. The Representative’s warrants will be exercisable, in whole or in part, commencing six months after the date of effectiveness of the registration statement of which this prospectus forms a part, and will be exercisable for a period of five years from the effective date of the registration statement of which this prospectus forms a part, at a price per share equal to 110% of the public offering price per share of the shares of common stock being sold in this offering. The Representative’s warrants also provide for customary anti-dilution provisions, a single demand registration right, and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, with a term of such demand and “piggyback” registration rights not to exceed five years from the commencement of sales in the offering. The warrants and the shares of common stock issuable upon exercise of the warrants have been included on the registration statement of which this prospectus forms a part. The Representative’s warrants and the shares of common stock underlying the Representative’s warrants, have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. The Representative (or permitted assignees under the Rule) may not sell, transfer, assign, pledge or hypothecate the Representative’s warrants or the shares of common stock underlying the Representative’s warrants, or engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the Representative’s warrants or the underlying shares of common stock for a period of 180 days from the commencement of sales in this offering, except to any FINRA member participating in the offering, their officers or partners, registered persons or affiliates. The Representative’s warrants will provide for adjustment in the number and price of such Representative’s warrants (and the shares of common stock underlying such Representative’s warrants) to prevent dilution in the event of a forward or reverse stock split, stock dividend or similar recapitalization.

Discounts and Commissions; Expenses

The following table shows the public offering price, underwriting discounts and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share(1)	Total Without Over- Allotment Option	Total With Full Over- Allotment Option
Initial public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Proceeds, before expenses, to us	$	$	$

____________

(1)      The fees shown do not include the warrant to purchase shares issuable to the Representative at closing.

The underwriting discount for this offering is equal to 7% of the aggregate gross proceeds raised in this offering. Additionally, we have agreed to pay the underwriters a non-accountable expense allowance equal to 1% of the aggregate gross proceeds received by us from the sale of our shares of common stock, and reasonable and documented underwriters’ accountable out-of-pocket expenses of up to $255,000, which includes, without limitation, travel, due diligence expenses, reasonable fees and expenses of legal counsel, roadshow and background check expenses. We agreed to advance $50,000 to the Representative to partially cover its out-of-pocket expenses. The advance will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advance in accordance with FINRA Rule 5110(g). We estimate that total expenses payable by us in connection with this offering, other than the underwriting discount, will be approximately $1,000,000.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we, our executive officers, directors and shareholders holding at least 1% of our outstanding shares of common stock, after giving effect to this offering, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic risk of ownership of, directly or indirectly, engage in any short selling of any common stock or securities convertible into or exchangeable or exercisable for any common stock, whether currently owned or subsequently acquired, without the prior written consent of the Representative, for a period of 180 days or 365 days, as applicable, after the date of this prospectus. In addition, each such person agrees that, without the prior written consent of the Representative, such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

Right of First Refusal

We have granted Boustead the right of first refusal for 18 months from the closing of this offering to act as our advisor on at least equal economic terms on any transaction, including any securities offerings or issuances, any acquisition, merger or business combination, recapitalization or sale of some or all of the equity or assets of our company, whether in conjunction with another broker-dealer or on our own volition. We will notify Boustead of a proposed transaction to enable Boustead to exercise its right of first refusal to provide future services, and Boustead will notify us of its election to provide such future services, including notification of the compensation and other terms to which Boustead claims to be entitled, within ten days of written notice by us of the proposed transaction. For the future services, Boustead will be compensated consistent with the compensation provided to it for this offering, unless mutually agreed otherwise by us and Boustead. Boustead will be entitled to such compensation in the event we conduct a transaction and do not provide notice to Boustead of such transaction.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stock Exchange Listing Application

In connection with this offering, we have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate the offering and will terminate this offering.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares common stock in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NYSE American, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters, or their affiliates, may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•        a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•        net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and

•        passive market making bids must be identified as such.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by an underwriter. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that may make Internet distributions on the same basis as other allocations. In connection with this offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriters’ website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Determination of Offering Price

Prior to this offering, no public market has existed for our shares of common stock. The initial public offering price will be determined by negotiation between us and the Representative. The principal factors to be considered in determining the initial public offering price include, but are not limited to:

•        the information set forth in this prospectus and otherwise available to the Representative;

•        our history and prospects and the history and prospects for the industry in which we compete;

•        our past and present financial performance;

•        our prospects for future earnings and the present state of our development;

•        the general condition of the securities market at the time of this offering;

•        the recent market prices of, and demand for, publicly traded shares of generally comparable companies; and

•        other factors deemed relevant by the underwriters and us.

The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock or that the common stock will trade in the public market at or above the initial public offering price.

The underwriters and their affiliates may provide, from time to time, investment banking and financial advisory services to us in the ordinary course of business, for which they may receive customary fees and commissions.

Prior Bridge Financing

From September 2022 to December 2022, we received gross proceeds of $500,000 from a private placement of convertible promissory notes pursuant to the terms of a subscription agreement with seven accredited investors. The convertible notes will mature on October 19, 2025 (unless earlier converted) and will bear interest at a rate of 10% per annum. The convertible notes will automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into shares of our common stock at a conversion price of $2.75 per share. The holders of our convertible notes will own approximately 1.1% of the outstanding shares of our common stock following this offering.

The Representative acted as lead placement agent for the Bridge Financing and received fees and reimbursement of expenses in the aggregate amount of $90,000 and warrants to purchase 12,728 shares of our common stock. The warrants received by the Representative (the “Private Placement Warrants”) have an exercise price of $2.75, or 55% of the initial public offering price per share in this offering (assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus), and will not be exercisable or convertible more than five years from the commencement of this public offering. Pursuant to applicable FINRA rules and, in particular, Rule 5110(e)(1), the Private Placement Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities for a period of 180 days beginning on the date of commencement of sales of this public offering; provided, however, the Private Placement Warrants may be transferred to the Representative’s officers, partners, registered persons or affiliates as long as the warrants remain subject to the lock-up restriction above. Sutter Securities, Inc., an underwriter in this offering, served as a placement agent for the Bridge Financing, and received fees and reimbursement of expenses in an aggregate amount of $7,635.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP. Certain legal matters will be passed upon for the underwriters by Olshan Frome Wolosky LLP, New York, New York. As of the date of this prospectus, Mitchell Silberberg & Knupp LLP, our legal counsel, beneficially owns 73,334 shares of our common stock, which shares were received as partial consideration for legal services provided to us in connection with this offering.

EXPERTS

The consolidated financial statements of Unifoil Holdings, Inc. as of December 31, 2022 and 2021 for each of the years then ended, appearing in this prospectus and registration statement have been audited by Urish Popeck & Co., LLC, an independent registered public accounting firm, as set forth in their report thereon, and are given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from that office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Following this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.unifoil.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO THE FINANCIAL STATEMENTS

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets
Cash	$404,571	$1,912,473
Accounts receivable, net	4,870,082	1,968,266
Inventories	7,119,627	6,970,926
Prepaid expenses and other receivables	1,272,770	1,047,111
Total Current Assets	13,667,050	11,898,776

Long-term Assets
Equipment and Improvements, net of accumulated depreciation	9,604,972	5,772,576
Patents, net of accumulated amortization	34,388	37,875
Right -of- use-asset	4,245,981	4,924,508
Other assets	143,112	143,112
Total Assets	$27,695,503	$22,776,847

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$6,058,132	$3,688,626
Line of credit	1,023,045	499,462
Current portion of right of use long-term	945,404	945,404
Current portion of long-term debt and related parties	1,106,834	637,158
Current portion of notes payable – related parties	1,023,658	1,023,657
Total Current Liabilities	10,157,073	6,794,307

Long-Term Liabilities
Long-term debt	2,614,352	648,163
Right-of-use liability net of current portion	3,300,578	3,979,104
Note payable to related party	15,148,017	15,532,895
Total Liabilities	31,220,020	26,954,469

Stockholders’ Deficit
Common stock, $0.001 par value per share: 100,000,000 shares authorized; 10,375,460 and 10,302,126 shares issued and outstanding as of June 30, 2023 and December 31, 2022, respectively	10	10
Preferred stock, par value $0.001 per share: 10,000,000 shares authorized; 0 shares issued and outstanding	—	—
Treasury Stock, at cost (41,600 shares at $.12)	(4,992)	(4,992)
Additional paid-in capital	8,898,175	8,623,175
Accumulated other comprehensive expense	(26,944)	(20,812)
Accumulated deficit	(12,390,766)	(12,775,003)
Total Stockholders’ Deficit	(3,524,517)	(4,177,622)
Total Liabilities and Stockholders’ Deficit	$27,695,503	$22,776,847

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Sales, net	$7,692,491	$8,483,148	$13,999,511	$16,210,985

Cost of Sales
Direct manufacturing costs	4,603,335	4,881,314	8,345,469	9,562,392
Indirect manufacturing costs	1,548,511	1,857,482	3,040,765	3,628,789
Total cost of sales	6,151,846	6,738,796	11,386,234	13,191,181
Gross Profit	1,540,645	1,744,352	2,613,277	3,019,804

Operating Expenses
Selling, general and administrative expenses	846,149	846,857	1,645,961	1,549,089
Total operating expenses	846,149	846,857	1,645,961	1,549,089
Operating Income	694,496	897,495	967,316	1,470,715

Other Income (Expense)
Interest expense	(328,730)	(265,207)	(568,800)	(528,152)
Total other income (expense)	(328,730)	(265,207)	(568,800)	(528,152)
Income Before Taxes	365,766	632,288	398,516	942,563
Income Tax Expense	14,280	9,608	14,280	33,941
Net Income	351,486	622,680	384,236	908,622

Other comprehensive (loss)
Cumulative translation adjustment	(4,482)	(1,015)	(6,132)	(4,568)
Total comprehensive income	$347,004	$621,665	$378,104	$904,054
Basic and diluted earnings per share	$0.03	$0.06	$0.04	$0.09

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
SIX MONTHS ENDED JUNE 30, 2023 AND 2022 (UNAUDITED)

	Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount		Shares	Amount
Balance, January 1, 2022	10,343,726	10	$8,623,175	(41,600)	(4,992)	(13,541,307)	(14,212)	(4,937,326)
Net income	—	—		—	—	285,991	—	285,991
Other comprehensive loss	—	—		—	—	—	(3,553)	(3,553)
Balance, March 31, 2022	10,343,726	$10	$8,623,175	(41,600)	$(4,992)	$(13,255,316)	$(17,765)	$(4,654,888)
Net income	—	—		—	—	622,680	—	622,680
Other comprehensive loss	—	—		—	—	—	(1,015)	(1,015)
Balance, June 30, 2022	10,343,726	$10	$8,623,175	(41,600)	$(4,992)	$(12,632,636)	$(18,780)	$(4,033,223)
	Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount		Shares	Amount
Balance, January 1, 2023	10,343,726	10	$8,623,175	(41,600)	(4,992)	(12,775,003)	(20,812)	(4,177,622)
Net income	—	—		—	—	32,586	—	32,586
Other comprehensive loss	—	—		—	—	—	(1,650)	(1,650)
Balance, March 31, 2023	10,343,726	$10	$8,623,175	(41,600)	$(4,992)	$(12,742,252)	$(22,462)	$(4,146,686)
Net income	—	—		—	—	351,486	—	351,486
Common stock issued for services	73,334	—	$275,000	—	—	—	—	275,000
Other comprehensive loss	—	—		—	—	—	(4,482)	(4,482)
Balance, June 30, 2023	10,417,060	$10	$8,898,175	(41,600)	$(4,992)	$(12,390,766)	$(26,944)	$(3,524,517)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net income	$384,236	$908,622
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	520,086	519,382

Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(2,901,816)	(1,961,006)
(Increase) decrease in inventory	(148,701)	(1,254,958)
(Increase) decrease in prepaid expenses and other receivables	49,341	(15,778)
Increase (decrease) in accounts payable	2,339,182	858,845
Cash provided (used) by operating activities	242,328	(944,893)

Cash Flows from Investing Activities
Cash paid for purchase of fixed assets	(3,654,393)	(1,023,187)
Cash used for investing activities	(3,654,393)	(1,023,187)

Cash Flows from Financing Activities
Borrowing from line of credit	523,583	330,000
Proceeds from long term debt	2,710,083	—
Payment on right-of-use liability	(678,527)	—
Payment on long-term debt	(240,370)	987,097
Payment of note payable – related party	(404,475)	—
Cash provided (used) by financing activities	1,910,294	1,317,097
Effect of exchange rate changes on cash	(6,132)	(4,568)

Net decrease in cash	(1,507,902)	(655,551)
Cash, beginning of year	1,912,473	1,117,296
Cash, end of quarter	$404,571	$461,745

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:
Cash paid for interest	$568,800	$528,152
Cash paid for taxes	$14,280	$33,941
Common stock issued for services	$275,000	—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization, business, and summary of significant accounting policies:

The accompanying consolidated financial statements reflect the accounts of Unifoil Holdings, Inc. and Subsidiary, a New Jersey corporation incorporated in 1980 and its Subsidiary (collectively, “Unifoil” or the “Company”). As used in these financial statements, the term “Subsidiary” refers to Unifoil E.U. and its wholly owned subsidiary Unifoil SP Zoo. Each entity is wholly-owned by Unifoil Holdings, Inc. The financial statements include all amounts of Unifoil Holdings, Inc. and Subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

The Company is primarily engaged in the manufacture and sale of metallized paper and paperboard products to a variety of customers in the packaging industry throughout the United States and worldwide.

Basis of presentation:

The accompanying financial statements were prepared by the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates:

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

Concentrations of credit risk:

The Company’s customer base is dispersed across different geographic areas with generally short payment terms. The Company routinely assesses the financial strength of its customers. There are three (3) primary accounts which represent approximately 63% and 53% of sales for the quarter ended June 30, 2023 and 2022, respectively.

Cash and cash equivalents:

Cash includes demand deposits with banks or financial institutions. Cash equivalents include short-term, highly liquid investments with original maturities of 90 days or less. The Company did not have any cash equivalents at June 30, 2023 or June 30, 2022.

The Company maintains its cash balances with high credit quality financial institutions, which from time to time may be in excess of federally insured limits.

Fair value of financial instruments:

The Company records its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. This hierarchy requires the Company to use observable market data when available and to minimize the use of unobservable inputs when determining fair value. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Financial instruments measured and disclosed at fair value are classified and disclosed based on the observability of inputs used in the determination of fair value as follows:

Level 1:	Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization, business, and summary of significant accounting policies: (cont.)

Level 2:	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3:

Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Accounts receivable:

The Company uses the reserve for bad debts method for valuing doubtful accounts receivable, which is based on historical experience, coupled with a review of the current status of existing receivables. The allowance for doubtful accounts amounts to $84,352 and $78,175 as of June 30, 2023 and 2022, respectively.

Inventories:

Inventories are stated at the lower of cost or net realizable value using the first-in first-out (FIFO) method.

Equipment and improvements:

Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of equipment and improvements are provided using the straight-line method over the estimated useful lives of the assets.

Intangible assets:

Finite-lived intangible assets, which includes patents, are recorded at fair value, net of accumulated amortization, and are amortized using the straight-line method.

The Company assesses the impairment of long-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of long lived assets:

The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group, based on discounted cash flows. The Company did not have any impairments during the quarter ended June 30, 2023 and December 31, 2022.

Revenue recognition:

On January 1, 2020, the Company adopted FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) using the modified retrospective method applied to those contracts that were not completed as of January 1, 2020. Results for reporting periods beginning after January 1, 2020 are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historic accounting under ASC 605, Revenue Recognition. ASU 2014-09 outlines a single comprehensive method for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. There was no material impact as a result of the adoption of the standard.

The guidance outlines a five-step process for revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards, and requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Major provisions include determining which goods and

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization, business, and summary of significant accounting policies: (cont.)

serves are distinct and represent separate performance obligations, how variable consideration is recognized, whether revenue should be recognized at a point in time or over time and ensuring the time value of money is considered in the transaction price.

These contracts with customers typically consist of purchasing metalized foil, paper, and paperboard which represent single performance obligations that are satisfied upon transfer of control to the customer. Transfer of control and revenue recognition generally occur upon delivery, which is when title, ownership, and risk of loss pass to the customer and is based on the applicable shipping terms.

Freight and shipping revenue billed to customers concurrent with revenue producing activities is included within revenue and the cost for freight and shipping is recognized as an expense within cost of sales when control has transferred to the customer. Shipping and handling activities that occur after control of the related products is transferred are treated as a fulfillment activity rather than a promised service and therefore are not considered a performance obligation.

Advertising:

The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to $38,619 and $9,875 for the quarter ended June 30, 2023 and 2022, respectively.

Income taxes:

The Company, with the consent of its stockholders, elected to be treated as an “S” Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss, in general, is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no current provision for federal income tax in the accompanying consolidated financial statements.

The Company also elected to be treated as an “S” Corporation for New Jersey state income tax purposes. However, the State of New Jersey does impose a tax on “S” Corporation income at a reduced rate and, accordingly, a provision for such tax has been provided in the accompanying consolidated financial statements.

Foreign currency:

The functional currency of the Company’s foreign subsidiaries is its respective local currency. Accordingly, all assets and liabilities related to these operations are translated into U.S. dollars at the current exchange rates at the end of each period. Expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses are included in the results of operations and were not significant.

Basic and diluted earnings per share:

The basic earnings per common share is computed by dividing the earnings by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the earnings adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the six months ended June 30, 2023 and 2022, there were no potential dilutive securities. The following table sets forth the computation of basic and diluted net income per common share:

	Six months ended June 30,		Three months ended June 30,
	2023	2022	2023	2022
Net income (A)	$384,236	$908,622	$351,486	$622,680
Weighted-average basic shares outstanding (B)	10,375,460	10,302,126	10,375,460	10,302,126
Basic and diluted earnings per common share (A/B)	$0.04	$0.09	$0.03	$0.06

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Organization, business, and summary of significant accounting policies: (cont.)

Recent accounting policies:

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize the rights and obligations created by leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-11, Targeted Improvements, ASU No. 2018-10, Codification Improvements to Topic 842, and ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. As an emerging growth company, the new standard became effective for the Company January 1, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company adopted the new standard on January 1, 2022 using the modified retrospective transition approach as of the effective date of the initial application. The new standard provides a number of optional practical expedients in transition.

The Company elected the “package of practical expedients”, which permits entities not to reassess under the new lease standard prior conclusions about lease identification, lease classification and initial direct costs.

COVID-19:

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates. The COVID-19 pandemic has significantly impacted economic activity and markets throughout the world. The pandemic and the measures instituted by governmental authorities and associated responses to the COVID-19 pandemic could adversely impact our business in a number of ways, including workforce and supply chain disruptions; higher employee compensation costs; and local, regional, national or international economic slowdowns. The ultimate impact depends on the severity and duration of the pandemic and actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict. Any of these disruptions could adversely impact our business and results of operations.

The conflict in Ukraine:

Geopolitical issues around the world can impact macroeconomic conditions and could have a material adverse impact on our financial results. For instance, the ultimate impact of the conflict in Ukraine on fuel prices, inflation, the global supply chain and other macroeconomic conditions is unknown and could materially adversely affect global economic growth, disrupting discretionary spending habits and generally decreasing demand for our products and services. While we do not provide products to Russia, it is a significant global producer of fuel, nickel, and copper. Disruptions in the markets for those inputs could negatively impact the global and domestic economy. The extent and duration of this conflict, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial.

Note 2 — Inventories:

Inventories consist of the following:

	June 30, 2023	December 31, 2022
Raw materials	$6,379,430	$6,169,630
Work in process	31,147	54,719
Finished goods	709,050	746,577
	$7,119,627	$6,970,926

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3 — Equipment and improvements:

Equipment and improvements consisted of the following:

	Estimated Useful Lives	June 30, 2023	December 31, 2022
Machinery and equipment	1 – 12 years	$16,614,845	$16,441,842
Furniture and fixtures	1 – 5 years	1,362,689	1,362,689
Automobiles	5 years	127,357	127,357
Leasehold improvements	5 – 20 years	3,001,630	3,001,630
Construction in process		5,007,714	833,236
		26,114,235	21,766,754
Less: Accumulated depreciation and amortization		(16,509,263)	(15,994,178)
		$9,604,972	$5,772,576

Depreciation expense was $261,443 and $259,149 for the quarter ended June 30, 2023 and 2022.

Note 4 — Long-term debt:

Long-term debt consists of the following:

	June 30, 2023	December 31, 2022
Secured notes payable to third party maturing June 2023	—	2,483
Convertible note payable – Bridge financing	500,000	500,000
Unsecured note payable bearing 0% interest maturing January 2025	27,405	36,058
Secured notes payable to third party bearing interest at 4.75% maturing January 2028	3,193,781	746,780
Total notes payable	3,721,186	1,285,321
Less: Current portion of long-term debt	(1,106,834)	(637,158)
Total long-term debt	$2,614,352	$648,163

The Company received gross proceeds of $500,000 from the Bridge Financing, pursuant to the terms of a subscription agreement with Boustead Securities, LLC. The convertible notes mature on October 19, 2025 (unless earlier converted) and bear interest at a rate of 10% per annum. The convertible notes automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into shares of our common stock at a conversion price of $2.75 per share, representing a 55% discount to the initial public offering price per share in this offering (assuming an initial public offering price of $5.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus). The Company is using the net proceeds of the Bridge Financing to fund working capital and capital expenditure requirements leading up to the offering.

As of June 30, 2023, new equipment installed and placed in production for a with a secured loan from M&T Capital and Leasing Corporation for the sum of $3.4 million, with 60 months payment starting Feb 2023. This capital commitment entered into in July 2021, towards the Company’s acquisition of equipment under a capital expenditure facility.

Principal payments due on long-term debt for each of the years following June 30, 2023 are as follows:

2023	$815,663
2024	640,811
2025	679,137
2026	730,844
thereafter	854,731
$3,721,186

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 5 — Related party transactions

Related party debt consists of the following as of:

	June 30, 2023	December 31, 2022
Unsecured notes payable to shareholders bearing interest at 5.0% maturing December 2026	$2,914,716	$3,200,000
Unsecured notes payable to shareholders bearing interest at 6.5% maturing October 2042	1,005,193	1,015,900
Unsecured note payable to former owner of Achilles	202,259	202,259
Secured note payable to related party bearing interest at 6.5% maturing October 2025	12,049,507	12,138,393
Total related party debt	16,171,675	16,556,552
Less: current portion of related party debt	(1,023,658)	(1,023,657)
Total long-term related party debt	$15,148,017	$15,532,895

Principal payments due on long-term related party debt for each of the years following June 30, 2023 are as follows:

2023	$1,023,657
2024	867,275
2025	915,755
2026	966,991
thereafter	12,397,997
$16,171,675

The Company paid to related party consulting fees in the amount of $30,000 for the quarter ended June 30, 2023 and $30,000 for the year ended June 30, 2022. In addition, interest was paid to related parties of $503,590 for the quarter end June 30, 2023 and $512,189 for the quarter end June 30, 2022

Note 6 — Income taxes

Income tax expense consists of the following:

	June 30, 2023	December 31, 2022
Current – NJ	$14,280	$117,111

Note 7 — Employee benefit plans

The Company has adopted a 401(K) retirement plan for employees. Under the terms of the plan, employees are entitled to contribute up to fifteen percent of their total compensation. The company currently does not match employee contributions under this retirement plan.

Note 8 — Commitments

Operating lease right-of-use assets

The Company leases its office and warehouses, certain office and warehouse equipment, and vehicles under non-cancellable operating leases. The Company entered into a sublease agreement to lease office space from their main office location to a sub-tenant. The sub-tenant is responsible for 27% of the rent and related expenses. Rent expense, offset by the sublease income, under these non-cancellable leases was $68,773 and $66,705 for the quarter ended June 30, 2023 and 2022, respectively.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 8 — Commitments (cont.)

The tables below present information regarding the Company’s operating lease assets and liabilities at June 30, 2022 and December 31, 2022:

Schedule of Operating Lease Assets and Liabilities

	June 30, 2023	December 31, 2022
Assets
Operating lease – right-of-use asset – non-current	$4,245,981	$4,924,508

Liabilities
Operating lease liability	$4,245,982	$4,924,508
Weighted-average remaining lease term (years)	5	5
Weighted-average discount rate	5%	5%

Operating lease costs
Amortization of right-of-use operating lease asset	$339,264	$678,527
Lease liability expense in connection with obligation repayment	406,916	813,832
Total operating lease costs	$746,180	$1,492,359

Supplemental cash flow information related to operating leases was as follows:
Operating cash outflows from operating lease (obligation payment)		$1,492,359
Right-of-use asset obtained in exchange for new operating lease liability		$6,133,361

Future minimum lease payments required under leases that have initial or remaining non-cancellable lease terms in excess of one year at December 31, 2023:

Schedule of Future Minimum Lease Payments

2023	$584,996
2024	921,409
2025	946,217
2026	971,732
Remaining	1,586,034
Total undiscounted cash flows	5,010,388
Less: amount representing interest	(764,406)
Present value of operating lease liability	4,245,982
Less: current portion of operating lease liability	(945,404)
Long-term operating lease liability	$3,300,578

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Segments

Our chief operating decision maker (who is our Chief Executive Officer) reviews our financial information presented on an operating segment basis for purposes of allocating resources and evaluating our financial performance. Following the acquisition of Poland, the Company reorganized into two operating segments, a USA operating segment and a Poland operating segment. The Company has two reportable operating segments, which consist of USA and Poland. Segment revenue, income/(loss) from operations, other income/(expense) and income/(loss) before income tax provision are as follows:

	Three Months ended June 30,		Six Months ended June 30,
	2023	2022	2023	2022
Revenue:
USA	$6,920,792	$6,854,469	$12,013,000	$12,582,298
Poland	771,699	1,628,679	1,986,511	3,628,687
Consolidated revenue	7,692,491	8,483,148	13,999,511	16,210,985

Income from operations:
USA	870,003	914,309	1,271,474	1,383,209
Poland	(175,507)	(16,814)	(304,158)	87,506
Total operating income	694,496	897,495	967,316	1,470,715

Other income/(expense), net:
USA	(321,102)	(215,790)	(554,100	(433,990)
Poland	(7,628)	(49,417)	(14,700)	(94,162)
Total other income/(expense), net	(328,730)	(265,207)	(568,800)	(528,152)

Income/(loss) before income tax benefit:
USA	548,901	698,519	717,374	949,219
Poland	(183,135)	(66,231)	(318,858)	(6,656)
Income before income tax benefit	$365,766	$632,288	$398,516	$942,563

Long-lived asset:
USA	13,007,128	10,879,094	13.007,128	10,879,094
Poland	1,021,325	1,005,198	1,021,325	1,005,198
	$14,028,453	$11,884,292	$14,028,453	$11,884,292

Assets :
USA	24,260,198	20,976,853	24,260,198	20,976,853
Poland	3,435,305	2,697,035	3,435,305	3,435,305
	$27,695,503	$23,673,888	$27,695,503	$23,673,888

Depreciation and amortization was $226,229 and $226,913 for the Unifoil USA segment for the quarter ended June 30, 2023 and June 30, 2022, respectively. Depreciation and amortization was $35,214 and $32,236 for the Poland segment for the quarter ended June 30, 2023 and June 30, 2022, respectively.

Interest expense was $321,102 and $262,966 for the Unifoil USA segment for the quarter ended June 30, 2023 and 2022, respectively. Interest expense was $7,628 and $2,241 for the Poland segment for the quarter ended June 30, 2023 and 2022, respectively.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 9 — Segments (cont.)

There are no assets outside of USA and Poland. Net sales for geographic segments are generally based on the location of customers and sales through the Company’s manufacturing facilities in those geographic locations. The Company’s geographic sales are based on where products are shipped. Segment sales in Poland approximately $1.M and $1.4M for quarter ended June 30, 2023 and 2022, respectively. Segment sales in Germany approximately $245,000 and $400,000 for quarter ended June 30, 2023 and 2022, respectively. Sales in other countries were not significant.

Note 10 — Subsequent events

Management has evaluated events and transactions subsequent to the balance sheet date through the date of this report (the day the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Management has not identified any items requiring recognition or disclosure, except as follows:

On November 9, 2023, the Company issued 3,003,392 shares of our common stock upon the conversion of approximately $8.3 million of our existing debt owed to certain individuals at a conversion price of $2.75 per share.

Report of Independent Registered Public Accounting Firm

Stockholders and board of directors
Unifoil Holdings, Inc. and Subsidiary
Fairfield, New Jersey

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Unifoil Holdings, Inc. and Subsidiary (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Urish Popeck & Co., LLC

We have served as the Company’s auditor since 2022.

Pittsburgh, Pennsylvania

May 12, 2023

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2022 AND 2021

	DECEMBER 31,
	2022	2021
ASSETS
Current Assets
Cash	$1,912,473	$1,117,296
Accounts receivable, net	1,968,266	2,264,149
Inventories	6,970,926	6,283,111
Prepaid expenses and other receivables	1,047,111	227,375
Total Current Assets	11,898,776	9,891,931

Equipment and Improvements
Property and equipment, net of accumulated depreciation	5,772,576	6,220,359
Patents, net of accumulated amortization	37,875	44,850
Right-of-use asset	4,924,508	—
Other assets	143,112	190,771
Total Assets	$22,776,847	$16,347,911

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$3,688,626	$3,313,025
Line of credit	499,462	—
Current portion of right-of-use liability	945,404	—
Current portion of long-term debt	637,158	329,702
Current portion of notes payable – related parties	1,023,657	1,003,987
Total Current Liabilities	6,794,307	4,646,714

Long-Term Liabilities
Long-term debt	648,163	544,040
Right-of-use liability – net of current portion	3,979,104	—
Notes payable – related parties	15,532,895	16,094,484
Total Liabilities	26,954,469	21,285,238

Commitments and contingencies (Note 8)

Stockholders’ Deficit
Common stock, par value $0.001 per share: 100,000,000 and 20,000,000 shares authorized, as of December 31, 2022 and 2021, respectively; 10,302,126 shares issued and outstanding	10	10
Preferred stock, par value $0.001 per share: 10,000,000 shares authorized; 0 shares issued and outstanding;	—	—
Additional Paid-in Capital	8,623,175	8,623,175
Treasury Stock, at cost (41,600 shares at $.12)	(4,992)	(4,992)
Accumulated other comprehensive loss	(20,812)	(14,212)
Accumulated deficit	(12,775,003)	(13,541,308)
Total Stockholders’ Deficit	(4,177,622)	(4,937,327)
Total Liabilities and Stockholders’ Deficit	$22,776,847	$16,347,911

The accompanying notes are an integral part of these consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	YEAR ENDED DECEMBER 31,
	2022	2021
Sales	$30,216,998	$24,738,047

Cost of Sales
Direct manufacturing costs	18,667,239	14,763,541
Indirect manufacturing costs	6,809,961	5,436,022
Total cost of sales	25,477,200	20,199,563

Gross Profit	4,739,798	4,538,484
Operating Expenses
Selling, general, and administrative expenses	2,971,189	2,736,590
Total operating expenses	2,971,189	2,736,590

Operating Income	1,768,609	1,801,894
Other Income (Expense)
Interest expense	(885,193)	(880,209)
Total other income (expense)	(885,193)	(880,209)

Income before taxes	883,416	921,685
Income tax expense	117,111	168
Net Income	766,305	921,517
Other comprehensive loss – cumulative translation adjustment	(6,600)	(14,212)
Total comprehensive income	$759,705	$907,305
Basic and diluted earnings per share	$0.07	$0.09

The accompanying notes are an integral part of these consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Common Stock		Additional Paid-in Capital	Treasury Stock		Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount		Shares	Amount
Balance, December 31, 2020	10,343,726	$10	$8,623,175	(41,600)	$(4,992)	$(14,462,825)	$—	$(5,844,632)
Net income	—	—		—	—	921,517	—	921,517
Other comprehensive loss	—	—		—	—	—	(14,212)	(14,212)

Balance, December 31, 2021	10,343,726	10	$8,623,175	(41,600)	(4,992)	(13,541,308)	(14,212)	(4,937,327)
Net income	—	—		—	—	766,305	—	766,305
Other comprehensive loss	—	—		—	—	—	(6,600)	(6,600)

Balance, December 31, 2022	10,343,726	$10	$8,623,175	(41,600)	$(4,992)	$(12,775,003)	$(20,812)	$(4,177,622)

The accompanying notes are an integral part of these consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	YEAR ENDED DECEMBER 31,
	2022	2021
Cash Flows from Operating Activities
Net income	$759,705	$921,517
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,044,857	703,123
Gain on disposition of fixed assets	10,634	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	295,883	(581,075)
(Increase) decrease in inventory	(687,815)	(877,813)
(Increase) decrease in prepaid expenses and other receivables	(768,285)	2,055
(Increase) decrease in other assets	—	(82,259)
Increase (decrease) in accounts payable	375,602	1,222,085
Cash provided by operating activities	1,030,581	1,307,633

Cash Flows from Investing Activities
Acquisition of subsidiary, net of cash acquired	—	(3,607,734)
Cash paid for purchase of fixed assets	(597,925)	(1,246,892)
Cash used for investing activities	(597,925)	(4,854,626)

Cash Flows from Financing Activities
Proceeds of notes payable – related parties	—	3,924,494
Proceeds on long-term debt	634,062	664,680
Borrowings from line of credit	499,462	—
Payments on long-term debt	(222,445)	—
Payments of notes payable – related parties	(541,958)	(213,997)
Cash provided by financing activities	369,121	4,375,624
Effect of exchange rate changes on cash	(6,600)	(14,212)

Net increase in cash	795,177	814,419
Cash, beginning of year	1,117,296	302,877
Cash, end of year	$1,912,473	$1,117,296

SUPPLEMENTAL DISCLOSURE OF CASH FLOW DATA:

Cash paid for interest	$885,193	$880,209
Cash paid for taxes	$117,111	$168

The accompanying notes are an integral part of these consolidated financial statements

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies:

The accompanying consolidated financial statements reflect the accounts of Unifoil Holdings, Inc. and Subsidiary, a New Jersey corporation incorporated in 1980 and its Subsidiary (collectively, “Unifoil” or the “Company”). As used in these financial statements, the term “Subsidiary” refers to Unifoil Corporation (“USA”) and its wholly owned subsidiary Unifoil E.U. and its wholly owned subsidiary Unifoil Sp. zoo (“Poland”). Each entity is wholly-owned by Unifoil Holdings, Inc. The financial statements include all amounts of Unifoil Holdings, Inc. and Subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

The Company is primarily engaged in the manufacture and sale of metallized paper and paperboard products to a variety of customers in the packaging industry throughout the United States and worldwide.

Basis of presentation

The accompanying financial statements were prepared by the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include, among others, revenue recognition, recoverability of accounts receivable, and investments. Actual results could differ from those estimates.

Concentrations of credit risk

The Company’s customer base is dispersed across different geographic areas with generally short payment terms. The Company routinely assesses the financial strength of its customers. There are three (3) primary accounts, Company A with $10,584,000, Company B with $4,277,000, and Company C with $3,082,000, approximately, of sales for the year ended December 31, 2022, which represent approximately 59% of sales for the year ended December 31, 2022. There were three (3) primary accounts, Company A with $9,116,000, Company C with $4,895,000, and Company D with $1,920,000, approximately, of sales for the year ended December 31, 2021, which represent approximately 65% of sales for the year ended December 31, 2021.

Cash and cash equivalents

Cash includes demand deposits with banks or financial institutions. Cash equivalents include short-term, highly liquid investments with original maturities of 90 days or less. The Company did not have any cash equivalents at December 31, 2022 or 2021.

The Company maintains its cash balances with high credit quality financial institutions, which from time to time may be in excess of federally insured limits.

Fair value of financial instruments

The Company records its financial assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring financial instruments at fair value. This hierarchy requires the Company to use observable market data when available and to minimize the use of unobservable inputs when determining fair value. Financial instruments with readily available quoted prices in active markets generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies: (cont.)

Financial instruments measured and disclosed at fair value are classified and disclosed based on the observability of inputs used in the determination of fair value as follows:

Level 1:	Unadjusted, quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
Level 2:	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3:

Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Accounts receivable

The Company uses the reserve for bad debts method for valuing doubtful accounts receivable, which is based on historical experience, coupled with a review of the current status of existing receivables. The allowance for doubtful accounts amount to $38,707 as of December 31, 2022 and 2021.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in first-out (FIFO) method.

Equipment and improvements

Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of equipment and improvements are provided using the straight-line method over the estimated useful lives of the assets.

Operating Lease right-of-use assets

From time to time, the Company may enter into operating lease or sub-lease agreements, including our corporate headquarters. We account for leases in accordance with ASC Topic 842: Leases, which requires a lessee to utilize the right-of-use model and to record a right-of-use asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases are classified as either financing or operating, with classification affecting the pattern of expense recognition in the statement of operations. In addition, a lessor is required to classify leases as either sales-type, financing or operating. A lease will be treated as a sale if it transfers all of the risks and rewards, as well as control of the underlying asset, to the lessee. If risks and rewards are conveyed without the transfer of control, the lease is treated as financing. If the lessor does not convey risk and rewards or control, the lease is treated as operating. We determine if an arrangement is a lease, or contains a lease, at inception and record the lease in our financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessor.

Right-of-use assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments over the lease term. Lease right-of-use assets and liabilities at commencement are initially measured at the present value of lease payments over the lease term. We generally use our incremental borrowing rate based on the information available at commencement to determine the present value of lease payments except when an implicit interest rate is readily determinable. We determine our incremental borrowing rate based on market sources including relevant industry data.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies: (cont.)

We have elected to utilize the practical expedient to account for lease and non-lease components together as a single combined lease component, from both a lessee and lessor perspective with the exception of direct sales-type leases and production equipment classes embedded in supply agreements. From a lessor perspective, the timing and pattern of transfer are the same for the non-lease components and associated lease component and, the lease component, if accounted for separately, would be classified as an operating lease.

We have elected not to present short-term leases on the balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of our leases do not provide an implicit rate of return, we used our incremental borrowing rate based on the information available at lease commencement date in determining the present value of lease payments.

Our leases, where we are the lessee, do not include an option to extend the lease term. Our lease does not include an option to terminate the lease prior to the end of the agreed upon lease term. For purposes of calculating lease liabilities, lease term would include options to extend or terminate the lease when it is reasonably certain that we will exercise such options.

Lease expense for operating leases is recognized on a straight-line basis over the lease term as an operating expense, included as a component of general and administrative expenses, in the accompanying consolidated statements of operations.

Certain operating leases provide for annual increases to lease payments based on an index or rate, our lease has no stated increase, payments were fixed at lease inception. We calculate the present value of future lease payments based on the index or rate at the lease commencement date. Differences between the calculated lease payment and actual payment are expensed as incurred.

See Note 8.

Intangible assets

Finite-lived intangible assets, which includes patents, are recorded at fair value, net of accumulated amortization, and are amortized using the straight-line method.

The Company assesses the impairment of long-lived intangible assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Impairment of long lived assets

The Company evaluates property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset or an asset group to estimated undiscounted future net cash flows expected to be generated by the asset or asset group. If the carrying amount of an asset exceeds these estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group, based on discounted cash flows. The Company did not have any impairments during the years ended December 31, 2022 and 2021.

Revenue recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies: (cont.)

revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligation(s) in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligation(s) in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. ASC 606 outlines a single comprehensive method for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance.

The guidance outlines a five-step process for revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards, and also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Major provisions include determining which goods and serves are distinct and represent separate performance obligations, how variable consideration is recognized, whether revenue should be recognized at a point in time or over time and ensuring the time value of money is considered in the transaction price.

These contracts with customers typically consist of purchasing metalized foil, paper, and paperboard which represent single performance obligations that are satisfied upon transfer of control to the customer. Transfer of control and revenue recognition generally occur upon delivery, which is when title, ownership, and risk of loss pass to the customer and is based on the applicable shipping terms.

Freight and shipping revenue billed to customers concurrent with revenue producing activities is included within revenue and the cost for freight and shipping is recognized as an expense within cost of sales when control has transferred to the customer. Shipping and handling activities that occur after control of the related products is transferred are treated as a fulfillment activity rather than a promised service and therefore are not considered a performance obligation.

Advertising

The Company expenses the cost of advertising and promotions as incurred. Advertising costs charged to operations amounted to $59,995 and $51,941 for the years ended December 31, 2022 and 2021, respectively.

Income taxes

The Company, with the consent of its stockholders, elected to be treated as an “S” Corporation under the applicable sections of the Internal Revenue Code. Under these sections, corporate income or loss, in general, is allocated to the stockholders for inclusion in their personal income tax returns. Accordingly, there is no current provision for federal income tax in the accompanying consolidated financial statements.

The Company also elected to be treated as an “S” Corporation for New Jersey state income tax purposes. However, the State of New Jersey does impose a tax on “S” Corporation income at a reduced rate and, accordingly, a provision for such tax has been provided in the accompanying consolidated financial statements. The increase in taxes for 2022 is due to reporting a full year of taxes from the Poland facility for the sum of $30,982 and U.S. taxes for the sum of $86,129. New Jersey pass-through entity (PTE) estimated tax payments increased by $26,000, while 2021 taxes reported was $168 after receiving a refund from the state of New Jersey for the sum of $37,794.

Foreign currency

The functional currency of the Company’s foreign subsidiaries is its respective local currency. Accordingly, all assets and liabilities related to these operations are translated into U.S. dollars at the current exchange rates at the end of each period. Expenses are translated at average exchange rates in effect during the period. Foreign currency transaction gains and losses are included in the results of operations and were not significant.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies: (cont.)

Basic and diluted earnings per share

The basic earnings per common share is computed by dividing the earnings by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing the earnings adjusted on an “as if converted” basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For the years ended December 31, 2022 and 2021, there were no potential dilutive securities. The following table sets forth the computation of basic and diluted net income per common share:

	Year Ended December 31,
	2022	2021
Net income (A)	$759,705	$921,517
Weighted-average basic shares outstanding (B)	10,302,126	10,302,126
Basic and diluted earnings per common share (A/B)	$0.07	$0.09

Recent accounting policies:

In February 2016, the FASB established Topic 842, Leases, by issuing ASU No. 2016-02, which requires lessees to recognize the rights and obligations created by leases on the balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-11, Targeted Improvements, ASU No. 2018-10, Codification Improvements to Topic 842, and ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842. The new standard establishes a right-of-use model (ROU) that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. As an emerging growth company, the new standard became effective for the Company January 1, 2022. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. The Company adopted the new standard on January 1, 2022 using the modified retrospective transition approach as of the effective date of the initial application. The new standard provides a number of optional practical expedients in transition.

The Company elected the “package of practical expedients”, which permits entities not to reassess under the new lease standard prior conclusions about lease identification, lease classification and initial direct costs.

COVID-19

Our business and supply chain may be adversely affected by instability, disruption or destruction in a geographic region in which it operates. The COVID-19 pandemic has significantly impacted economic activity and markets throughout the world. The pandemic and the measures instituted by governmental authorities and associated responses to the COVID-19 pandemic could adversely impact our business in a number of ways, including workforce and supply chain disruptions; higher employee compensation costs; and local, regional, national or international economic slowdowns. The ultimate impact depends on the severity and duration of the pandemic and actions taken by governmental authorities and other third parties in response, each of which is uncertain, rapidly changing and difficult to predict. Any of these disruptions could adversely impact our business and results of operations.

The conflict in Ukraine

Geopolitical issues around the world can impact macroeconomic conditions and could have a material adverse impact on our financial results. For instance, the ultimate impact of the conflict in Ukraine on fuel prices, inflation, the global supply chain and other macroeconomic conditions is unknown and could materially adversely affect global economic growth, disrupting discretionary spending habits and generally decreasing demand for our products and services. While the Company does not provide products to Russia, it is a significant global producer of fuel, nickel,

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 1 — Organization, business and summary of significant accounting policies: (cont.)

and copper. Disruptions in the markets for those inputs could negatively impact the global and domestic economy. The extent and duration of this conflict, sanctions and resulting market and supply chain disruptions are highly unpredictable but could be substantial.

Note 2 — Inventories

Inventories at December 31, consist of the following:

	2022	2021
Raw materials	$6,169,630	$5,584,545
Work in process	54,719	77,533
Finished goods	746,577	621,033
	$6,970,926	$6,283,111

Note 3 — Equipment and improvements

At December 31, equipment and improvements consisted of the following:

	Estimated Useful Lives	2022	2021
Machinery and equipment	1 – 12 years	$16,441,842	$16,404,612
Furniture and fixtures	1 – 5 years	1,362,689	1,176,514
Automobiles	5 years	127,357	150,040
Leasehold improvements	5 – 20 years	3,001,630	2,892,765
Construction in process		833,236	761,848
		21,766,754	21,385,779
Less: Accumulated depreciation and amortization		(15,994,178)	(15,165,420)
		$5,772,576	$6,220,359

Depreciation expense was 1,025,289 and $703,123 for the years ended December 31, 2022 and 2021. During 2022, Poland sold assets which resulted as a gain on disposal of $10,634 reported in “Selling, general, and administrative expense.”

Note 4 — Long-term debt

Long-term debt consists of the following as of December 31:

	2022	2021
Secured note payable to third party bearing interest at 3.64% maturing February 2024	$—	$201,498
Secured note payable to third party maturing March 2023	2,483	7,564
Secured Loan Facility financing with a third party bearing interest at 7.39% and 4.75% for 2022 and 2021 maturing January 2028	746,780	664,680
Convertible note payable – Bridge financing	500,000	—
Unsecured note payable bearing 0% interest maturing January 2025	36,058	—
Total long-term debt	1,285,321	873,742
Less: Current portion of long-term debt	(637,158)	(329,702)
Total long-term debt	$648,163	$544,040

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 4 — Long-term debt (cont.)

The Company received gross proceeds of $500,000 from the Bridge Financing, pursuant to the terms of a subscription agreement with Boustead Securities, LLC. The convertible notes mature on October 19, 2025 (unless earlier converted) and bear interest at a rate of 10% per annum. The convertible notes automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into shares of our common stock at a conversion price of $2.75 per share. The Company is using the net proceeds of the Bridge Financing to fund working capital and capital expenditure requirements leading up to the offering.

On September 27, 2021, the Company entered into an equipment financing facility (the “Loan Facility”) with M&T Capital and Leasing Corporation (f/k/a People’s Capital and Leasing Corp.) (“M&T Bank”) pursuant to the terms of, among other documents, a Schedule to a Master Loan and Security Agreement. The Loan Facility provided the Company with an aggregate of $3,434,150 to purchase certain equipment and is secured by such equipment. On May 31, 2022, the Company entered into a commencement letter with M&T Bank (the “Commencement Letter”) in order to lock-in an annual interest rate of 7.39% for the Loan Facility.

Payments on the Loan Facility are to be made in three installments. The first installment of $664,680 was made on October 20, 2021, with an additional disbursement of $82,100 in 2022. As of the years ended December 31, 2022 and 2021, this first installment and additional disbursement are recorded as a component of Property and equipment and the current and long-term portion of long-term debt in the Company’s consolidated balance sheet. The second installment of $2,355,030 was made upon the receipt of the equipment by the Company in May of 2023. The third and final installment will be made when the equipment is placed into service, which is expected to occur in July of 2023.

The Company capitalized interest related to the Loan Facility in the amounts of $161,583 and $2,576 for the years ended December 31, 2022 and 2021, respectively. For the three-month periods ended March 31, 2023 and 2022, the Company capitalized interest in the amounts of $63,154 and $7,478, respectively. Pursuant to the terms of the Commencement Letter, the Company paid eight (8) monthly interest only payments of $21,149 from June 2022 through January 2023, and the remainder of the Loan Facility is payable in sixty (60) monthly installments of $68,634, which monthly payments commenced in February 2023.

Principal payments due on long-term debt for each of the years following December 31, 2022 are as follows:

2023	$637,158
2024	141,691
2025	128,780
2026	134,897
thereafter	242,795
$1,285,321

Note 5 — Related party transactions

Related party debt consists of the following as of December 31:

	2022	2021
Unsecured notes payable to shareholders bearing interest at 5.0% maturing December 2026	$3,200,000	$3,200,000
Unsecured notes payable to shareholders bearing interest at 6.5% maturing October 2042	1,015,900	1,040,448
Unsecured note payable to former owner of Achilles	202,259	515,849
Secured note payable to related party bearing interest at 6.5% maturing October 2025	12,138,393	12,342,174
Total related party debt	16,556,552	17,098,471
Less: current portion of related party debt	(1,023,657)	(1,003,987)
Total long-term related party debt	$15,532,895	$16,094,484

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 5 — Related party transactions (cont.)

Principal payments due on long-term related party debt for each of the years following December 31, 2022 are as follows:

2023	$1,023,657
2024	867,275
2025	915,755
2026	966,991
thereafter	12,782,874
$16,556,552

The Company paid to related party consulting fees in the amount of $60,000 and $60,000 for the years ended December 31, 2022 and 2021, respectively. In addition, interest was paid to related parties of $1,024,378 and $809,032, respectively.

Note 6 — Income taxes

Income tax expense consists of the following:

	2022	2021
Current – NJ	$117,111	$168

Note 7 — Employee benefit plans

The Company has adopted a 401(K) retirement plan for employees. Under the terms of the plan, employees are entitled to contribute up to fifteen percent of their total compensation. The company currently does not match employee contributions under this retirement plan.

Note 8 — Commitments

Operating lease right-of-use assets

The Company leases its office and warehouses, certain office and warehouse equipment, and vehicles under non-cancellable operating leases. The Company entered into a sublease agreement to lease office space from their main office location to a sub-tenant. The sub-tenant is responsible for 27% of the rent and related expenses. Rent expense, offset by the sublease income, under these non-cancellable leases was $1,124,191 and $1,074,398 for the years ended December 31, 2022 and 2021, respectively.

At December 31, 2022, the Company has no financing leases as defined in ASC 842, “Leases.”

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 8 — Commitments (cont.)

The tables below present information regarding the Company’s operating lease assets and liabilities at December 31, 2022:

Schedule of Operating Lease Assets and Liabilities

December 31, 2022
Assets
Operating lease – right-of-use asset – non-current	$4,924,508

Liabilities
Operating lease liability	$4,924,508
Weighted-average remaining lease term (years)	5
Weighted-average discount rate	5%

Operating lease costs
Amortization of right-of-use operating lease asset	$271,373
Lease liability expense in connection with obligation repayment	921,506
Total operating lease costs	$1,192,879
Supplemental cash flow information related to operating leases was as follows:
Operating cash outflows from operating lease (obligation payment)	$1,192,879
Right-of-use asset obtained in exchange for new operating lease liability	$5,846,014

Future minimum lease payments required under leases that have initial or remaining non-cancellable lease terms in excess of one year at December 31, 2022:

Schedule of Future Minimum Lease Payments

2023	$1,169,932
2024	921,409
2025	946,217
2026	971,732
Remaining	1,679,625
Total undiscounted cash flows	5,688,914
Less: amount representing interest	(764,406)
Present value of operating lease liability	4,924,508
Less: current portion of operating lease liability	945,404
Long-term operating lease liability	$3,979,104

Note 9 — Fair value measurement

The following methods and assumptions were used to estimate fair value of each class of financial instruments for which it is practicable to estimate notes payable.

The fair values of each of the Company’s debt instruments are based on quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments of the same remaining maturities. The fair value of notes payable is based primarily on the present value of the remaining payments discounted at the borrowing cost. The carrying value of outstanding amounts related to supply chain financing agreements approximates the fair value due to their short-term maturity (less than one year).

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 9 — Fair value measurement (cont.)

		December 31, 2022		December 31, 2021
	Fair value Hierarchy	Carrying value (a)	Estimated Fair Value	Carrying value (a)	Estimated Fair Value
Secured note payable – related party bearing interest at 3.5% maturing in October 2025	Level II	$12,138,393	$11,610,467	$12,342,174	$11,790,811
Unsecured notes payable to shareholders bearing interest at 5.0% maturing December 2026	Level II	3,200,000	3,049,711	3,200,000	3,050,859
Unsecured notes payable to shareholders bearing interest at 6.5% maturing October 2042	Level II	1,015,900	979,764	1,040,447	1,001,385
Long-term debt:
Secured note payable to third party bearing interest at 3.64% maturing February 2024	Level II	—	—	201,498	201,498
Secured note payable to third party maturing March 2023	Level II	2,484	2,484	7,565	7,565
Secured Loan Facility financing with a third party bearing interest at 4.75% maturing January 2028	Level II	746,780	707,350	664,680	629,608
Convertible note payable – Bridge financing	Level II	500,000	500,000	—	—
Unsecured note payable to former owner of Achilles	Level II	202,259	202,259	515,849	515,849
Unsecured note payable to third party bearing 0% interest maturing in January 2025	Level II	36,058	36,058	—	—
Total		$17,841,874	$17,088,093	$17,972,213	$17,197,575

____________

(a)      Amounts are net of unamortized deferred financing costs and discounts/premiums.

The fair value estimates related to the Company’s debt instruments presented above are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Note 10 — Acquisition of Achilles Polska SP.z.o.o

On July 23, 2021, the Company closed on the acquisition of Achilles Polska Sp. z.o.o, subsequently renamed Unifoil Sp. z.o.o. (“Poland”). Poland was purchased through our wholly-owned subsidiary Unifoil E.U., LLC. Poland is a Polish-based laminating and packaging company serving the European market.

The acquisition was accounted for under the acquisition method of accounting and the operating results of Poland have been included in our consolidated financial statements as of the closing date of the acquisition. Under the acquisition method of accounting, the aggregate amount of consideration paid by the Company was allocated to Poland assets and liabilities based on their estimated fair values as of the acquisition closing date.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 10 — Acquisition of Achilles Polska SP.z.o.o (cont.)

The purchase price was allocated to the assets and liabilities of Poland as follows:

As of July 23, 2021
Cash	$695
Accounts receivable	523,002
Inventory	489,319
Prepaid expenses	12,743
Other current assets	38,609
Property and equipment	4,238,400
Total assets acquired	5,302,768

Accounts payable and accrued expenses	803,088
Payable to former owner	515,850
Current portion long term debt	8,234
Long term debt	367,862
Total liabilities assumed	1,695,034

Total purchase price	$3,607,734

During the year ended December 31, 2021, sales of $2,043,397 and a net loss of $223,677 related to Poland was included in the consolidated statement of operations of the Company.

The following unaudited pro forma information presents our consolidated results of operations as if Poland had been included in our consolidated results since January 1, 2021:

	For the Years Ended December 31, (Unaudited)
	2022	2021
Sales	$30,216,998	$28,135,240
Net income	766,305	976,212
Weighted common shares outstanding	10,302,126	10,302,126
Earnings per share	$0.07	$0.09

The unaudited pro forma financial information is presented for informational purposes only, and may not necessarily reflect the Company’s future results of operations or what the results of operations would have been had the Company owned and operated Poland as of January 1, 2021.

Net income for 2021 includes income of $54,695 related to Poland for the period January 1, 2021 through July 23, 2021, the date of acquisition. The results of Poland for the year ended December 31, 2022 are already included in the Company’s consolidated sales and net income presented above.

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 11 — Direct and Indirect manufacturing costs

At December 31, direct and indirect manufacturing costs consisted of the following:

	2022	2021
Direct manufacturing costs:
Freight	613,746	492,234
Labor	1,122,442	992,866
Materials	16,931,051	13,278,441
	$18,667,239	$14,763,541

Indirect manufacturing costs:
Salaries, wages, and employee benefits	$1,722,644	850,586
Freight	1,480,468	1,417,346

Rent, utilities, insurance, and other	1,563,194	1,382,360
Packing supplies	600,886	415,437
Repairs and maintenance	432,560	900,416

Depreciation and amortization	1,010,209	469,877
	$6,809,961	$5,436,022

Note 12 — Selling, general, and administrative expenses

At December 31, selling, general, and administrative expenses consisted of the following:

	2022	2021
Salaries, wages, and employee benefits	$1,852,506	$1,444,836
Office expenses	536,412	681,362
Travel and entertainment	112,999	56,530
Advertising and promotion	62,985	51,941
Computer expense	113,753	96,143
Accounting, legal, and professional consulting fees	114,783	109,323
Rent	152,887	63,209
Depreciation and amortization	24,864	233,246
	$2,971,189	$2,736,590

Note 13 — Segments

Our chief operating decision maker (who is our Chief Executive Officer) reviews our financial information presented on an operating segment basis for purposes of allocating resources and evaluating our financial performance. Following the acquisition of Poland, the Company reorganized into two operating segments, a USA operating segment

UNIFOIL HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2022 AND 2021

Note 13 — Segments (cont.)

and a Poland operating segment. The Company has two reportable operating segments, which consist of USA and Poland. Segment sales, income/(loss) from operations, other income/(expense) and income/(loss) before income tax provision are as follows:

	Year ended December 31,
	2022	2021
Sales:
USA	$24,693,151	$22,707,635
Poland	5,523,847	2,030,412
Consolidated sales	30,216,998	24,738,047

Income from operations:
USA	2,322,294	2,232,627
Poland	(553,685)	(430,733)
Total operating income/(loss)	1,768,609	1,801,894

Other income/(expense), net:
USA	(871,974)	(877,821)
Poland	(13,219)	(2,388)
Total other income/(expense), net	(885,193)	(880,209)

Income/(loss) before income tax benefit:
USA	1,364,192	1,145,362
Poland	(604,487)	(223,677)
Income/(loss) before income tax benefit	759,705	921,685

Long-lived assets:
USA	9,957,252	5,391,790
Poland	920,819	1,064,190
	$10,878,071	$6,455,980
Assets:
USA	17,138,088	11,290,283
Poland	5,638,759	5,057,628
	$22,776,847	$16,347,911

Depreciation and amortization was $1,035,073 and $427,662 for the Unifoil USA segment for the years ended December 31, 2022 and 2021, respectively. Depreciation and amortization was $127,421 and $275,461 for the Poland segment for the years ended December 31, 2022 and 2021, respectively.

Interest expense was $871,974 and $877,821 for the Unifoil USA segment for the years ended December 31, 2022 and 2021, respectively. Interest expense was $13,220 and $2,388 for the Poland segment for the years ended December 31, 2022 and 2021, respectively.

Long-lived assets are recognized at their historical cost less accumulated depreciation, amortization and less any impairment. Long-lived assets were $9,957,252 and $5,391,790 for the Unifoil USA segment and $920,819 and $1,064,190 for the Poland segment for the year ended December 31, 2022, and the year ended December 31, 2021, respectively.

There are no assets outside of USA and Poland. Net sales for geographic segments are generally based on the location of customers and sales through the Company’s manufacturing facilities in those geographic locations. The Company’s geographic sales are based on where products are shipped. Segment sales in Poland amounted to $2,961,728 and $1,488,888 in 2022 and 2021, respectively. Segment sales in Germany amounted to $2,215,611 and $416,464 in 2022 and 2021, respectively. Sales in other countries were not significant.

Note 14 — Subsequent events

Management has evaluated events and transactions subsequent to the balance sheet date through the date of this report (the day the financial statements were available to be issued) for potential recognition or disclosure in the financial statements. Management has not identified any items requiring recognition or disclosure.

3,000,000 Shares of Common Stock

Unifoil Holdings, Inc.

_________________________

Preliminary Prospectus

_________________________

________, 2023

Boustead Securities, LLC	Sutter Securities, Inc.

Through and including            , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Preliminary Resale Prospectus	Subject to Completion, dated November 9, 2023

215,154 Shares of Common Stock

Unifoil Holdings, Inc.

Common Stock offered by Selling Shareholders

This prospectus relates to the offer and resale of up to 215,154 shares of our common stock, par value $0.001 per share, by the sellers listed under “Selling Shareholders”, collectively referred to as the “Selling Shareholders”.

From September 2022 to December 2022, we received gross proceeds of $500,000 from a private placement of convertible promissory notes pursuant to the terms of a subscription agreement with seven accredited investors. Upon the effectiveness of the registration statement of which this prospectus forms a part, the convertible promissory notes will automatically convert into common stock at a conversion price of $2.75 per share. The selling shareholders have represented to us that they will not offer or sell their shares prior to the closing of the initial public offering of 3,000,000 shares of our common stock. We currently expect the initial public offering price will be between $4.00 and $6.00 per share. This resale offering by the Selling Shareholders pursuant to this prospectus is conditioned on consummation of the initial public offering. Sales of these shares, or the potential of such sales, may have an adverse effect on the market price of the shares offered hereby.

Prior to the initial public offering, no public market has existed for our common stock. We have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the initial public offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate the initial public offering and will terminate the offering.

The shares of common stock may be offered by the Selling Shareholders in negotiated transactions, at either prevailing market prices or negotiated prices. The Selling Shareholders in their discretion may also offer the shares of common stock from time to time in ordinary brokerage transactions or if we are successful in our application to NYSE American, in the NYSE American marketplace or otherwise. The Selling Shareholders can offer all, some or none of their shares of common stock, thus we have no way of determining the number of shares of common stock they will hold after this offering. See our discussion in the “Plan of Distribution” section of this prospectus.

The Selling Shareholders and any brokers executing selling orders on behalf of the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and commissions received by a broker executing selling orders may be deemed to be underwriting commissions under the Securities Act.

These are speculative securities. See “Risk Factors” beginning on page 13 for the factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus __________, 2023.

Summary of the Offering

Securities being offered by the Selling Shareholders:	215,154 shares
Plan of Distribution:

The shares of common stock may be offered by the Selling Shareholders in negotiated transactions, at either prevailing market prices or negotiated prices. The Selling Shareholders in their discretion may also offer the shares of common stock from time to time in ordinary brokerage transactions, or if we are successful in our application to NYSE American, in the NYSE American marketplace or otherwise. The Selling Shareholders can offer all, some or none of their shares of common stock, thus we have no way of determining the number of shares of common stock they will hold after this offering. See our discussion in the “Selling Shareholders Plan of Distribution” section of this prospectus.

Risk factors:

Investing in our shares of common stock involves a high degree of risk and purchasers of our common stock may lose their entire investment. See “Risk Factors” and the other information included and incorporated by reference into this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our shares.

Proposed NYSE American symbol:

We have applied to list our shares of common stock for trading on the NYSE American under the symbol “UNFL.” This listing is a condition to the offering. No assurance can be given that our application will be approved and that our common stock will ever be listed on the NYSE American. If our listing application is not approved by the NYSE American, we will not be able to consummate the offering and will terminate this offering.

Alt-1

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders pursuant to this prospectus. The Selling Shareholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the shares of common stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of common stock covered by this prospectus and any prospectus supplement.

Alt-2

SELLING SHAREHOLDERS

This prospectus relates to the offer and resale of up to 215,154 shares of our common stock, consisting of (i) 181,820 shares issued to the investors in our bridge financing pursuant to their respective convertible promissory notes (the “Convertible Notes”) and (ii) 33,334 shares issued to Mitchell Silberberg & Knupp LLP, our legal counsel, which shares were issued as partial consideration for legal services provided to us in connection with this offering. We are registering the shares in accordance with the terms of the Convertible Notes, in order to permit the Selling Shareholders to offer the shares for resale from time to time.

The table below lists the Selling Shareholders and other information regarding the “beneficial ownership” of the shares of common stock by the Selling Shareholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of our common stock as to which the Selling Shareholders have sole or shared voting power or investment power and any shares of our common stock the Selling Shareholders have the right to acquire within 60 days.

Each Selling Shareholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The first column indicates the number of shares of common stock beneficially owned by the Selling Shareholders, based on their ownership as of November 9, 2023. The second column lists the shares of common stock being offered by this prospectus by the Selling Shareholders.

The Selling Shareholders can offer all, some or none of their shares of common stock, thus the number of shares of common stock they will hold after this offering is indeterminate. However, the third and fourth columns assume that the Selling Shareholders will sell all shares of common stock covered by this prospectus. See “Plan of Distribution.”

	Beneficial Ownership Before the Selling Shareholders Offering	Number of Shares Being Offered(1)	Beneficial Ownership After the Selling Shareholders Offering(2)	Percentage of Ownership After the Selling Shareholders Offering
Bridge Financing investors
Joseph Funicelli(3)	1,761,361	18,182	1,743,179	10.7%
Mark Olivier(4)	9,091	9,091	—	—
Oleta Investments, LLC(5)	36,364	36,364	—	—
Varkes Churukian(6)	9,091	9,091	—	—
BaseStones, Inc.(7)	54,546	54,546	—	—
Chris Etherington(8)	9,091	9,091	—	—
Eternal Horizon International Company Ltd.(9)	45,455	45,455	—	—
Mitchell Silberberg & Knupp LLP(10)	33,334	33,334	—	—
Total	1,958,333	215,154	1,743,179	10.7%

____________

*        Beneficial ownership of less than 1%.

(1)      Consists of up to 215,154 shares of our Common Stock to be sold by the Selling Shareholders.

(2)      Assumes all shares of common stock of the Selling Shareholders are sold.

(3)      Represents 18,182 shares of common stock issuable upon conversion of the convertible promissory note. Mr. Funicelli has served as the Company’s President and Chief Executive officer since November 2000 and a board member since January 2001. The principal business address of Joseph Funicelli is 12 Daniel Road East, Fairfield, New Jersey 07004.

(4)      Represents 9,091 shares of common stock issuable upon conversion of the convertible promissory note. The principal business address of Mark Olivier is 10822 Coronel Road, Santa Ana, CA 92705.

(5)      Represents 36,364 shares of common stock issuable upon conversion of the convertible promissory note, of which Chris Etherington has sole voting and dispositive control over. The principal business address of Oleta Investments, LLC is 318 N. Carson Street, Suite 208, Carson City, Nevada, 89701.

(6)      Represents 9,091 shares of common stock issuable upon conversion of the convertible promissory note. The principal business address of Varkes Churukian is 26664 Trillium Drive, Farmington Hills, MI 48331.

Alt-3

(7)      Represents 54,546 shares of common stock issuable upon conversion of the convertible promissory note, of which Mohammad Ansari has sole voting and dispositive control over such shares. The principal business address of BaseStones, Inc. is 1901 Avenue of the Stars, Suite 200, Los Angeles, CA 90067.

(8)      Represents 9,091 shares of common stock issuable upon conversion of the convertible promissory note. The principal business address of Chris Etherington is 318 N. Carson Street, Suite 208, Carson City, Nevada, 89701.

(9)      Represents 45,455 shares of common stock issuable upon conversion of the convertible promissory note, of which Jie Xu has sole voting and dispositive control over such shares. The principal business address of Eternal Horizon International Company Ltd. is 30 de Castro Street Wickams Cay PO Box 4518, Road Town Portola.

(10)    Represents 33,334 shares of common stock received as partial consideration for legal services provided to us in connection with this offering, of which Douglas Gold, Chief Operating Officer of Mitchell Silberberg & Knupp LLP, is deemed to hold voting and dispositive power with respect to such shares. The principal business address of Mitchell Silberberg & Knupp LLP is 437 Madison Ave., 25th Floor, New York, NY 10022.

Material Relationships with Selling Shareholders

Joseph Funicelli serves as the Company’s Chairman of the board of directors, President and Chief Executive Officer. Mitchell Silberberg & Knupp LLP is the Company’s legal counsel. Other than as set forth in this paragraph and in connection with the transactions described above, we have not had any material relationships with the Selling Shareholders in the last three years.

Alt-4

PLAN OF DISTRIBUTION

The selling shareholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any trading market, stock exchange or other trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling securities:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities covered hereby, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each selling shareholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. We will pay certain fees and expenses incurred by us incident to the registration of the securities.

Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under

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the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each selling shareholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling shareholders.

We intend to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and are informing the selling shareholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus has been passed upon for us by Mitchell Silberberg & Knupp LLP.

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215,154 Shares of Common Stock

Unifoil Holdings, Inc.

_________________________

Resale Prospectus

_________________________

________, 2023

You should not rely on the information contained in this resale prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this resale prospectus. This resale prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this resale prospectus is correct only as of the date of this resale prospectus, regardless of the time of delivery of this resale prospectus or the sale of these securities.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.     Other expenses of issuance and distribution

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, previously paid or still payable by us in connection with the sale of the common stock being registered.

SEC registration fee	$2,599.29
FINRA filing fee	4,038.05
NYSE American listing fee	60,000
Legal fees and expenses(1)	450,000
Accounting fees and expenses	368,500
Transfer agent fees and expenses	15,000
Miscellaneous fees and expenses	99,863
Total	$1,000,000.34

____________

(1)      A portion of which was paid to our legal counsel, Mitchell Silberberg & Knupp LLP, through the issuance of 73,334 shares of our common stock valued at $275,000.

Item 14.     Indemnification of directors and officers

The Nevada Revised Statutes (the “NRS”) provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

Section 78.7502 of the NRS provides that:

(1) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the NRS provides that:

(1) Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751 subsection 2; may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (c) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

(2) The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

(3) The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Article VI of our current bylaws provides that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company or for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust, or other enterprise shall be indemnified and held harmless to the fullest extent permissible by the NRS from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith, except any expense or payments incurred in connection with any claim or liability established to have arisen out of his own willful misconduct or gross negligence.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

See also the undertakings set out in response to Item 17 herein.

Item 15.     Recent Sales of Unregistered Securities.

From September 2022 to December 2022, we received gross proceeds of $500,000 from a private placement of convertible promissory notes (the “Bridge Financing”) pursuant to the terms of a subscription agreement with seven accredited investors. The convertible notes will mature on October 19, 2025 (unless earlier converted) and will bear interest at a rate of 10% per annum. The convertible notes will automatically convert (without any action on the part of the holders) upon the effectiveness of this offering into 181,820 shares of our common stock at a conversion price of $2.75 per share. The holders of our convertible notes will own approximately 1.1% of the outstanding shares of our common stock following this offering.

We used the net proceeds of the Bridge Financing to fund our continuing working capital and capital expenditure requirements leading up to this offering. Boustead Securities, LLC, the representative of the several underwriters of this offering, served as the lead placement agent for the Bridge Financing, and Sutter Securities, Inc., an underwriter in this offering, served as a placement agent for the Bridge Financing. Boustead received fees and reimbursement of expenses in an aggregate amount of $90,000 and warrants to purchase 12,728 shares of our common stock. Sutter Securities, Inc. received fees and reimbursement of expenses in an aggregate amount of $7,635.

The issuances in connection with the Bridge Financing were deemed to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), in reliance on Section 4(a)(2) of the Act as transactions by an issuer not involving a public offering. The recipients of securities in each such transaction in connection with the Bridge Financing represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the registrant or had access, through employment or other relationships, to such information.

Item 16.     Exhibits and Financial Statement Schedules.

Exhibit No.
1.1*	Form of Underwriting Agreement.
3.1*	Articles of Incorporation of Unifoil Holdings, Inc., a Nevada corporation.
3.2*	Bylaws of Unifoil Holdings, Inc., a Nevada corporation.
4.1#	Specimen Common Stock Certificate.
4.2*	Form of Convertible Note, dated September 2022.
4.3*	Form of Private Placement Warrant.
4.4*	Form of Representative’s Warrant.
5.1#	Opinion of Mitchell Silberberg & Knupp LLP.
10.1*	Collective Bargaining Agreement by and between Unifoil Holdings, Inc. and United Food and Commercial Workers Union/International Chemical Workers Union Council Local #195T dated November 21, 2018.
10.2*	Amended and Restated Promissory Note by and between Unifoil Holdings, Inc. and Raghunathan Sarma, dated November 14, 2022.
10.3*	Unsecured Promissory Note by and between Unifoil Holdings, Inc. and Raghunathan Sarma, dated September 4, 2019.
10.4*	Corrected Amended and Restated Consolidated ABL, Pension, Infusion and Rollover Balloon Promissory Note by and between Unifoil Holdings, Inc. and Raghunathan Sarma, dated October 1, 2020.
10.5*	Unsecured Promissory Note by and between Unifoil Holdings, Inc. and George Barenholtz dated September 4, 2019.
10.6*	Unsecured Promissory Note by and between Unifoil Holdings, Inc. and Joseph Funicelli dated September 4, 2019.
10.7*	Amended and Restated Promissory Note by and between Unifoil Holdings, Inc. and George Barenholtz dated January 1, 2023.
10.8*	Amended and Restated Promissory Note by and between Unifoil Holdings, Inc. and Joseph Funicelli dated January 1, 2023.
10.9+*	Unifoil Holdings, Inc. 2023 Equity Incentive Plan.
10.10+*	Employment Agreement dated January 10, 2023, between Unifoil Holdings, Inc. and Joseph Funicelli.
10.11+*	Employment Agreement dated January 1, 2023, between Unifoil Holdings, Inc. and James Bosco.
10.12+*	Consulting Agreement by and between Unifoil Holdings, Inc and Bar-Bar, Inc., dated February 1, 2023.
10.13*	Proxy Agreement dated November 2, 2022 between George Barenholtz and Raghunathan Sarma.
10.14*	Operating Agreement of Unifoil E.U., LLC dated June 3, 2021.
10.15*	Form of Subscription Agreement for Convertible Notes.
10.16*	Subordination Agreement by and between People’s Capital and Leasing Corp., Unifoil Corporation, Raghunathan Sarma, Joseph Funicelli and George Barenholtz, dated September 27, 2021.
10.17*	Security Agreement by and between Unifoil Corporation and Lincoln Partners Fund, LLC, dated October 1, 2020.

Exhibit No.
10.18*	Pledge Agreement by and between Unifoil Corporation, Unifoil Holdings, Inc., Lincoln Partners Fund, LLC, and Rabner, Baumgart, Ben-Asher & Nirenberg PC, dated October 1, 2020
10.19*	Form of Investor Rights and Lock-Up Agreement.
10.20†*	Memorandum of Agreement by and between Unifoil Corporation and PaperWorks Industries, Inc., dated October 1, 2019.
10.21*	Form of Sales Acknowledgment.
10.22*	Lease by and between Tamarisk Daniel Road, LLC and Unifoil Corporation, dated September 6, 2019.
10.23*	Commercial Lease Agreement by and between Azad International, Inc. and Unifoil Corporation, dated December 15, 2021.
10.24*	Lease Agreement by and between SKKW sp. z o.o. and Achilles Polska sp. z o.o., dated April 1, 2016.
10.25*	Annex No. 1 to the Lease Agreement by and between SKKW sp. z o.o. and Achilles Polska sp. z o.o., dated April 1, 2016, by and between SKKW SA and Achilles Polska sp. z o.o., dated January 8, 2019.
10.26*	Annex No. 2 to the Lease Agreement by and between SKKW sp. z o.o. and Achilles Polska sp. z o.o., dated April 1, 2016, by and between SKKW SA and Achilles Polska sp. z o.o., dated September 2, 2019.
10.27*	Annex No. 3 to the Lease Agreement by and between SKKW sp. z o.o. and Achilles Polska sp. z o.o., dated April 1, 2016, by and between SKKW SA and Achilles Polska sp. z o.o., dated January 29, 2020.
10.28*	Annex No. 4 to the Lease Agreement by and between SKKW sp. z o.o. and Achilles Polska sp. z o.o., dated April 1, 2016, by and between SKKW SA and Unifoil sp. z o.o., dated November 22, 2021.
10.29*	Agreement by and between Unifoil Corporation and People’s Capital and Leasing Corp., dated as of May 31, 2022.
10.30*	Form of Addendum to Convertible Note and Subscription Agreement.
10.31#	Form of Amended and Restated ABL Promissory Note, dated as of November 11, 2023.
10.32#

Form of Agreement for Cancellation of Debt in Exchange for Stock (Cancellation of EU Poland Debt), dated as of November 1, 2023, by and between Unifoil Corporation, Unifoil Holdings, Inc. and Raghunathan Sarma.

10.33#

Agreement for Cancellation of Debt in Exchange for Stock (Cancellation of 12 Daniel Debt), dated as of November 1, 2023, by and between Unifoil Corporation, Unifoil Holdings, Inc. and Raghunathan Sarma.

10.34#

Agreement for Cancellation of Debt in Exchange for Stock (Cancellation of EU Poland Debt), dated as of November 1, 2023, by and between Unifoil Corporation, Unifoil Holdings, Inc. and Joseph Funicelli.

10.35#

Agreement for Cancellation of Debt in Exchange for Stock (Cancellation of 12 Daniel Debt), dated as of November 1, 2023, by and between Unifoil Corporation, Unifoil Holdings, Inc. and Joseph Funicelli.

10.36#

Agreement for Cancellation of Debt in Exchange for Stock (Cancellation of EU Poland Debt), dated as of November 1, 2023, by and between Unifoil Corporation, Unifoil Holdings, Inc. and George Barenholtz.

14.1*	Code of Business Conduct and Ethics.
21.1*	List of Subsidiaries of the Unifoil Holdings, Inc.
23.1#	Consent of Urish Popeck & Co., LLC.
23.2#	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1).
24.1*	Power of Attorney.
99.1*	Consent of Director Nominee.
99.2*	Consent of Director Nominee.
99.3*	Consent of Director Nominee.
107*	Filing Fee Table.

____________

*        Previously filed.

**      To be filed by amendment.

#        Filed herewith.

+        Indicates management contract or compensatory plan or arrangement.

†        The schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

(b)    Financial statement exhibits.

No financial statement schedules are provided because the information called for is not required or is shown in the consolidated financial statements or related notes.

Item 17.     Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(7)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(8)    The undersigned Registrant hereby undertakes that:

(i)     For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairfield, New Jersey, on November 9, 2023.

UNIFOIL HOLDINGS, INC.
By:	/s/ Joseph Funicelli
Joseph Funicelli
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date
/s/ Joseph Funicelli	Chairman of the Board of Directors, President and Chief Executive Officer	November 9, 2023
Joseph Funicelli	(principal executive officer)
/s/ James Bosco	Chief Financial Officer	November 9, 2023
James Bosco	(principal financial and accounting officer)
*	Director	November 9, 2023
George Barenholtz
*	Director	November 9, 2023
Dennis Sabourin
* /s/ Joseph Funicelli	Attorney-in-Fact	November 9, 2023
Joseph Funicelli